UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Parsons Corporation
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Notice of 2020

Annual Meeting

of Stockholders

and Proxy Statement

April 21, 2020

Parsons Corporation

5875 Trinity Parkway #300

Centreville, Virginia 20120

To Our Fellow Shareholders:

We achieved many accomplishments and had an outstanding year in 2019. I was pleased with our business growth, margin expansion, the engagement of our employees, and the financial returns created for our ESOP and new shareholders following our IPO, in May.

Our transformation strategy is being executed on a daily basis, and our employees and incredible customers are the key elements that drive our success. Our IPO was a significant step in our company’s quest to invest in, develop, and implement disruptive technologies and business models that advance our Enhance ● Extend ● Transform strategy.

Successfully Executing Our Strategy

In 2019, we delivered record revenue and profitability, completed two significant acquisitions, and won large contracts in growing and enduring markets. We also achieved notable recognition for our corporate social responsibility initiatives and recently rebranded Parsons to highlight our company’s differentiators.

Both of our business segments—Federal Solutions and Critical Infrastructure—delivered strong financial performances, resulting in record revenue of $4 billion, net income attributable to Parsons of $121 million, a 32% increase in adjusted EBITDA, and a 130 basis point expansion in our adjusted EBITDA margin to a record 8.2%. We also leveraged our strong balance sheet for inorganic and organic investments to accelerate future growth.

The successful execution of our strategy drove these strong results. The pace of technology advancement in areas such as artificial intelligence and machine learning, cloud computing, systems, and the Internet of Things are shaping the marketplace and creating a wave of change, representing an opportunity for Parsons to enhance our existing business, extend our business into new markets, and transform our company’s role in supporting our customers’ vital missions. This transformation is already underway.

We have enhanced organic operations by focusing on higher-margin and growth markets, including cyber and intelligence, missile defense, space, and connected communities. Our disciplined approach to pursuing higher-margin software, hardware, services and integrated solutions, combined with our acquisition of companies with revenue growth and margins that exceed 10%, has contributed to our double-digit revenue growth and significant margin expansion.

Simultaneously, we extended into new markets, such as geospatial and signals intelligence, cloud computing, and small-satellite launch and integration, aided by the acquisitions of OGSystems (a leader in geospatial intelligence) and QRC Technologies (a leader in radiofrequency signals intelligence).

These accomplishments, coupled with our strategy to transform by building our technology and transactional revenue streams, will enable us to augment our services business with software and hardware technologies that are scalable and bring comprehensive solutions to new and existing customers. Through our OGSystems acquisition, we obtained the PeARL product suite, which provides high-resolution, combat-proven geospatial imagery to our defense and intelligence customers. Our QRC acquisition provided entrance into the signals intelligence software and hardware markets, which is enabling us to leverage our artificial intelligence capabilities to expand our customer base and deliver a total solution to our customers and to take lead positions on larger contracts than we or our acquired firms had in the past.

Our M&A strategy has broadened our revenue streams, provided differentiated technology, and contributed to increased win rates and our ability to prime larger contracts. Key 2019 contract awards that exemplify these characteristics include the following:

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Our largest single-award cyber contract to date, a $590 million award for new work on the Combatant Commands Cyber Mission Support contract. OGSystems and QRC both played key roles in acquiring this strategic contract.

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A $229 million award from the US Army Corps of Engineers to repair Bucholz Army Airfield. This is an example of the synergies that exist between our Federal Solutions and Critical Infrastructure segments.

•	A $147 million of expanded scope on our Ballistic Missile Defense System contracts with the Missile Defense Agency in areas including cyber, command and control, and targets and countermeasures.

Environmental, Social, and Governance Excellence

In addition to the mission-critical work we are performing for our customers, I am extremely proud of our contributions to delivering a better world. Our 75-year history has taught us that our organization and shareholders are best served by improving the economic, socio-cultural, and environmental practices within the communities we serve. We do this through our employee-driven Parsons Gives Back program and other efforts.

An example of what draws talent to Parsons is our community service, like our partnership with Bridges to Prosperity. During 2019, two groups of employees completed footbridges in South America and Africa that connect isolated communities with essential food, medical services, schools, and economic opportunities.

In addition, we received recognition for our safety, hiring, and integrity leadership. We were awarded the National Safety Council’s prestigious Robert W. Campbell Award. This international award honors one global company each year for excellence in the environmental, health, and safety management of business operations.

We were also recognized as one of the top employers in the United States for minority groups, women, and people with disabilities working in science, technology, engineering, and math. Finally, we received our 11th consecutive recognition as one of the Ethisphere Institute’s World’s Most Ethical Companies.

Looking Forward

As we look forward, I am encouraged about our future. We have a Federal Solutions portfolio aligned to the National Defense Strategy and a Critical Infrastructure portfolio that leverages our technology and operational expertise to transform cities, transportation systems, and other infrastructure to deliver a smarter, safer, and more sustainable future. We ended 2019 with a large and qualified pipeline, a healthy balance sheet to continue targeted organic and inorganic investments, and a disciplined business strategy focused on leveraging our business momentum to drive additional growth and margin expansion.

In closing, I want to thank our nearly 16,000 employees for their hard work and dedication. They are the foundation of our business, and their commitment to our customers’ missions and our core values is inspiring. We also are grateful for the continued loyalty of our customers and shareholders, and we look forward to a long and prosperous future together.

/s/ Charles H. Harrington

Charles H. Harrington

Chairman/CEO

NOTICE OF PARSON’S CORPORATION 2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), April 21, 2020

Place:

Hilton McLean Tysons Corner, located at 7920 Jones Branch Dr., McLean, Virginia 22102. The audio and visual aides from the annual meeting will also be simulcast via WebEx accessible via www.virtualshareholdermeeting.com/PSN2020. The Company reserves the right to cancel the in-person option and conduct the annual meeting exclusively via Internet.

Agenda:	1. The election of three director nominees named in the proxy statement;

2. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2020;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;

4. A non-binding, advisory vote on the frequency of future advisory votes to approve named executive compensation;

5. The approval of the Employee Stock Purchase Plan; and

6. The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 5 and EVERY YEAR for Proposal 4.

Record Date:	Only holders of record of the Company’s common stock on February 21, 2020 will be entitled to vote at the annual meeting.

Date of Distribution:	This proxy statement and the accompanying materials are being mailed to stockholders on or about March 10, 2020.

Proxy Voting:

Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.

On Behalf of the Board of Directors,

/s/ Michael R. Kolloway

Michael R. Kolloway

Chief Legal Officer and Secretary

March 10, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 21, 2020: This Notice of Annual Meeting and Proxy Statement and our 2020 Annual Report are available at www.parsons.com.

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PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended December 31, 2019 and the entire proxy statement carefully before voting.

Unless the context otherwise requires, (i) the terms “Parsons,” “the Company,” “we,” “us” and “our” refer to Parsons Corporation and its consolidated subsidiaries, (ii) “our Board” or “the Board” means the Board of Directors of the Company; (iii) “stockholder” means holders of our common stock; and (iv) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.

2020 Annual Meeting of Stockholders

Date and Time:	April 21, 2020 at 8:00 a.m. EDT

Place:	Hilton McLean Tysons Corner 7920 Jones Branch Dr. McLean, Virginia 22102

Record date:	February 21, 2020

Admission:

Annual meeting admission is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, and valid, government-issued identification. See “Important Information about Annual Meeting and Proxy Procedures” on page 73 for additional information.

Voting Matters and Board Recommendations

Stockholders are being asked to vote on the following matters at the 2020 Annual Meeting of Stockholders:

Proposal	Description	Board’s Voting Recommendation	Page Reference

No. 1	Election of three director nominees	FOR each nominee	6

No. 2	Ratification of appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered accounting firm for fiscal year 2020	FOR	64

No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis (“CD&A”) of the proxy statement	FOR	65

No. 4	A non-binding advisory vote on the frequency of future advisory votes to approve named executive compensation.	EVERY YEAR	66

No. 5	Approval of the Employee Stock Purchase Plan	FOR	67

How to Vote

Stockholders as of the record date may vote in person at the meeting or vote in advance by submitting a proxy by Internet, telephone, or mail as follows:

•	In person by attending the Annual Meeting and following the instructions provided in the Notice;

•	Via the Internet by following the instructions provided in the Notice;

•	If you request printed copies of the proxy materials by mail, by filling out the proxy card included with the materials; or

•	By calling the toll-free number found on the proxy card or the Notice

Company Performance and 2019 Highlights

As our first year as a public company, we are very proud of our accomplishments. These include:

•	Revenue increases 11% from fiscal year 2018 to $4 billion, a company record

•	Net income increased 46% from fiscal year 2018 to $121 million

•	Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased from fiscal year 2018 nearly 32% to $325 million, a company record

•	Adjusted EBITDA margin expanded 130 basis points to 8.2% from fiscal year 2018

•	Completed two significant Federal Solutions acquisitions; OGSystems and QRC Technologies

•	Won large contracts in growing and enduring markets

•	Achieved notable recognition for our corporate social responsibility initiatives (see Corporate Citizen Highlights on pages 4 and 5)

We calculate adjusted EBITDA as net income attributable to Parsons Corporation, adjusted to include net income attributable to noncontrolling interests and to exclude interest expense (net of interest income), provision for income taxes, depreciation and amortization and certain other items that we do not consider in our evaluation of ongoing operating performance. These other items include, among other things, impairment of goodwill, intangible and other assets, interest and other expenses recognized on litigation matters, amortization of deferred gain resulting from sale-leaseback transactions, expenses incurred in connection with acquisitions and other non-recurring transaction costs, equity-based compensation, and expenses related to our corporate restructuring initiatives. EBITDA and adjusted EBITDA are non-GAAP metrics, and we include a reconciliation of both EBITDA and adjusted EBITDA to net income for fiscal years 2018 and 2019 as Appendix A. It is an important component of our compensation programs described in this proxy statement.

Our Board of Directors

On November 11, 2019, Tamara Lundgren, a member of the Board of the Company, informed the Board that she will not seek re-election to the Board at its annual meeting in April 2020. Her decision is not due to any disagreement with the Company, the Board or the management of the Company, including with respect to any matter relating to the Company’s operations, policies or practices.

This year’s Board nominees include two current Class I directors—James F. McGovern and Harry T. McMahon—and Letitia A. Long. Each nominee is listed below along with the continuing directors, and you can find additional information under “Proposal 1: Election of Directors” beginning on page 5.

Corporate Governance Highlights

•	Eight of our current nine directors are independent and the Audit, Compensation, and Governance and Corporate Responsibility Committees are 100% independent.

•	Our Board of Directors reflects diversity in gender (two females), experience, and skills.

•	The Board undertakes an annual evaluation of its performance and each committee of the Board undertakes an annual evaluation of the committee’s performance and of the adequacy of its charter.

•	The Board of Directors holds regular executive sessions of non-management directors.

•	The Board of Directors conducts an annual discussion on management and level 2 leadership succession planning.

•	Our investor relations team and management regularly engage with current and potential investors.

•	Executive officer and director stock ownership guidelines.

Executive Compensation Highlights

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Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders.

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Our executive compensation programs and policies are intended to support the development of a strong executive team provided with appropriate incentives that support our business strategy and values, build and retain the team and address different risks associated with compensation. We strive to provide a total compensation package that fairly and equitably rewards our senior leadership as a team and as individuals, from each of whom we expect superior performance.

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We have designed our executive pay programs to reward executives for positive company performance and align their interests with those of our stockholders by having a significant portion of compensation composed of performance-based or “at-risk” compensation. We provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain objective financial metrics and specific business area objectives. We have structured our short-term incentive opportunities to focus on the achievement of specific annual financial objectives that will further our longer-term growth objectives. We use our long-term incentive compensation to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our employee beneficial stockholders.

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In designing and implementing our executive compensation programs, we follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards.

•	For more details on our compensation program, please see our discussion in the CD&A beginning on page 21.

Corporate Citizenship Highlights

We are committed to being a good corporate citizen with an Environmental, Social and Governance (“ESG”) ethos focused on our corporate quest to Deliver a Better World through disruptive technology solutions. We take great pride in building a diverse work environment, supporting lifelong employee learning, and contributing to charitable and community causes through our Parsons Gives Back Program. Our Parsons Gives Back efforts are employee driven and focused on wellness, veterans’ issues, local sustainability efforts and STEAM education and development. The Governance and Corporate Responsibility Committee of the Board oversees Parsons Corporation’s ESG efforts and receives regular reports from the Chief Corporate Affairs Officer.

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Participated in two pedestrian build projects with Bridges to Prosperity—all-female team to Rukarakara, Rwanda and a 10-member team to Miguelito, Bolivia. Collectively, these footbridges safely connect communities to vital services including education, healthcare, and food markets.

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We proudly support those actively serving our country, veterans of the armed forces, and military families. Parsons hosted the 13th Annual TAPS (Tragedy Assistance Program for Survivors) and to date, the event has raised more than $831,000 and sponsored Spookstock which supports the Special Operations Warrior Foundation.

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2019 recipient of the National Safety Councils’ prestigious Robert W. Campbell Award. The international award honors companies that achieve business excellence through the integration of environment, health, and safety (EHS) management as a key business value.

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Our 2019 Corporate Social Responsibility Report titled People, Planet Progress, transparently documents our ESG efforts categorized by our core values of Safety, Integrity, Sustainability, Innovation, Quality and Diversity

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We received our first Nunn-Perry award, recognizing outstanding achievement in the Department of Defense (DoD) Mentor-Protégé Program, for our mentor-protégé agreement with a woman-owned small business.

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Continued our founding sponsorship of the HireLAX Apprenticeship Readiness Program to prepare local Los Angeles residents for skilled craft labor careers to support the $1 billion capital improvement program at LAX. Launched in partnership with Los Angeles Trade Technical College, Los Angeles Southwest College, and the Los Angeles/Orange Counties Building and Construction Trades Council. This free program won the Construction Users Roundtable (CURT) Workforce Development Award in 2019 and has placed 137 participants in craft labor jobs.

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Awarded Ethisphere Institute’s one of the World’s Most Ethical Companies recognition 10 years running. The World’s Most Ethical Companies assessment is based upon the Ethisphere Institute’s Ethics Quotient® (EQ) framework, which offers a quantitative way to assess a company’s performance in an objective, consistent and standardized manner. Scores are generated in five key categories: ethics and compliance program, culture of ethics, corporate citizenship and responsibility, governance and leadership and reputation. 2019 Annual Top 50 Employers List in Minority Engineer Magazine

•	2019 Annual Top 50 Employers List in STEM Workforce Diversity Magazine (4 years)

•	Employer Support of the Guard and Reserve (ESGR) Recognition

•	Annual Top 50 Employer Minority Engineer Magazine (8 years)

•	Annual Top 50 Employers Woman Engineer Magazine (2 years)

•	Recognized as a Military Friendly® Employer by Victory Media, publisher of G.I. Jobs Magazine (4 years)

•	Recognized for our workforce diversity in Workforce Diversity for Engineering and IT Professionals Magazine

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

Our board of directors currently consists of nine members. In accordance with our certificate of incorporation, our board of directors are divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our current directors are divided among the three classes as follows:

•	the Class I directors are Tamara L. Lundgren, James F. McGovern and Harry T. McMahon, and their terms will expire at the annual meeting of stockholders;

•	the Class II directors are Mark K. Holdsworth, Steven F. Leer and M. Christian Mitchell, and their terms will expire at the annual meeting of stockholders to be held in 2021; and

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the Class III directors are Kenneth C. Dahlberg, Charles L. Harrington and Major General Suzanne M. Vautrinot, USAF (ret), and their terms will expire at the annual meeting of stockholders to be held in 2022.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Class I Election

The three nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board. Tamara L. Lundgren is resigning from the Board effective April 2020 and Letitia A. Long has been nominated to replace her.

Class I Nominees

To be elected in, a nominee must receive a plurality of the votes cast. The Nominating and Corporate Governance Committee and the Board believe that each Class I Nominee brings a strong and diverse set of skills and experiences to the Company, including significant government, public company, financial, and strategic experience, that strengthen our Board’s independent leadership and effectiveness with respect to our business and long-term strategy. The Class I Nominees are as follows:

Letitia A. Long Age: 61

Letitia A. Long will join our Board of Directors in 2020. Ms. Long has served on the Board of Directors of Raytheon Company since 2015 and will continue to serve until such time as the merger between Raytheon and UTC is finalized. She has served as Chair of the Public Policy and Corporate Responsibility Committee since 2017 She is currently a member of the Board of Directors of Noblis Inc., Qaudrint Inc. and Hyper Sat, LLC, and she previously served as a member of the Board of Directors or UrtheCast Corporation from 2015-2018, D-Wave Government Inc. from 2016-2019, and Sonatype, Inc. from 2017-2019. Ms. Long is Vice Rector of the Virginia Tech Board of Advisors, Chairman of the Board of the Intelligence & National Security Alliance, and a member of the Board of Directors of the United States Geospatial Intelligence Foundation. Ms. Long was the Deputy Director, Naval Intelligence for the Department of Defense from 2000-2003 and the Deputy Undersecretary of Defense Intelligence (Planning, Policy & Resources) from 2003-2006. She served as Deputy Director of the Defense Intelligence Agency from 2006-2010 and Director of the National Geospatial-Intelligence Agency from 2010-2014. Ms. Long received her Bachelor of Science degree in Electrical Engineering from Virginia Polytechnic Institute and Sate University and her Master of Science Degree in Mechanical Engineering from Catholic University of America.

James F. McGovern (Class I) Age: 73 Director Since: 2005 Committees: • Nominating and Corporate Governance • Executive

James F. McGovern joined our board of directors in 2005. Mr. McGovern also serves as Senior Managing Director of McGovern & Associates, and as the Chief Executive Officer and President of Dunhill Technologies, LLC. Previously, Mr. McGovern served as the President and Chief Operating Officer of Calpoint, LLC and President of Teledyne Brown Engineering, Inc. From 1986 to 1989, Mr. McGovern served as Under Secretary and Acting Secretary of the United States Air Force, and Mr. McGovern has also served as Chief of Staff of the Senate Committee on Armed Services. Mr. McGovern’s civilian career began as an attorney with the law firm of Dickstein, Shapiro, Morin & Oshinsky, LLP where he specialized in corporate finance, mergers and acquisitions. Mr. McGovern, in addition to serving on our board of directors, also has been an Independent Director of Ingram Micro Inc. since 2016. Mr. McGovern received a Bachelor of Science degree from the United States Naval Academy and a juris doctorate degree from Georgetown University School of Law. We believe Mr. McGovern is qualified to serve on our board of directors due to his substantial business, management and legal experience, as well as his leadership experience in the government sector.

Harry T. McMahon (Class I) Age: 66 Director Since: 2018 Committees: • Audit • Compensation

Harry T. McMahon joined our board of directors in 2018. Mr. McMahon previously served as Executive Vice Chairman of Bank of America Merrill Lynch from 2009 to 2015, co-head of Global Corporate Finance from 1998 to 2003 and Vice Chairman from 2003 to 2009. He currently serves as an independent director or trustee in both the for-profit and not-for-profit sectors, including the California Resources Corporation and Claremont McKenna College, where he was previously Chairman of the Board of Trustees for eight years. Mr. McMahon has acted as a Senior Advisor of G100 Companies, a consortium that provides advice and learning communities for CEOs. He earned a Bachelor of Arts degree and honorary doctorate from Claremont McKenna College and a Master of Business Administration from the University of Chicago Booth School of Business. We believe that Mr. McMahon is qualified to serve on our board of directors due to his substantial experience in the finance and banking sectors as well as his leadership and advisory experience.

The Board of Directors recommends a vote FOR each of the Class I nominees.

CONTINUING DIRECTORS

The five directors whose terms will continue after the annual meeting and will expire at the 2021 annual meeting (Class II) or the 2022 annual meeting (Class III) are listed below. Kenneth C. Dahlberg, who is currently a Class III director, has reached mandatory retirement age and is retiring from the board effective April 2020.

Charles L. Harrington (Class III) Age: 61 Director Since: 2008 Committees: • Executive

Charles L. Harrington was appointed our Chief Executive Officer in May 2008 and Chairman of our board of directors in November 2008. Mr. Harrington served as President of Parsons Corporation from 2009 to 2019. Before his appointment in 2006 as Executive Vice President, Chief Financial Officer and Treasurer of Parsons, Mr. Harrington was the founding President of one of our business units. Mr. Harrington also serves on the board of directors of AES Corporation and J.G. Boswell Company. Further, he serves on several non-profit boards of directors, including the California Science Center Foundation Board of Trustees and the California Polytechnic State University San Luis Obispo Foundation board of directors. Mr. Harrington received a Bachelor of Science in engineering from California Polytechnic State University and a Master of Business Administration from the University of California, Los Angeles (UCLA) Anderson School of Management. Mr. Harrington was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer, as well as his operations and finance industry experience.

Mark K. Holdsworth (Class II) Age: 54 Director Since: 2006 Committees: • Nomination and Corporate Governance • Executive

Mark K. Holdsworth joined our board of directors in 2006. Mr. Holdsworth is the Founder and Managing Partner of Holdsworth Group, LLC, which he founded in 2019. From 1999-2018, Mr. Holdsworth was a Co-Founder, Managing Partner and an Operating Partner of Tennenbaum Capital Partners, LLC (“TCP”), a Los Angeles-based private multi-strategy investment firm that was acquired by BlackRock, Inc. in August 2018, and was a Managing Director at BlackRock until April 2019. Additionally, Mr. Holdsworth is the Founder of Holdsworth & Co., LLC, a private family office. Mr. Holdsworth has almost 20 years of board experience and specializes in active management oversight, strategy, M&A activity and complex financings. He has also served as a board director or board chairperson of several public and private companies in a variety of industries. Mr. Holdsworth earned a Bachelor of Arts degree from Pomona College, a Bachelor of Science degree from the California Institute of Technology and a Master of Business Administration degree from Harvard Business School. We believe Mr. Holdsworth is qualified to serve on our board of directors due to his substantial business and corporate finance experience from key leadership positions in numerous public and private companies.

Steven F. Leer (Class II) Age: 67 Director Since: 2013 Committees: • Audit • Compensation

Steven F. Leer joined our board of directors in 2013. Mr. Leer is the former Chairman of the board of directors of Arch Coal, Inc., a position he held from 2006 to April 2014. Mr. Leer served as director of Arch Coal, Inc. and its predecessor company from 1992 to 2014 and as Chief Executive Officer from 1992 to 2012. In addition, he serves on the boards of directors of Norfolk Southern Corporation and Cenovus Energy Inc. and is a former regent of the University of the Pacific, a former trustee of Washington University in St. Louis and previously served on the board of directors of USG Corporation. Mr. Leer earned a Bachelor of Science degree from the University of the Pacific and a Master of Business Administration degree from Washington University’s Olin School of Business. We believe Mr. Leer is qualified to serve on our board of directors due to his management experience as an executive and director of various companies in the manufacturing, energy and transportation industries.

M. Christian Mitchell (Class II) Age: 65 Director Since: 2011 Committees: • Audit • Nominating and Corporate Governance • Executive

M. Christian Mitchell joined our board of directors in 2012. Mr. Mitchell was National Managing Partner of Deloitte & Touche LLP’s mortgage banking and finance practice from 2001 to 2003. Before his position as National Managing Partner, his roles within Deloitte included Regional Managing Partner for various practices. Mr. Mitchell currently serves as a director for Pacific Premier Bancorp, Inc., Stearns Holdings, LLC and Western Asset Mortgage Capital Corporation. In addition, since 2008 Mr. Mitchell has served as Vice Chairman of the board of directors of Marshall & Stevens. Mr. Mitchell also serves as Chairman Emeritus of the Pacific Southwest Chapter of the National Association of Corporate Directors (“NACD”) and has served on the national board of directors of NACD from 2017 to 2019, when his three-year term expired. Mr. Mitchell also serves on the board of Huntington Hospital. He is recognized by NACD as a Board Leadership Fellow and was named to the “100 Most Influential People in Corporate Governance” list by Directorship magazine in 2011 and 2012. Mr. Mitchell earned a Bachelor of Science degree in accounting, summa cum laude, from the University of Alabama. We believe Mr. Mitchell is qualified to serve on our board of directors due to his substantial business, finance and accounting experience from his leadership positions in numerous public and private companies.

Major General Suzanne M. “Zan” Vautrinot, USAF (ret) (Class III) Age: 60 Director Since: 2014 Committees: • Audit • Nominating and Corporate Governance

Major General Suzanne M. “Zan” Vautrinot, USAF (ret) joined our board of directors in 2014. Maj. Gen. Vautrinot is President of Kilovolt Consulting, Inc., a cybersecurity strategy and technology consulting firm, and has served as President since October 2013. She serves as a director on the boards of directors for CSX Corp., Ecolab Inc., the Battelle Memorial Institute, and Wells Fargo & Company. Ms. Vautrinot previously served on the board of Symantec Corporation. Before retiring in October 2013 after 31 years of service, she was a Major General in the United States Air Force and served as Commander, 24th Air Force, Air Forces Cyber and Air Force Network Operations. Ms. Vautrinot earned a Bachelor of Science degree from the United States Air Force Academy, a Master of Science degree from the University of Southern California and a Master of Science degree from the Air University Air Command and Staff College. We believe Ms. Vautrinot is qualified to serve on our board of directors due to her leadership experience in numerous executive and director roles in the security, technology and finance industries, as well as her extensive military and government experience.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board

Our Board currently consists of nine directors. During 2019, the Board held seven meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among our executive officers and directors.

Board Leadership Structure

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer. Our board of directors currently believes that our existing leadership structure is effective, provides the appropriate balance of authority between independent and non-independent directors, and achieves the optimal governance model for us and for our stockholders.

Mr. Harrington serves as our Chief Executive Officer and Chairman of the board of directors. Our board of directors believes that Mr. Harrington’s services as Chairman of the board of directors and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Harrington possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters. Specifically, his combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and manufacturers.

Our corporate governance guidelines provide that we have a lead independent director. Our lead independent director is James F. McGovern. In that role, he calls meetings of the independent directors and chairs such meetings, including all executive sessions of the board of directors, facilitates communications between our Chairman and the independent directors of the board of directors, and reviews the quantity, quality and timeliness of information provided to the board of directors, among other duties described in our corporate governance guidelines.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.parsons.com.

Codes of Conduct and Ethics

We have adopted written codes of conduct and ethics that apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and to third parties with whom we conduct business, including agents, representatives, joint venture partners, consultants and subcontractors. We have posted current copies of these codes on our website, www.parsons.com. In addition, we will post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the codes.

Board Meetings and Attendance

Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2019, the Board held seven meetings and acted by written consent. Each of our directors who served as a director during fiscal 2019 attended 75% or more of the aggregate total number of meetings of the Board and the Board Committees on which he or she served that were held during the time he or she was a director in fiscal 2019.

Risk Oversight

Although management is responsible for the day-to-day management of the risks our company faces, our board of directors and its committees take an active role in overseeing the management of our risks and bear the ultimate responsibility for of risk management. The board of directors regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends quarterly meetings of the board of directors, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our board of directors.

In addition, our four board of directors committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct and corporate governance guidelines and management will regularly report to the Audit Committee on these areas. The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our Chief Executive Officer. The Nominating and Corporate Governance Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance. The Executive Committee assists the board of directors in conducting its duties, including meeting with greater frequency than the board of directors in connection with key actions to be taken by us, such as major acquisitions, divestitures, mergers or changes in capital structure or ownership, in addition to meeting on an ad hoc basis in order to review major investments or divestitures outside of our normal investment plan. When any of the committees receives a report related to material risk oversight, the chairman of the relevant committee will report on the discussion to the full board of directors.

Annual Board Performance Assessment

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees perform annual assessments of their operations and effectiveness, and set goals for the future.

During 2019, the Board and the Committees engaged in an annual assessment process in which each member reviewed the results from prior assessments and considered the business goals and developments of the company in 2019. Each Director and Committee member considered the skills, industry and public company experience, independence, and diversity of the Board to allow us to achieve our business, governance and sustainability objectives. The Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee led a discussion of goals and objectives for 2020 with the Board.

In 2020, an assessment will be performed by an external vendor.

Board Independence

Eight of our current nine directors, and seven of our eight continuing or nominated directors, are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange (“NYSE”) listing standards. The Board has determined that Mmes. Long and Vautrinot and Messrs. Holdsworth, Leer, McGovern, McMahon and Mitchell are independent under the independence criteria for directors established by the NYSE. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE.

Selection of Nominees for Election to the Board

Both the Nominating and Corporate Governance Committee and the board of directors seek the talents and backgrounds that would be most helpful to Parsons in selecting director nominees. In particular, the Nominating and Corporate Governance Committee, when recommending director candidates to the full board of directors for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of board members that represents a diversity of background and experience. In addition, our corporate governance guidelines provide that a director shall retire from our Board at the next annual meeting of stockholders after he or she has reached the age of 75. Mr. Dahlberg is resigning in accordance with these guidelines.

Our Commitment to Board Diversity

The Board is committed to diversity and focuses on diversity in seeking new candidates to be considered for the Board. We currently have two female directors on the board.

Process for Stockholders to Recommend Director Nominees

Stockholders wishing to nominate a candidate for director at an annual meeting must (a) provide Timely Notice (as defined in Section 2.04(ii) of the Company’s bylaws) to the Secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth in the Company’s, and (c) provide any updates or supplements to such notice at the times and in the forms required by the bylaws.

Director Orientation and Continuing Education

Each new member of the Board is provided with orientation materials and is required to attend meetings with the Executive Leadership team. In these meetings, discussion points included finance, legal, talent management and corporate strategy. In 2019, the Board received presentations from internal and external sources and a list of continuing education opportunities to consider.

Communications with the Board

Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or the Chairman by writing to our Corporate Secretary at 5875 Trinity Parkway #300, Centerville, VA 20120. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board, the Chairman or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Board Committees

Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.parsons.com.

The following chart identifies the current members and chair of each standing committee, as well as related information. The composition will change following the annual meeting following the resignation of Ms. Lundgren, the retirement of Mr. Dahlberg, and the election of Ms. Long.

The following is a brief description of our committees.

Executive Committee

The executive committee is responsible for providing our board of directors with considerations and recommendations regarding our business strategy. In addition, among other matters, the executive committee is responsible for reviewing key actions to be taken by us, such as major mergers, acquisitions, major investments or divestitures of assets outside our normal investment plans, and conducting periodic reviews of the executive committee’s performance, assessing the adequacy of its charter and recommending changes to the board of directors. The executive committee is authorized with all the powers of the board of directors, except for powers specifically denied by the executive committee charter, including, but not limited to, declaring or paying dividends, amending our bylaws or articles of incorporation, issuing stock and making or approving capital expenditures exceeding $5.0 million. The current members of our executive committee are Mr. Harrington (chairperson), Mr. McGovern, Mr. Holdsworth, Ms. Lundgren and Mr. Mitchell.

The executive committee met one time during fiscal year 2019.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•

reviews our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	at least annually, reviews the audit committee charter and reviews and evaluates the performance of the audit committee and its members, including compliance by the audit committee with its charter.

The current members of our audit committee are Mr. Mitchell (chairperson), Mr. Leer, Mr. Dahlberg, Mr. McMahon and Ms. Vautrinot. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that M. Christian Mitchell is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has also determined that each of the members are independent under the heightened audit committee independence standards of the SEC and the NYSE. As allowed under the applicable rules and regulations of the SEC and the NYSE, we intend to phase in compliance with the heightened audit committee independence requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

The audit committee met nine times during fiscal year 2019.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee:

•	reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluates the performance of these officers in light of those goals and objectives, and approves the compensation of these officers based on such evaluations;

•	approves the issuance of stock options and other awards under our long-term incentive plans, other than awards to non-employee members of our board of directors; and

•

at least annually, reviews the compensation committee charter and reviews and evaluates the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The current members of our compensation committee are Ms. Lundgren (chairperson), Mr. Dahlberg, Mr. Leer and Mr. McMahon and following this meeting Mr. Leer will serve as chairperson and the composition of the rest of the committee will be considered by the Board after the election of the new directors. Our board of directors has determined that each of the members of our compensation committee is independent under the applicable rules and regulations of the NYSE and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

The compensation committee met four times during fiscal year 2019 and also acted by written consent.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The nominating and corporate governance committee will also, at least annually, review its committee charter and review and evaluate the performance of the nominating and corporate governance committee and its members, including compliance by the committee with its charter. The current members of our nominating and corporate governance committee will be Mr. Holdsworth (chairperson), Ms. Vautrinot, Mr. McGovern and Mr. Mitchell. Our board of directors has determined that each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the NYSE relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

The nominating and governance committee met five times during fiscal year 2019.

Director Ownership Guidelines

On January 1, 2020, our Board adopted a Stock Ownership Policy which provides for equity ownership guidelines for all our non-employee directors to further align their interests to those of our stockholders. Under the policy, each of our non-employee directors has five years from the later of (i) January 1, 2020 or (ii) the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual cash retainer. In calculating a director’s ownership, common stock held by the non-employee director or an immediate family member, common stock owned indirectly if the individual has an economic interest in the shares or is a beneficial owner under Rue 13d-3 of the Exchange Act, unvested RSUs issued under the 2019 Incentive Plan and units held in deferral accounts by the directors under the SVRP will be considered owned by the non-employee director. Value of ownership will be measured by reference to the trailing 60 trading day weighted average of the Parsons common stock, up to and including last day of the calendar year; compliance will be evaluated annually. In the event of a significant decline in stock price, causing non-employee directors holdings to fall below guideline levels, non-employee directors will not be required to purchase additional stock. Determination of the impact of share price fluctuation is subject to Compensation Committee discretion.

For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 44.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers, and Board members, from hedging the risk associated with ownership of shares of our common stock and other securities, as well as from pledging any of our securities as collateral for a loan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Messrs. Dahlberg, Leer and McMahon and Ms. Lundgren. No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP INFORMATION

Security Ownership of Directors and Executive Officers

The following table indicates information as of February 21, 2020 regarding the beneficial ownership of our common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.

The percentages shown are based on 146,440,701 shares of common stock outstanding as of February 21, 2020.

The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws as of February 21, 2020.

	Shares Beneficially Owned		% of Outstanding Shares Beneficially Owned
	Shares	%	%
Named Executive Officers and Directors:
Charles L. Harrington(1)	112,521	*	*
George L. Ball(2)	88,113	*	*
Carey A. Smith(1)	7,425	*	*
Michael R. Kolloway(1)	5,330	*	*
Adam Taylor	—	—	—
Kenneth C. Dahlberg	—	—	—
Mark K. Holdsworth	—	—	—
Steven F. Leer	—	—	—
Tamara L. Lundgren	—	—	—
James F. McGovern	—	—	—
Harry T. McMahon	—	—	—
M. Christian Mitchell	—	—	—
Major General Suzanne M. “Zan” Vautrinot, USAF (ret)	—	—	—
All executive officers and directors as a group (12 persons)(3)	213,389	*	*
5% Stockholders:
Parsons Corporation Employee Stock Ownership Plan	77,224,745	77.7%	77.7%

*	less than 1%.
(1)

Includes 85,854, 1,869 and 2,913 shares of common stock beneficially owned by Mr. Harrington, Ms. Smith and Mr. Kolloway, respectively, through the ESOP, rounded to the nearest whole share. Each of Mr. Harrington, Ms. Smith and Mr. Kolloway shares voting and investment power with the ESOP with respect to such shares beneficially owned by him or her through the ESOP.

(2)

Includes (a) 58,113 shares of common stock beneficially owned by Mr. Ball through the ESOP, rounded to the nearest whole share (Mr. Ball shares voting and investment power with the ESOP with respect to such shares beneficially owned through the ESOP), and (b) 25,000 shares of common stock beneficially owned by Mr. Ball and held by the George L. and Coleen M. Ball, Trustees of the George L. and Coleen M. Ball Family Trust UA 01-18-2005 (the “Trust”) (Mr. Ball has shared voting, investment and dispositive power over the shares held by the Trust).

(3)	Includes 148,749 shares of common stock beneficially owned by our executive officers and directors through the ESOP, rounded to the nearest whole share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ESOP

Contributions of treasury stock to the ESOP are made annually in amounts determined by our board of directors and are held in trust for the sole benefit of the ESOP participants. Contributions of 1,790,496 shares, 1,874,988 shares and 1,345,198 shares of our common stock were made to the ESOP in fiscal 2017, 2018 and 2019, respectively. In fiscal 2017, 2018 and 2019, we repurchased 5,483,211 shares, 5,553,891 shares and 168,520 shares of our common stock from the ESOP, respectively, in connection with the redemption of ESOP participants’ interests in the ESOP for $111.4 million, $125.8 million and $6.2 million, respectively.

We engaged the ESOP Trustee to serve as independent fiduciary on behalf of the ESOP and its participants and beneficiaries in connection with our initial public offering and our transition to being a public company (including, but not limited to, negotiating with us various agreements in connection with our initial public offering); we paid the ESOP Trustee a fee of $1.75 million for those services and reimbursed the ESOP Trustee for their legal counsel, financial advisor and other out of pocket fees and expenses incurred in connection with our initial public offering.

Unconsolidated Joint Ventures

We often provide services to our unconsolidated joint ventures and our revenues include amounts related to recovering overhead costs for these services. Our revenues included $112.1 million in fiscal 2017, $144.7 million in fiscal 2018 and $157.3 million in fiscal year 2019 related to services we provided to our unconsolidated joint ventures. For the years ended December 30, 2017, December 29, 2018 and December 31, 2019, we incurred approximately $81.8 million, $111.1 million and $119.1 million, respectively, of reimbursable costs.

Registration Rights

We entered into a registration rights agreement with the ESOP Trustee, providing the ESOP with certain demand registration rights related to shares held by the ESOP in the event the ESOP Trustee determines in good faith, in exercising its fiduciary duties under ERISA, that the ESOP is required to sell its shares, which we believe is only likely to occur if our business, financial condition or results of operations have materially and adversely deteriorated.

ESOP Trustee Letter Agreement

We entered into a letter agreement with the ESOP Trustee in connection with our initial public offering, in which we agree that our management will meet with the ESOP Trustee on a quarterly basis to discuss our business and the administration and operation of the ESOP and that our board of directors will meet with the ESOP Trustee on an annual basis to discuss our business and the administration and operation of the ESOP. In addition, we also agree that for fiscal 2020 and fiscal 2021, we will make annual contributions (in the form of shares of our common stock) to the ESOP in an amount not to be less than 8% of the ESOP participants’ cash compensation for the applicable year.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We also maintain directors’ and officers’ liability insurance.

Policies and Procedures for Related Person Transactions

Our written related person transaction policy sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”), together with the compensation tables and related disclosures, discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why our Board and the Compensation Committee of our Board arrived at specific compensation policies and decisions involving our NEOs during fiscal 2019. The compensation tables and related disclosures below reflect the payment of a common stock dividend in a ratio of two shares of common stock for every one share of common stock held by our stockholders that occurred in connection with our initial public offering (“IPO”) in May 2019.

Our named executive officers (“NEOs”) for 2019 were:

•	Charles L. Harrington, Chairman, Chief Executive Officer and Director

•	Carey A. Smith, President and Chief Operating Officer

•	George L. Ball, Chief Financial Officer

•	Michael R. Kolloway, Chief Legal Officer and Secretary

•	Adam W. Taylor, Former Chief Transformation and Administrative Officer (resigned in November 2019)

Executive Summary

Company Performance and Highlights

How We Performed in Fiscal 2019…

•   Executed a successful initial public offering (“IPO”) in May of 2019 raising over $535 million. Parsons was the first IPO of a Government Services contractor in nearly a decade.

•   Built a strong balance sheet allowing us to close on two transformative acquisitions: OGSystems and QRC. OGSystems is a leader in geospatial intelligence solutions comprised of high-end technical services and their PeARL hardware and software products used by the US intelligence community. QRC is a leading supplier of radio-frequency intelligence sensors used by defense and intelligence customers.

•   Driven by performance outlined below, our stock price rose from an IPO price of $27.00 per share to end the year at $41.28 per share, an increase of nearly 53%.

•   Achieved record revenue in 2019 increasing 11% over fiscal year 2018 to $4 billion. Growth was driven by the 28% revenue growth of the Federal Solutions Segment which is focused on higher growth and higher margin Cyber, Intelligence, Defense, C5ISR, Space, and Geospatial markets.

•   Achieved record net income in 2019 increasing approximately 85% to $222 million, representing strong operational performance on our contracts resulting in significant award and incentive fees and solid overhead performance.

•   Achieved record adjusted EBITDA in 2019 increasing 32% to $325 million. This was driven by strong performance in both of our segments.

•   Adjusted EBITDA margins increased 130 basis points to 8.2%, representing strong performance on our award and incentive fees and representing a higher portion of our revenues coming from higher margin markets as outlined above.

•   Awards of new contracts were $4.2 billion, resulting in a book-to-bill ratio of 1.07 and providing a contract backlog to build from as we move forward.

•   Recognized for performance in the areas of Environmental, Social and Governance (“ESG”) with the Robert W. Campbell Award by the National Safety Council, and Ethispere Institute’s World’s Most Ethical Companies designation for the 10th consecutive year, among many others.

Key 2019 Executive Compensation Decisions

How We Determined NEO Pay for 2019…

•   Market Data Considered in Designing Program. Our Compensation Committee reviewed market compensation levels and program design to provide a frame of reference for comparison in designing and setting 2019 executive compensation.

•   Pay Aligned with Performance. We designed our pay programs to reward executives for positive company performance and align with stockholder interests by having a significant portion of compensation comprised of performance-based and long-term incentive awards.

•   Market Competitive Compensation. Our Compensation Committee set competitive pay levels and incentive compensation opportunities commensurate with market, Company and NEO performance and the need to retain executive officers of outstanding ability and potential.

•   Consideration of Relevant Factors and Independent Compensation Consultant Input. Our Compensation Committee considered various relevant qualitative factors, in addition to the advice of the Compensation Committee’s independent compensation consultant, in designing and setting 2019 executive compensation.

How We Paid Our NEOs in 2019…

•   No Base Salary Increase for CEO; Market Based Increases for Other NEOs. Base salaries for 2019 reflected each NEO’s role, responsibility and experience and the Compensation Committee’s review of competitive market information. Our CEO did not receive a base salary increase for 2019. Our other NEOs received market-based increases, as further described below.

•   Annual Incentives Paid at 68% for Fiscal Year 2019. Annual incentive awards for our NEOs are based on corporate financial objectives. For 2019, we removed the use of individual objectives in the determination of annual incentive payouts for the NEOs other than our CEO. For our CEO, the 2019 annual incentive program contained an individual performance modifier to the bonus payout, which could result in an adjustment to our CEO’s annual incentive award payout by a factor of up to 20% of the funded amount based on achievement relative to the corporate financial objectives, negatively or positively, and based on certain goals set at the beginning of the fiscal year aligned with the enhancement of capital structure, transformation of our merger and acquisition pipeline, and enhancement of the executive leadership team. In addition, the net operating income (“NOI”) objective used in 2018 was replaced with adjusted EBITDA in 2019, which the Compensation Committee viewed as more significant to the business and our new status as a publicly traded company. In March 2020, the Compensation Committee determined that the achievement percentage relative to the corporate financial objectives for 2019 was 68%, resulting in payouts of annual incentives for our NEOs other than our CEO at that percentage of target. Our CEO’s final annual incentive was then increased by 20% after application of the modifier described above based on the Compensation Committee’s evaluation of his performance relative to the strategic goals for 2019 described above.

•   Long-Term Incentives Shifted to Equity following IPO; Weighted Towards Performance-Based Awards. For 2019, long-term incentives were granted at target levels using a mix of time-based restricted stock units (“RSUs”) (40% of total target value) with a three-year ratable vesting schedule and performance stock units (“PSUs”) (60% of total target value) with a three-year cliff vest based 50% on cumulative awards and 50% on adjusted EBITDA margin during the three-year performance cycle. These awards will be settled in shares of our common stock. The NOI objective used in our performance long-term incentive awards in 2018 was replaced with adjusted EBITDA margin for the 2019 awards, which the Compensation Committee viewed as more significant to the business and our new status as a publicly traded company.

•   Vesting of 2017-2019 Long-Term Growth Plan Performance Awards Below Target. For the 2017-2019 performance cycle, in March 2020, the Compensation Committee determined performance relative to the corporate performance objectives for these awards for the three-year performance cycle, resulting in a weighted average performance achievement of 69.6% of the target awards. The 2017-2019 LTGP awards will be paid in cash to the NEOs in March 2020.

Key Changes We Are Making to the Executive Compensation Program for 2020…

•   Removal of 20% Individual Performance Modifier from CEO Annual Bonus Payout. For 2020, our CEO’s annual bonus will be based on our performance against financial objectives (80%) and strategic qualitative goals set at the beginning of the fiscal year (20%). The use of an individual performance modifier for our CEO’s annual bonus has been discontinued. The annual bonuses for our other NEOs will be determined solely by reference to the financial objectives.

•   Addition of Relative Total Stockholder Return Modifier to PSU Vesting Metrics. Commencing in 2020, our PSUs have been modified to incorporate a relative total stockholder return (“rTSR”) performance metric. The rTSR has been added as a modifier, with performance leverage between 75% and 125% based on Parsons’ percentile ranking within a custom peer benchmark group over the three-year performance cycle.

•   Changes to Employee Stock Ownership Plan (“ESOP”) and Executive Restoration Plan (“ERP”). We have modified our ERP to remove stock price indexing and the percentage of compensation contributed based on the Company’s match formula on deferrals under the 401(k) Plan and added an annual rate of interest earned on the ERP funds, as described below in more detail. Prior to 2020, participants vested in their ESOP and ERP accounts over a period of six years. Effective January 1, 2020, the vesting schedule was amended to provide for three-year ratable vesting of ESOP and ERP accounts.

•   Adoption of Compensation Best Practices. Effective for 2020, we have implemented stock ownership guidelines for our executive officers and non-employee directors, as described in more detail below.

Fiscal Year 2019 Total Target Compensation Pay Mix

Key Executive Compensation Practices

Our executive compensation program includes the following executive compensation governance policies and practices:

Our Compensation Best Practices
What We Do:	What We Do Not Do:

    Appropriate Pay Mix. We provide an appropriate balance of short-term and long-term compensation, with payouts based on the Company’s achievement of certain financial metrics and Company performance objectives, with maximum payout caps for annual cash incentives and long-term performance awards.

No Hedging by Executives or Directors. Our Insider Trading Compliance Policy prohibits all employees, including our NEOs, and non-employee directors, from hedging their Parsons common stock.

Stock Ownership Guidelines. We maintain stock ownership guidelines applicable to both executive officers and non-employee directors.

     No Pledging by Executives or Directors. Our Insider Trading Compliance Policy prohibits our employees, including our NEOs, and non-employee directors from pledging Parsons common stock as collateral for a loan.

Clawback Policy. We maintain an executive clawback policy that applies to our NEOs and provides for recovery of both cash and equity incentive compensation under specified circumstances.	No Employment Contracts. We do not have employment contracts with our NEOs.

Fully Independent Compensation Committee. Our executive compensation program is administered by the Compensation Committee, which consists solely of independent directors.	No Repricing of Underwater Stock Options. Our equity plan adopted in connection with the IPO prohibits the repricing of underwater stock options without stockholder consent.

Independent Compensation Consultant Reporting Directly to Compensation Committee. The Compensation Committee utilizes input from an independent compensation consultant.	No Tax-Gross Ups for Parachute Payments. We do not provide for tax-gross ups on golden parachute payments to our NEOs in connection with a change in control.

    Annual Compensation Risk Assessment. The Compensation Committee annually conducts a compensation risk assessment to determine whether our executive compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Parsons.

No Guaranteed Bonuses. We did not provide any guaranteed bonuses in fiscal 2019 for any of our NEOs.

Compensation Philosophy

We believe in providing a competitive total compensation package to our NEOs through a combination of base salary, performance-based annual incentive awards, long-term incentive awards and broad-based welfare and health benefit plans. Our executive compensation program is designed to achieve the following objectives:

•	attract, motivate and retain executive officers of outstanding ability and potential, whose knowledge, skills and performance are critical to our success;
•	reward the achievement of short-term and long-term strategic goals; and
•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

Executive Compensation Setting Process

Role of the Compensation Committee

Our Board has delegated to the Compensation Committee the responsibility for overseeing, reviewing, and approving our compensation arrangements and benefit plans and policies. Our Compensation Committee annually determines and approves ongoing compensation arrangements for our executive officers and recommends to the Board the compensation for non-employee directors.

Role of Executive Officers

Our CEO, as a member of our Board, attends Board and portions of Compensation Committee meetings and provides input to the Committee in determining our executive compensation philosophy, design, incentive target amounts, and incentive payouts (other than for himself). Our finance department works with our Chief People Officer and CEO to gather financial and operational data that the CEO reviews in making his recommendations. From time to time our Chief Financial Officer and Chief Legal Officer attend meetings (or portions thereof) of the Board or the Compensation Committee to present information and answer questions pertaining to our executive compensation structure. No executive officer, including our CEO, participates directly in the final deliberations and determinations regarding his or her own compensation. While the Compensation Committee considers management’s recommendations in its deliberations, it exercises its own independent judgment in approving the final compensation of our NEOs.

Role of Compensation Consultant

Pearl Meyer & Partners, LLC, or Pearl Meyer, a national compensation consulting firm, has assisted the Compensation Committee in developing our NEO compensation program for 2019. Among other things, the Compensation Committee directed Pearl Meyer to provide its analysis of whether our existing compensation strategy and practices were consistent with our compensation objectives and to assist us in modifying our compensation program for our NEOs to better achieve our objectives. As part of its duties, Pearl Meyer has performed the following projects for the Compensation Committee for 2019:

•	assisted in the development of a compensation peer group composed of public companies in similar industries with revenues comparable to us;
•	provided compensation data for similarly situated NEOs at our peer group companies; and
•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

Other than advising the Compensation Committee as described above, Pearl Meyer did not provide any services to Parsons in 2019. The Compensation Committee has evaluated Pearl Meyer’s independence pursuant to the requirements of the NYSE and the factors set forth in the SEC rules and has determined that Pearl Meyer is independent and no conflict of interest has arisen as a result of the work performed by Pearl Meyer during fiscal year 2019. The Compensation Committee intends to reassess the independence of its advisers at least annually.

Assessing Compensation Competitiveness

The Compensation Committee uses a combination of published and proprietary compensation survey data relating to the compensation practices as a reference source in determining CEO and NEO compensation.

In connection with its engagement with Pearl Meyer in 2018, the Compensation Committee directed Pearl Meyer to develop a compensation peer group to assist in developing a compensation program for all our NEOs for 2019. Pearl Meyer provided the Compensation Committee with a recommended list of peer companies from the engineering and construction, aerospace and defense, environmental and facilities services and research and consulting services industries that Pearl Meyer and the Compensation Committee determined compete with us for talent as they are in the same or related industries. We also considered the revenue, operating income, net income, cash flow and debt to income ratio level of these companies and determined that a compensation peer group consisting of companies with levels both above and below our own levels was appropriate. Our Compensation Committee believed that including companies with higher revenue and income levels than ours was appropriate due to our historical and recent strong growth.

In October 2018, our Compensation Committee reviewed the following companies as the peer group to be used as a reference source in its 2019 executive compensation deliberations:

Peer Group for Fiscal Year 2019 Executive Compensation Setting Purposes

AECOM	Leidos Holdings, Inc

Booz Allen Hamilton Holding Corporation	ManTech International Corporation

CACI International Inc	Perspecta Inc

Cubic Corporation	Science Applications International Corporation

Engility Holdings, Inc	Stantec, Inc

Jacobs Engineering Group, Inc	Tetra Tech, Inc

KBR, Inc	WSP Global Inc

Our Compensation Committee also uses published and proprietary compensation survey data provided by Pearl Meyer relating to the compensation practices of other companies within and outside our industry as a reference source, in addition to other relevant factors, in determining our executives’ compensation. Typically, our Compensation Committee applies its independent judgment to make compensation decisions and does not formally benchmark our executive compensation against any particular group of companies or use a formula to set our NEOs’ compensation in relation to this data. Survey data for a revenue range comparable to our company is utilized, rather than data for specific companies participating in the surveys. Our objective was to obtain data from a broad spectrum of comparable companies for compensation comparison purposes.

Use of Comparative Market Data and Qualitative Factors

Our Compensation Committee reviews each component of executive compensation separately and also takes into consideration the value of each NEO’s compensation package as a whole and its relative size in comparison to our other executive officers, with the goal to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels, but instead makes its compensation decisions based on a variety of relevant factors.

While the Compensation Committee believes that information regarding the compensation practices at other companies is useful in assessing the competitiveness, reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages, this information is only one of several factors that our Compensation Committee considers. Other factors that are considered include:

•

Recruitment and retention:    The Compensation Committee reviews existing NEO compensation and retention levels relative to the competitive labor market pressures and likely estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•

Lack of directly comparable data for some of our key roles:    Compensation data for some of our NEO roles may not be explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•

Market positioning may be distorted by the source of the data:    Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the Compensation Committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at Parsons.

•	Relevant Qualitative Factors: A range of subjective and qualitative factors is considered, including:

•	The role the NEO plays and the importance of such individual’s contributions to our ability to execute on our business strategy and to achieve our strategic objectives;

•	Each executive officer’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the NEO;

•	Our CEO’s recommendations and his assessment of each executive officer’s performance (other than his own performance), and with respect to the CEO’s performance, assessment by the Board; and

•	Internal pay equity across the executive management team.

We intend to evaluate our philosophy and compensation programs as circumstances require. At a minimum, we will review executive compensation annually. As part of this review process, we expect to apply our values and the objectives outlined above, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our pay for performance, key employee retention and other executive compensation program objectives.

Fiscal Year 2019 Compensation Elements in Detail

Elements at a Glance

The compensation program for our NEOs consists of the following principal components:

Element	Objective	Summary of Key Features
Base Salary	Provides competitive fixed compensation levels to attract and retain highly qualified talent

•   Base salary increases are tied to performance in the role and growth of the Company

•   Executive’s anticipated responsibilities, experience, qualifications, performance, competitive market compensation paid by other companies for similar positions within the industry, internal pay equity among our NEOs and negotiations with the executive are all considered

•   No specific formulas applied

Short-Term Incentive: Performance- Based Annual Cash Bonus	Encourages focus on achievement of the Company’s annual financial plan (and, with respect to the CEO, the specific qualitative goals included in the Company’s strategic plan)

•   The annual incentive plan awards are at-risk, depending on the level of performance against financial and corporate performance objectives (and, for our CEO, key strategic objectives)

•   Financial performance metrics: adjusted EBITDA (34%), performance revenue (33%), and adjusted cash flow (33%) are set at the beginning of the fiscal year

•   Range of annual incentive target as a percent of base salary is 75% to 125%

•   Payment may range from 0% to 200% of target based on actual performance

•   For the CEO, the 2019 annual incentive program contained an individual performance modifier, which could result in an adjustment to the CEO’s annual incentive award payout by a factor of up to 20% of the funded amount based on achievement relative to the corporate financial objectives, negatively or positively, based on certain goals set at the beginning of the fiscal year aligned with the enhancement of capital structure, transformation of our merger and acquisition pipeline, and enhancement of the executive leadership team

Long-Term Incentive: Performance- Based RSUs	Rewards achievement of performance related to the Company’s long-term objectives and stockholder value creation

•   60% of total long-term incentive value awarded as PSUs

•   Performance criteria are 50% based on contract award value and 50% based on adjusted EBITDA margin

•   Payouts may range from 0% to 200% of target based on actual performance achieved over the three-year performance cycle

•   Three-year cliff vesting at end of performance cycle

•   The final award payout depends on achievement of the performance criteria at the end of the three years

Long-Term Incentive: Time-Based RSUs	Rewards future performance and supports retention and succession planning

•   40% of total long-term incentive value awarded takes the form of time-based RSUs

•   Provides the opportunity to earn a specified number of shares of Parsons common stock subject to the NEO’s continued employment for a specified period

•   Three-year ratable vesting period

Base Salaries

The Compensation Committee generally reviews, and adjusts as necessary, base salaries for each of our NEOs annually. In connection with our year-end financial review process to determine 2019 base salaries, our CEO recommended, and our Compensation Committee approved, the base salaries for our NEOs set forth below. Our CEO did not receive a base salary increase for 2019. Our other NEOs received market-based increases as set forth in the table below:

Named Executive Officer	2018 Salary ($)	2019 Salary ($)	Percentage Increase
Charles L. Harrington	1,140,000	1,140,000	—
Carey A. Smith(1)	560,000	640,001	14.3%
George L. Ball	561,502	580,008	3.3%
Michael R. Kolloway	401,544	434,998	8.3%
Adam Taylor(2)	384,999	404,998	5.2%

(1)	Ms. Smith’s compensation was adjusted in 2019 to reflect her promotion to President of Parsons Corporation in November 2019.
(2)	Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer of Parsons.

Annual Cash Incentives

We provide our NEOs with the opportunity to earn annual cash bonuses to encourage the achievement of corporate objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves our annual bonus decisions.

Under the fiscal 2019 Annual Incentive Plan for Management, or AIP, the annual incentive bonus of each executive officer was based on our performance against a mix of corporate financial objectives.

For our CEO, the 2019 AIP also contained an individual performance modifier to the bonus payout, which could result in an adjustment to the CEO’s annual incentive award payout by a factor of up to 20% of the funded amount based on achievement relative to the corporate financial objectives, negatively or positively, based on certain goals set by the Compensation Committee at the beginning of 2019 aligned with the enhancement of capital structure, transformation of our merger and acquisition pipeline, and enhancement of the executive leadership team.

Commencing in fiscal 2020, our CEO’s annual bonus will be based on our performance against financial objectives (80%) and performance against strategic qualitative goals set at the beginning of the fiscal year (20%). The use of an individual performance modifier for the CEO’s annual bonus has been discontinued in 2020. For 2020, the annual bonuses for our other NEOs will be determined solely based on our performance against the financial objectives.

The annual incentive bonus is equal to the product of (1) a dollar amount representing the target amount that the executive officer may be paid as an annual incentive bonus payment (or the “Target Incentive Bonus”), multiplied by (2) a percentage representing the overall achievement of the target levels and their weightings for each of the three performance measures for the fiscal year (or the “Performance Goal Achievement”). The Target Incentive Bonus, the performance measures and related target levels and weighting, and the method for determining the Performance Goal Achievement for each executive officer were determined by our Compensation Committee, as applicable, after taking into consideration the recommendations of our CEO (for NEOs other than himself) at the time the performance measures and related target levels and weightings were determined for the executive officer. No payout would be made for any financial objectives that failed to meet the performance threshold of 80%. Payouts were capped at 200% of target.

For purposes of the fiscal 2019 AIP, our Compensation Committee selected adjusted EBITDA, performance revenue and consolidated adjusted cash flow as the three corporate performance measures that best supported our annual operating plan and enhanced long-term value creation.

Plan Metrics(1)	Metric Type	Weighting
Adjusted EBITDA	Corporate	34%
Performance Revenue	Corporate	33%
Adjusted Cash Flow	Corporate	33%

(1)

For purposes of the fiscal 2019 AIP, adjusted EBITDA is earnings before interest, tax, depreciation, and amortization and the calculation is based on performance NOI plus depreciation expense. Performance revenue represents GAAP revenue, less revenue from consolidated non-controlling interests (“NCI”). Adjusted cash flow represents cash flow as reported in the Company’s GAAP financial statements as adjusted in the determination of NOI, as well as other non-P&L adjustments of a non-recurring, non-operating nature.

The Performance Goal Achievement for the fiscal year was the sum of the performance achievement of each of the three performance goals described above for such fiscal year. The level of achievement of each of the three quantitative performance goals was determined as follows:

If the actual quantitative goal performance for the fiscal year was	Then the Performance Goal Achievement for the fiscal year was
Greater than 120% of the target performance goal measure	200%
Greater than 100% but less than 120% of the target performance goal measure	100% - 200%*
Equal to the target performance goal measure	100%
80% or greater but less than 100% of the target performance goal measure	50% - 100%*
Less than 80% of the target performance goal measure	0%

*Between these values determined on a straight-line basis

For fiscal 2019, the target levels for the three corporate financial performance measures are set forth in the table below (in millions). Our Compensation Committee believed that achieving the target levels for the three corporate performance measures would require a focused and consistent effort by our executive officers throughout fiscal 2019.

Plan Metrics	Metric Type	Metric Target (M)	Actual Results (M)	Performance Goal Achievement (%)
Adjusted EBITDA	Corporate	$324.9	$325.1	100.0%
Performance Revenue	Corporate	$3,923.7	$3,954.8	100.8%
Adjusted Cash Flow	Corporate	$231.6	$182.2	78.7%

In early 2019, the Compensation Committee also established objectives for our CEO related to enhancement of the capital structure, transformation of our merger and acquisition pipeline, and enhancement of the executive leadership team for purposes of determining the application of the 2019 individual performance modifier for 2019, as described below. In March 2020, after its review and evaluation of his performance relative to these performance goals the Compensation Committee determined to apply the full positive 20% individual performance modifier to our CEO’s 2019 annual bonus payout, noting that Parsons successfully completed the first IPO of a Government Services contractor in nearly a decade; closed on two transformative acquisitions; achieved record revenue, net income and adjusted EBITDA; enhanced the executive leadership team while promoting diversity, including the promotion of the company’s first female President and Chief Operating Officer; and achieved strong ESG performance, as exemplified by the company’s receipt by the company’s receipt of the Robert W. Campbell Award for safety and being named as a World’s Most Ethical Company for the tenth year in a row by Ethisphere Institute’s World’s Most Ethical Companies.

The following table provides information regarding the annual management incentive bonus awards earned by the NEOs for fiscal 2019:

Named Executive Officer	Target Bonus (% of Base Salary)	Target Bonus ($)	Financial Performance Achievement (weighted/avg)	Modifier(2)	Bonus ($)
Charles L. Harrington	125%	1,425,000	68%	20%	$1,169,100
Carey A. Smith	110%	704,001	68%	—	$481,400
George L. Ball	100%	580,008	68%	—	$396,600
Michael R. Kolloway	75%	326,249	68%	—	$223,100
Adam Taylor(1)	75%	303,749	68%	—	$207,700

•

(1)    Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer. In connection with his separation, we agreed to pay his bonus under our AIP based on actual performance through the end of 2019.

•

(2)    Mr. Harrington’s bonus target can be modified up to 20%, negatively or positively, per the Compensation Committee’s discretion. The Compensation Committee approved a 20% positive modifier for Mr. Harrington’s 2019 AIP bonus.

Long-Term Incentives

We use long-term incentive compensation to motivate and reward our executive officers for long-term corporate performance, thereby aligning the interests of our executive officers with those of our stockholders.

Long-Term Incentives Awarded in 2019.    Commencing in 2019, we awarded the following long-term incentive awards to our NEOs, each of which are described in greater detail below:

•	Time-based restricted stock units, or RSUs, with three-year ratable vesting.

•	Performance-based restricted stock units, or PSUs, with three-year cliff vesting.

Our CEO advises the Compensation Committee with respect to which NEOs (other than himself) should receive long-term incentive awards, and provides information regarding each NEO’s duties, present and potential contributions to the Company and such other factors as the Compensation Committee may deem relevant for determining participation in the plans and the size of a NEO’s awards.

Each RSU and PSU represents a contingent right to receive one share of our common stock. Vested shares will be delivered to the recipient following each vesting date. The RSUs and PSUs granted in 2019 to our NEOs were granted under our Restricted Award Unit (“RAU”) Plan and our Long-Term Growth Plan (“LTGP”), each of which was in effect prior to the IPO, but we refer to them in this proxy statement as RSUs and PSUs as they will be stock settled (unlike awards granted prior to 2019 under the RAU Plan and LTGP, which are cash-settled awards). RSUs and PSUs awarded following our IPO will be granted under our 2019 Incentive Award Plan adopted in connection with our IPO (the “2019 Incentive Plan”).

In 2019, the targeted values of long-term incentive awards for our NEOs are set forth in the table below Each NEO’s long-term incentive compensation target for 2019 was allocated 40% to RSUs and 60% to PSUs (at “target”).

Named Executive Officer	PSU Target Award ($)	PSU Target Units (#)	RSU Target Award ($)	RSU Units (#)	2019 Total Long-Term Incentive Target Award ($)
Charles L. Harrington	2,880,000	120,000	1,920,000	80,001	4,800,000
Carey A. Smith	600,000	24,999	400,000	16,668	1,000,000
George L. Ball	540,000	22,500	360,000	15,000	900,000
Michael R. Kolloway	261,000	10,875	174,000	7,251	435,000
Adam Taylor	243,000	10,125	162,000	6,750	405,000

The RSUs granted to the NEOs in 2019 vest in three equal installments on each of December 31, 2019, 2020 and 2021, subject to the NEO’s continued service with the Company through each such vesting date, except as provided in the RAU Plan or the applicable award agreement. In the case of death or disability, a NEO will vest in a prorated portion of the RSUs scheduled to vest on the next annual vesting date based on the portion of the calendar year that has elapsed through the date of termination. Prorated vesting upon retirement will be within the discretion of the Compensation Committee. In addition, the RSUs will vest upon a change in control. For RSU awards granted after our IPO, they will generally have the same vesting terms, with the exception that they will not vest automatically upon a change in control. Instead, our 2019 Incentive Plan provides that awards will accelerate in the event of a NEO’s termination without cause within 12 months following a change in control.

The PSUs granted in 2019 provide the opportunity for the NEOs to earn an award based on a number of stock units that are earned upon the achievement of pre-established performance objectives over a three-year performance cycle. Each year our Board approves the applicable performance criteria, including the level(s) of performance, upon which the PSUs payable will be determined in respect of a NEO’s PSU target award. The performance goals may be expressed in terms of overall Company financial results on an absolute or relative basis, such as, but not limited to, its results in relation to a budgeted target or industry benchmarks. At the end of a performance cycle, the Board determines actual performance against the applicable performance goals and the resulting number of PSUs actually earned by a NEO. A NEO’s PSU target dollar value is converted into a number of PSUs on the date of grant based on the trailing 60-trading day weighted average up to and including the grant date. For the PSUs awarded in 2019, because the awards were granted prior to our IPO, the conversion was based on the then-current share price ($24) at the beginning of the performance cycle.

The three-year performance cycle for the PSUs granted in 2019 commenced on January 1, 2019 and will end on December 31, 2021. These PSUs are referred to as the “2019-2021 PSUs.” The performance cycle performance objectives for the 2019-2021 PSUs were divided equally between contract award values and adjusted EBITDA margin, which the Compensation Committee believed to be important metrics for driving performance and promoting alignment of the interests of our executive officers and our stockholders. The targets set for the 2019-2021 PSU performance goals were determined based on the Company’s business plan and is designed to be challenging yet attainable, with the opportunity for a maximum payout of 200% of the target PSUs in connection with performance achievement of 120%, or greater, of the performance goal target. Target performance relative to the performance goals will result in 100% of the PSUs vesting. Parsons must achieve threshold performance (80% of target for contract awards and 90% for adjusted EBITDA margin) for at least one of these two financial metrics for any PSUs to vest. Following the completion of the three-year performance cycle, the Compensation Committee will determine the achievement percentage relative to the performance goals for the performance cycle and determine the final achievement percentage for the PSUs. Except as provided in the LTGP or the applicable award agreement, a recipient must be employed on the date of payout in order to be eligible to vest in the PSUs.

In the event of a NEO’s death, disability or retirement during the performance cycle, the NEO will remain eligible to vest in a prorated portion of the PSUs based on the portion of the performance cycle that has elapsed through the date of termination based on actual performance relative to the performance goals.    In addition, in the event of a change in control prior to the end of the three-year performance cycle, a pro-rated number of the target PSUs will vest upon a change in control based on the portion of the performance cycle that has elapsed through the date of the change in control and based on a level of performance determined by our Board. In the event of a change in control following the completion of the performance cycle, all PSUs will vest based on actual performance for the performance cycle. For PSU awards granted after our IPO, they will generally have the same accelerated vesting terms, with the exception that the PSU awards will not vest automatically upon a change in control. Instead, our 2019 Incentive Plan provides that awards will accelerate in the event of a NEO’s termination without cause within 12 months following a change in control.

The RSUs and PSUs granted in 2019 were eligible to be settled in cash or, at the election of the Compensation Committee, in the form of shares of our common stock. In August 2019, the Compensation Committee determined that all of these awards will be settled in shares of common stock.

Long-Term Incentive Awards Prior to 2019

Prior to 2019, we granted long-term incentive compensation in the form of phantom units that are settled in cash. Specifically, we maintained three long-term incentive compensation plans in which our NEOs participated - the LTGP, the Shareholder Value Plan (“SVP”), and the RAU Plan - each of which are described in greater detail below.

Each NEO’s long-term incentive compensation target was historically equally divided across these three plans and the awards under each plan have three-year cliff vesting. Additionally, except in the case of death, disability or retirement, as described above and below, a NEO must remain employed through the vesting date in order to receive payment on an award. The value of each of the awards under our legacy long-term incentive plans is linked to the value of our common stock, thereby supporting our pay-for performance philosophy and retention efforts.

LTGP. The LTGP provides an opportunity for the NEOs to earn a cash payment based on a number of phantom stock units that are earned upon the achievement of pre-established performance objectives. Each phantom stock unit has the equivalent value of one share of our common stock. Our LTGP, therefore is similar to a cash-settled PSU. LTGP awards granted on or after January 1, 2019, may be paid in either cash or, in the sole discretion of the Compensation Committee, in shares of our common stock.

Each year our Board approved the applicable performance criteria, including the level(s) of performance, upon which the potential amount(s) payable will be determined in respect of a NEO’s “Long Term Growth Opportunity Target”. A NEO’s “Long Term Growth Opportunity Target” is the target dollar value of the incentive which could potentially be earned by a NEO in respect of a performance cycle. The target is expressed in U.S. dollars which are converted into phantom stock units based on our then-current share price at the beginning of the performance cycle. The performance goals may be expressed in terms of overall Company financial results on an absolute or relative basis, such as, but not limited to, its results in relation to a budgeted target or industry benchmarks.

At the end of a performance cycle, the Board determines actual performance against the applicable performance goals and the resulting number of phantom stock units actually earned by a NEO. The earned phantom stock units are then paid in cash based on the value of our common stock at the end of the performance cycle.

The 2018-2020 performance cycle performance objectives were divided equally between contract award values and NOI, which the Compensation Committee believed to be important metrics for driving performance and promoting alignment of the interests of our executive officers and our stockholders. The targets set for 2018-2020 performance goals were determined based on the business plan, which is designed to be challenging yet attainable, with the opportunity for a maximum payout of 150% of the target units in connection with performance achievement of 120%, or greater, of the performance goal target. Parsons must achieve threshold performance of 80% for at least one of these two financial metrics for any amount to be paid under the LTGP. Outstanding LTGP awards are generally eligible for the same accelerated vesting terms as described above for the 2019-2021 PSUs.

For the 2017-2019 performance cycle, the performance objectives were gross profit sales, or GPS, and days sales outstanding, or DSO. Gross profit sales are defined as gross profit (calculated as revenue (excluding revenue attributable to noncontrolling interests) less direct costs of contracts (excluding direct costs of contracts attributable to noncontrolling interests)) earned on new contracts awarded during the performance cycle. Both metrics were weighted 50% and calculated independently. However, at least threshold performance of 80% for at least one of these two financial metrics for any amount to be paid under the LTGP. At threshold performance the NEO earned 50% of his or her phantom unit award, 100% at target performance and 150% upon achievement of the maximum goal. The threshold, target and maximum goals for the 2017-2019 cycle were:

Cumulative GPS Achievement ($ billions)	Potential Payout %*
<$1,880	0
$1,880	50%
$2.12	75%
$2.35	100%
$2.59	125%
≥$2.820	150%

*Between these values determined on a straight-line basis

Results between threshold and target are determined by straight line interpolation, but a steeper curve was applied to performance between target and maximum.

DSO Achievement (in Days)	Potential Payout %*
>92	0
92	50%
86.5	75%
81	100%
77.5	125%
≤74	150%

*Between these values determined on a straight-line basis

For the 2017-2019 performance cycle, in March 2020, the Compensation Committee determined that GPS was $2.718 billion for the three-year performance cycle and DSO was 94 days for the performance cycle, resulting in a weighted average performance achievement of 69.6% of the target award. The 2017-2019 LTGP awards will be paid in cash to the NEOs in March 2020.

SVP. The SVP provides a cash incentive based on the increase in our share price over a three-year period, multiplied by a number of phantom share units. If at the end of a performance cycle our share price has not increased, then no SVP incentive award payment will be earned. Each SVP award acts similar to a time vested cash-settled stock appreciation right. In the event of a NEO’s retirement, death or disability, a NEO will remain eligible to vest in a prorated portion of any SVP awards based on the portion of the three-year performance cycle that has elapsed prior to the date of termination. A prorated portion of outstanding SVP awards for uncompleted performance cycles will also, in the discretion of the Board, vest and be settled in the event of a change in control (as defined in the SVP plan).

RAU Plan. The RAU Plan provides the opportunity to earn a cash payment based on the value of a specified number of phantom stock units subject to the executive officer’s continued employment for a specified period. Each RAU award is similar to cash-settled time vested restricted stock units. Outstanding RAU awards are generally eligible for the same accelerated vesting terms as described above for the 2019 RSUs. RAU awards granted on or after January 1, 2019, may be paid in either cash or, in the sole discretion of the Compensation Committee, in shares of our common stock.

Other Compensation Elements

We also provide our employees, including our NEOs with a variety of employee benefit plans, including our ESOP, a 401(k) plan with matching contributions, non-qualified deferred compensation plans and welfare benefits, such as health, life and disability, which we use to attract and retain our employees.

We also offer financial planning and executive physical reimbursements to our NEOs to the extent our Board believes that these limited perquisites are appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation or retention purposes.

All future practices with respect to perquisites or other personal benefits will continue to be subject to periodic review and approval by the Compensation Committee.

Post-Employment Compensation

The initial terms and conditions of employment for each of our NEOs are set forth in written offer letters. Each of our NEOs are employed on an at-will basis.

We have offered each NEO certain protection in the event of their termination of employment under specified circumstances following a change in control of our company. We believe that these protections serve our executive retention objectives by ensuring that we will have continued dedication of the NEO and the availability of his or her advice and counsel, and, with respect to the post-change in control separation benefits, to induce the NEOs to remain in our employ in the face of a potential change in control. The terms of these arrangements were determined by the Compensation Committee.

For a summary of the material terms and conditions of our post-employment compensation arrangements, see “—Potential Payments upon Termination or Change in Control” below.

Compensation Clawback Policy

We adopted a Compensation Clawback Policy that applies to our NEOs. Pursuant to this policy, the Compensation Committee has the authority to seek:

•

Compensation paid, payable or awarded under the Company’s short- and long-term incentive compensation programs, including any discretionary bonuses, equity-based incentive awards (whether or not vested).

•

Shares or phantom units acquired upon vesting or lapse of restriction of any awards; shares or phantom units acquired upon exercise of options or appreciation rights, dividend equivalents paid on equity incentive awards.

•	Cash incentives.

In the event of:

•

If the Company suffers, or could reasonably be expected to suffer material financial damage as a result of any conduct by the NEO constituting fraud, material theft of Company assets, bribery, corruption, or other illegal acts, gross negligence, or willful misconduct involving the Company or its subsidiaries (“Detrimental Conduct’’).

•

A material restatement of the Company’s financial or operational results, as a result of the NEO’s Detrimental Conduct, but not including restatements caused by changes in accounting rules, reclassifications or similar retrospective changes that are not the result of Detrimental Conduct (a “Restatement”).

The Compensation Committee may recover under this policy the incentive compensation paid, awarded or acquired by the NEO within the three years preceding the date on which the Compensation Committee determines circumstances triggering the right to clawback such compensation has occurred. Additionally, in the event of a Restatement, the amount that may be recovered under this policy will be limited to the excess of the amount of any incentive compensation actually paid, vested or awarded, and the amount of any such incentive compensation that would have been paid, vested or awarded had the financial or operational results been properly reported.

Any clawback under this policy may, in the discretion of the Compensation Committee, be accomplished through (1) the reduction, forfeiture or cancellation of awards whether or not vested or deferred, (2) requiring the repayment to the Company of any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment, (3) adjusting future incentive compensation opportunities, or (4) such other manner as the Compensation Committee, in its discretion, determines to be appropriate.

The Company’s right of clawback under this Policy is in addition to any other remedy available to it, including, but not limited to, termination of employment, the initiation of civil or criminal proceedings, and any right to repayment under the Sarbanes-Oxley Act of 2002, and any other applicable law.

Executive Ownership Guidelines

While we did not have a stock ownership policy in effect in 2019, the Board believes that it is important to link the interests of our NEOs to those of our stockholders. Effective January 1, 2020, the Board adopted a stock ownership policy, which requires our executives to accumulate and hold a minimum number of shares of Parsons common stock within five years of the later of (1) the effective date of the policy or (2) the date of appointment/promotion of the executive officer. The specific Parsons stock ownership requirements for our executive officers are as follows:

CEO	5x Annual Base Salary

Other Executive Officers	3x Annual Base Salary

For our CEO and other executive officers, shares of our common stock that count towards satisfaction of this policy include (1) common stock directly owned by the executive or immediate family member (2) common stock owned indirectly if the individual has an economic interest in the shares (beneficial ownership as defined in Rule 13d-3 and reported in the proxy) (3) shares held through the ESOP, (4) unvested restricted stock or RSUs, excluding shares or units remaining subject to achievement of performance goals, and (5) shares held through the 401(k) plan, at such time in the future this option is available.

Value of ownership will be measured by reference to the trailing 60 trading day weighted average of the Parsons common stock, up to and including last day of the calendar year; compliance will be evaluated annually. Determination of the impact of share price fluctuation is subject to Compensation Committee discretion.

Anti-Hedging and Anti-Pledging Policies

Under our Insider Trading Compliance Policy, we prohibit our employees, including our NEOs, and Board members, from hedging the risk associated with ownership of shares of Parsons common stock and other securities, as well as from pledging any Parsons securities as collateral for a loan.

Compensation-Related Risk

Our Compensation Committee is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The compensation policies and practices in place that mitigate unnecessary risk include:

•	An appropriate compensation mix that is designed to balance fixed and variable pay and emphasize both short-term and long-term performance.

•	A substantial portion of incentive compensation for top level executives is associated with our long-term performance. This discourages short-term risk taking.
•	Multi-year vesting provisions (3-year cliff for performance awards and 3 year ratable for time-based awards) for all equity awards granted under our long-term incentive plans.
•

Financial performance measures used for incentive plans covering colleagues at all levels of the Company include a balanced mix of financial metrics that are in-line with operating and strategic plans.

•	Different performance measures are used in our short- and long-term incentive plans, which provides a balance and reduces the opportunity to take undue risks to meet a single goal.
•	A significant portion of annual and long-term incentive payments are based on Company and business profitability, ensuring a correlation between pay and performance.
•

Financial targets are appropriately set, and if not achieved, result in a reduction of compensation. Assuming at least threshold performance is achieved, our incentive plans generally result in some payouts at levels below target, rather than an “all-or-nothing” approach.

•	Executive and broad-based incentive plans cap the maximum award payable to any individual.
•

The Compensation Committee considers information from peer group companies to provide a reference for compensation design, thereby avoiding unusually high pay opportunities relative to the company’s peers.

•	Incentive payments are subject to clawback in the event of certain conduct or conduct causing a material restatement of our financial results.

Impact of Tax and Accounting

As part of its role, the Compensation Committee reviews and considers the deductibility of our executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction for compensation in excess of one million dollars paid to certain executive officers. The Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision.

In its review and establishment of compensation programs and awards for our NEOs, the Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as only one factor in assessing whether a particular compensatory arrangement is appropriate, particularly in light of the goals of maintaining a competitive executive compensation system generally (i.e., paying for performance and maximizing stockholder return).

The Compensation Committee reserves the right to use their judgment to authorize compensation payments that do not qualify for the compensation deduction if, in light of all applicable circumstances, they believe that such payments are appropriate and in the Company’s best interests and that of our stockholders.

In designing and implementing our compensation programs the Compensation Committee also takes into account the accounting impact of such payments. However, it ultimately determines pay based on the most effective means to implement our long-term strategy.

COMPENSATION TABLES

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for services rendered in all capacities for fiscal 2019.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	SVP Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Charles L. Harrington Chief Executive Officer	2019	1,140,001	4,512,024	—	1,169,100	788,762	132,147	7,742,034
	2018	1,133,396	3,000,000	1,500,000	1,455,500	184,102	563,382	$7,836,380
Carey A. Smith President & Chief Operating Officer	2019	614,390	940,010	—	481,400	21,233	76,050	2,133,083
	2018	457,793	556,200	278,100	579,300	19,326	33,630	$1,924,349
George L Ball Chief Financial Officer	2019	572,890	846,000	—	396,600	315,905	71,629	2,203,024
	2018	554,521	580,000	290,000	498,700	112,069	148,237	$2,183,527
Michael R. Kolloway Chief Legal Officer	2019	422,133	408,924	—	223,100	12,549	105,327	1,172,033
	2018	396,662	267,734	133,867	267,500	12,709	171,588	$1,250,060
Adam Taylor Former Chief Transformation & Administrative Officer (6)	2019	352,134	380,700	—	207,700	24,127	263,749	1,228,410

(1)

For 2019, this column represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs and PSUs granted in 2019. Amounts do not correspond to the actual value that will be realized by the NEOs. The grant date fair value as calculated under FASB ASC Topic 718 of the RSUs is determined by multiplying our share price on the date of grant by the number of shares subject to the award. With respect to the PSUs, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date, which was determined to be 90% of target levels. The grant date fair value of the PSUs assuming achievement at maximum levels (200% of target levels) is as follows: $5,760,000 for Mr. Harrington, $1,199,952 for Ms. Smith, $1,080,000 for Mr. Ball, $522,000 for Mr. Kolloway, and $486,000 for Mr. Taylor. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC.[1]

For 2018, amounts represent awards granted under the LTGP for the 2018-2020 performance cycle at target and the RAU. Awards granted under both the LTGP and the RAU Plan are payable in cash and the NEOs have no right to receive shares. The grant date fair value as calculated under FASB ASC Topic 718 of the awards is determined by multiplying our share price for 2018 by the number of shares subject to the award. In the event that the LTGP awards pay out at maximum value, the total grant date values are $2,250,000 for Mr. Harrington, $417,150 for Ms. Smith, $435,000 for Mr. Ball, and $200,801 for Mr. Kolloway.

(2)

The amounts above reflect the intrinsic value of the SVP awards calculated based on management’s estimated appreciation in fair market value of our shares over the applicable performance cycle, and do not reflect a grant date fair value calculated under FASB ASC Topic 718. SVP awards are payable solely in cash and the NEOs have no right to receive shares.

(3)

Non-equity incentive plan awards consist of annual incentive awards payable under the Company’s 2019 AIP. For more information about the Company’s AIP, please see “Compensation Discussion and Analysis — Annual Cash Incentives” above. Per his separation agreement, Mr. Taylor will be paid his 2019 AIP bonus based on the plan payout.

(4)	Represents earnings under the Company’s non-qualified deferred compensation plans for the applicable fiscal year.
(5)	The table below describes the elements included in All Other Compensation:
(6)	Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer.

ALL OTHER COMPENSATION TABLE
			Employer Contributions Under Defined Contribution Plans
Name	Life Insurance ($)	Excess Liability Coverage ($)	Employer 2019 ERP Contribution ($)	Employer 2019 ESOP Contribution ($)	Employer 401(k) Match ($)	Executive Physical ($)	Financial Planning ($)	Relocation ($)	Separation Payments ($)(a)	Charitable Matching Contribution ($)	Total ($)
Charles R. Harrington	7,424	2,033	86,000	22,400	5,600	2,400	—	1,290	—	5,000	132,147
Carey A. Smith	2,509	2,033	35,593	22,400	5,169	3,346	—	—	—	5,000	76,050
George L. Ball	6,089	2,033	29,289	22,400	5,600	1,045	173	—	—	5,000	71,629
Michael R. Kolloway	26,872	2,033	14,213	22,400	5,600	—	—	29,209	—	5,000	105,327
Adam Taylor	1,610	2,033	—	22,400	—	—	—	51,426	18,280	5,000	263,749

(a)

Includes PTO payout ($21,030) and payments related to Mr. Taylor’s separation agreement (cash severance paid in 2019 of ($112,250), lump sum payment for continued COBRA coverage ($37,000), and cash payment in lieu of 2019 401(k) employer match ($11,000)).

Grants of Plan-Based Awards Table

The following table presents, for each of the NEOs, information concerning each award granted during fiscal 2019. This information supplements the information about these awards set forth in “—Summary Compensation Table.”

GRANTS OF PLAN-BASED AWARDS TABLE
			Estimated Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)

Named Executive Officer		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3)(#)	Grant Date Fair Market Value of Stock Awards (4) ($)
Charles L. Harrington	AIP	1/14/2019	712,500	1,425,000	2,850,000
	PSU	1/14/2019				60,000	120,000	240,000		2,592,000
	RSU	1/14/2019							80,001	1,920,024
Carey A. Smith	AIP	1/14/2019	352,001	704,001	1,408,002
	PSU	1/14/2019				12,500	24,999	49,998		539,978
	RSU	1/14/2019							16,668	400,032
George L. Ball	AIP	1/14/2019	290,004	580,008	1,160,016
	PSU	1/14/2019				11,250	22,500	45,000		486,000
	RSU	1/14/2019							15,000	360,000
Michael R. Kolloway	AIP	1/14/2019	163,125	326,249	652,498
	PSU	1/14/2019				5,438	10,875	21,750		234,900
	RSU	1/14/2019							7,251	174,024
Adam Taylor (5)	AIP	1/14/2019	151,875	303,749	607,498
	PSU	1/14/2019				5,063	10,125	20,250		218,700
	RSU	1/14/2019							6,750	162,000

(1)

Non-equity incentive plan awards consist of annual incentive awards payable under the Company’s 2019 AIP. For more information about the Company’s AIP, please see “Compensation Discussion and Analysis — Annual Cash Incentives” above. For the CEO, the 2019 AIP also contained an individual performance modifier to the bonus payout for the CEO, which could result in an adjustment to the CEO’s annual incentive award payout by a factor of up to 20% of the funded amount based on achievement relative to the corporate financial objectives, negatively or positively, based on certain goals aligned with the enhancement of capital structure, transformation of merger and acquisition pipeline, and enhancement of the executive leadership team. The CEO’s potential individual performance modifier is not reflected in the threshold, target and maximum values set forth in the table above.

(2)

Represents the number of units subject to the 2019-2021 PSU awards at target levels. The 2019-2021 PSUs are eligible to vest based on the achievement of performance goals over the three-year performance cycle ending December 31, 2021; 50% is based on achievement of contract award value and 50% is based on achievement of adjusted EBITDA margin through December 31, 2021 and continued employment through the date of payout, which will be no later than March 15, 2022. For more information about the accelerated vesting of these PSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(3)

These RSUs vest in three equal installments on each of December 31, 2019, 2020 and 2021, subject to the NEO’s continued service with the Company through each such date. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(4)

The grant date fair value of stock awards amounts was calculated in accordance with FASB ASC Topic 718. The grant date fair value as calculated under FASB ASC Topic 718 of the RSUs is determined by multiplying our share price on the date of grant by the number of shares subject to the award. With respect to the PSUs, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date, which was determined to be 90% of target levels. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC.[3]

(5)	Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer.

Outstanding Long-Term Incentive Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying our cash settled LTGP, RAU and SVP awards, and our RSU and PSU awards granted in 2019, for each NEO as of December 31, 2019.

OUTSTANDING LONG-TERM INCENTIVE AWARDS AT FISCAL YEAR-END TABLE
Named Executive Officer		Number of Underlying Unvested SVP Awards (#)	SVP Award Base Price ($)	SVP Award Vesting Date (1)	Number of LTGP and RAU Units and RSUs That Have Not Vested (#)	Market Value of LTGP and RAU Units and RSUs That Have Not Vested ($) (2)	Number of Unearned LTGP Units and PSUs That Have Not Vested (#)	Market Value of Unearned LTGP Units and PSUs That Have Not Vested ($) (2)
Charles L.	2019 RSU(3)				53,334	2,201,628
Harrington(1)	2019 PSU(4)						120,000	4,953,600
	2018 SVP	529,983	22.67	12/31/2020
	2018 RAU(5)				66,171	2,731,539
	2018 LTGP(6)						66,171	2,731,539
	2017 LTGP(7)				50,200	2,072,256
Carey A. Smith	2019 RSU(3)				11,112	458,703
	2019 PSU(4)						24,999	1,031,959
	2018 SVP	98,259	22.67	12/31/2020
	2018 RAU(5)				12,267	506,382
	2018 LTGP(6)						12,267	506,382
	2017 LTGP(7)				9,229	380,973
	2016 RAU(8)				24,999	1,031,959
George L. Ball	2019 RSU(3)				10,000	412,800
	2019 PSU(4)						22,500	928,800
	2018 SVP	102,462	22.67	12/31/2020
	2018 RAU(5)				12,792	528,054
	2018 LTGP(6)						12,792	528,054
	2017 LTGP(7)				9,637	397,815
Michael R.	2019 RSU(3)				4,834	199,548
Kolloway	2019 PSU(4)						10,875	488,920
	2018 SVP	47,298	22.67	12/31/2020
	2018 RAU(5)				5,904	243,717
	2018 LTGP(6)						5,904	243,717
Adam	2018 SVP	25,754	22.67	12/31/2020
Taylor(9)	2018 RAU(5)				3,216	132,756
	2018 LTGP(6)						3,216	132,756
	2018 RAU(10)				12,576	519,137

(1)	All SVP awards have cliff vesting and payout on the vesting date listed.
(2)

The market value of the long-term incentive awards was determined by multiplying the number of units, subject to the award by the closing price per share of our common stock of $41.28 on December 31, 2019, the last trading day of our fiscal year 2019.

(3)

The remaining RSUs vest in two equal installments on each of December 31, 2020 and 2021, subject to the NEO’s continued service with the Company through each such date. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(4)

Represents the number of units, subject to the 2019-2021 PSU awards at target levels. The 2019-2021 PSUs are eligible to vest based on the achievement of performance goals over the three-year performance cycle ending December 31, 2021; 50% is based on achievement of contract award value and 50% is based on achievement of adjusted EBITDA margin through December 31, 2021 and continued employment through the date of payout, which will be no later than March 15, 2022. For more information about the accelerated vesting of these PSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(5)

The remaining RAUs vest on December 31, 2020, subject to the NEO’s continued service with the Company through such date. For more information about the accelerated vesting of these RAUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above. Pursuant to his separation agreement, Mr. Taylor will remain eligible to vest in two-thirds of his remaining RAU award.

(6)

Represents the number of units, subject to the 2018-2020 LTGP awards at target levels. The 2018-2020 LGTP awards are eligible to vest based 50% based on achievement of contract award value and 50% based on achievement of NOI goals through December 31, 2020 and continued employment through the date of payout, which will be no later than March 15, 2021. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above. Pursuant to his separation agreement, Mr. Taylor will remain eligible to vest in two-thirds of his remaining 2018-2020 LTGP award.

(7)

Represents the number of units, subject to the 2017-2019 LTGP awards based on the actual performance payout of 69.6%. The performance goals for the 2017-2019 LTGP awards were achieved at such level on December 31, 2019, but the awards remained subject to forfeiture subject to continued employment through the payment date of the award, which will occur on March 20, 2020.

(8)

The remaining RAUs vest on December 15, 2020, subject to the NEO’s continued service with the Company through such date. For more information about the accelerated vesting of these RSUs, see “Compensation Discussion and Analysis — Long-Term Incentives” above.

(9)	Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer.
(10)	Pursuant to his separation agreement, Mr. Taylor will vest in 6,177 of the RAUs on May 14, 2020, and 6,399 of the RAUs on May 14, 2021.

Long-Term Incentive Awards that Vested in 2019

The following sets forth the number of SVP, LTGP and RAU units and RSUs that vested in 2019. SVP, LTGP and RAU units that vested in 2019 were settled in cash. RSUs that vested in 2019 were settled in shares of our common stock.

LONG-TERM INCENTIVE AWARDS VESTED TABLE
	SVP Awards		LTGP and RAU Awards		RSU Awards
Named Executive Officer	Number of Shares Subject to SVP (#) (1)	Value Realized ($)	Number of LTGP and RAU Units Acquired on Vesting (#) (2)	Value Realized on Vesting ($)	Number of RSU Awards Vested (#) (3)	Value Realized on Vesting ($) (4)
Charles L. Harrington	549,999	9,569,983	79,471	3,249,942	26,667	1,100,814
Carey A. Smith	101,124	1,759,558	43,263	1,583,413	5,556	229,352
George L. Ball	105,600	1,837,440	15,446	637,505	5,000	206,400
Michael R. Kolloway	38,349	668,839	5,040	190,159	2,417	99,774
Adam Taylor (5)	—	—	8,823	267,778	—	—

(1)	Represents SVP awards granted in 2017 which vested on December 31, 2019 but were paid in cash in 2020.
(2)

Represents (a) 2016-2018 LTGP awards that were earned based on performance over the 2016-2018 performance cycle but that vested based on continued employment through the date of payout in March 2019, and (b) RAUs granted in 2017 that vested on December 31, 2019 but paid in cash in March 2020. For Ms. Smith, includes 30,000 RAUs granted to her in connection with her commencement of employment in 2016 that vested on December 15, 2019 and were settled in cash. For Mr. Taylor, includes 8,823 RAUs granted to him in connection with his commencement of employment in 2018 that vested on May 14, 2019.

(3)	Represents RSUs granted in 2019 that vested on December 31, 2019 and were settled in shares of our common stock.
(4)	Value realized on vesting calculated by multiplying the number of RSUs that vested multiplied by the closing price per share of our common stock on the date of vesting.
(5)	Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

Parsons Executive Restoration Plan (“ERP”): The ERP provides a vehicle to restore qualified plan benefits that are reduced because of limitations on compensation imposed under the Code under the ESOP and the 401(k) plan. The amount credited to a NEO under the ERP is equal to a percentage of the NEO’s eligible compensation under the ESOP based on the total percentage of compensation that we contribute to the ESOP and the Company’s match formula on deferrals under the 401(k) plan. These amounts were then converted into a value reflective of our common shares based on our then current share price. NEOs vest in their ERP accounts in accordance with the same vesting schedule as the ESOP. Vested ERP account balances are paid in cash in a lump sum upon a NEO’s termination of employment, or, if so elected by the NEO, upon a change in control or substantial financial hardship. The ERP valuation is calculated on stock price indexing based on a 60-day weighted trading average at end of plan year. At the end of each plan year, each NEO’s ERP account balance is increased or decreased by the percentage change in the value of Parsons’ stock since the preceding valuation date. For the 2018 plan year, the stock value increased by 11.5%. For the 2019 plan year, the stock value increased from $24 to $37.73 (trailing 60 trading day weighted average up to and including December 31, 2019), or by 57.2%. Therefore, the increase in account value due to the indexing to Parson’s stock price was significantly larger in 2019 than 2018. Each of the NEOs participated in the ERP in 2019.

Effective January 1, 2020, the ERP stock price indexing has been eliminated. The amount credited to a NEO under the ERP will be equal to a percentage of the NEO’s eligible compensation under the ESOP based on the total percentage of compensation that we contribute to the ESOP, and will no longer include a percentage of compensation we contribute to the Company’s match formula on deferrals under the 401(k) Plan. The ERP will earn an annual rate of interest on the ERP funds equal to the average of prime rates made available to preferred borrowers by Bank of America, N.T. & S.A., Los Angeles Branch (or any successor thereto) determined as of the first working day of each calendar month prior to the complete distribution of an ERP account.

Bonus and Equity Deferrals Prior to 2019: Prior to 2019, our NEOs were eligible defer their annual cash incentive bonus under our Bonus Deferral Plan, and the value of their LTGP, SVP and RAU awards. We discontinued offering these deferral alternatives to our NEOs in 2019.

•

The Bonus Deferral Plan: Our NEOs were eligible to participate in the Bonus Deferral Plan, which is a non-qualified deferred compensation plan that allowed them to meet their retirement and other future income needs by deferring all or a portion of their annual cash incentive bonus. The amount deferred earns interest each year at a rate equal to the average of the annual prime rates made available to preferred borrowers by the Los Angeles branch of Bank of America. Benefits under this plan are payable upon termination of employment, a specified future date, or upon a change in control if so elected by the executive. Only Mr. Harrington and Mr. Ball have participated in this plan.

•

SVP Deferrals: Prior to 2019, participants in the SVP were eligible to elect to defer 0% or 25% to 100% of the SVP awards that may become payable under such plan until the later of the participant’s termination of employment or at the date elected. Participants could then elect that amounts that are to become payable upon such participant’s termination due to retirement or disability be paid in a lump sum payment, five substantially equal annual installments or ten substantially equal annual installments. SVP deferrals will also be paid within 30 days following a change in control. Only Mr. Ball has elected to defer a portion of his SVP awards granted to him prior to 2019.

Legacy Plans: We also have three other historical deferred compensation plans pursuant to which executives were allowed to defer their long-term incentives, which we refer to as the “Legacy Plans” below. Deferrals under those plans also earn interest at the average of the annual prime rates made available to preferred borrowers by the Los Angeles branch of Bank of America.

NONQUALIFIED DEFERRED COMPENSATION TABLE
Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Charles L. Harrington
Executive Restoration Plan	—	86,000	754,956	—	2,160,616
Bonus Plan	—	—	6,933	—	137,984
Legacy Plan	—	—	26,873	—	534,823
Carey A. Smith
Executive Restoration Plan	—	35,593	21,233	—	93,940
George L. Ball
Executive Restoration Plan	—	29,289	245,578	—	704,138
Bonus Plan	—	—	32,791	—	652,607
Shareholder Value Plan	—	—	765	—	15,220
Legacy Plan	—	—	36,771	—	704,138
Michael R. Kolloway
Executive Restoration Plan	—	14,213	12,549	—	48,697
Adam Taylor(1)
Executive Restoration Plan	—	—	24,127	—	—

(1)

Mr. Taylor resigned from his position as our Chief Transformation & Administrative Officer in November 2019 and is no longer an executive officer. Upon his resignation, he forfeited his account balance under the ERP as he was not yet vested in such account.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

The NEOs are eligible to receive certain severance payments and benefits in connection with various circumstances in connection with a change in control of the Company. The potential severance payments and benefits payable to these NEOs in the event of termination of employment as of December 31, 2019 pursuant to the terms of their individual change in control and severance agreements, or the CIC Agreements, as applicable, are described below.

The CIC Agreements provide severance protections to the NEOs in the event of a resignation by the executive for “Good Reason” or a termination by Parsons without “Cause” (as each such term is defined below) within eighteen months following a change in control or if any successor company fails to assume the CIC Agreement or repudiates or breaches any provision of the CIC Agreement within such eighteen month period (any such event, a “Qualifying Event”).

Under the CIC Agreements, if a Qualifying Event occurs, the executive is eligible to receive the following severance payments and benefits, subject to his or her written notice to the Company of such Qualifying Event, his or her execution of an effective release of claims in favor of the Company and continued compliance with his or her restrictive covenants, payable in a lump sum no later than two and a half months following the Qualifying Event, subject to any delays imposed by Section 409A of the Code:

•

a pro rata portion (based on number of days that elapsed in the calendar year before the Qualifying Event occurred) of the greater of (1) the executive’s target annual bonus for the year of the Qualifying Event or (2) the executive’s annual bonus that would have been paid (as determined by the board of directors in its discretion) assuming the year ended on the date of the Qualifying Event and based on actual performance through that date;

•	an amount equal to the highest rate of the executive’s annualized base salary in effect at any time up to and including the Qualifying Event multiplied by two, or for the CEO multiplied by three;
•

an amount equal to the greater of (1) the executive’s target annual bonus for the year of the Qualifying Event or (2) the average of the annual bonuses actually paid to the executive for the two years preceding the year of the Qualifying Event, multiplied by two, or for the CEO multiplied by three; and

•

a non-discounted cash lump sum amount equal to the sum of the following: (1) the Company’s estimate of the costs for the executive’s medical insurance coverage at the level and a cost to the executive comparable to that provided to the executive immediately prior to the Qualifying Event for a period of two years, or three years for the CEO, following such Qualifying Event (which, in the Company’s discretion, may be based on the applicable COBRA rates); (2) the Company’s estimate of the costs for the continuation of that level of the executive’s life insurance coverage that is in effect immediately prior to the Qualifying Event, for a period of two years, or three years for the CEO, following such Qualifying Event, or, if shorter, the period ending on the last day of the level premium rate guarantee period established by the applicable insurer for such coverage; and (3) the Company’s estimate of the cost for the continuation of the executive’s executive supplemental disability coverage under the Company’s supplemental disability insurance plan in effect immediately prior to the Qualifying Event for a period of two years, or three years for the CEO, following such Qualifying Event (or the date the executive attains age 65, if earlier), but the cash payment in this clause (3) will only be paid if the terms of the applicable insurance policy under such disability insurance plan provide that the coverage may be continued following the Qualifying Event and such costs to be estimated using the extent of the coverage allowed under the terms such policy at a cost to the Company that is no greater than the cost borne by the Company immediately prior to the Qualifying Event.

For purposes of the CIC Agreements, a “change in control” has the same definition as is given to such term in our 2019 Incentive Plan.

For purposes of the CIC Agreements, (1) “Cause” means the executive’s (a) commission of fraud or embezzlement in connection with Parsons; (b) conviction of, or pleading guilty or nolo contendere to, a felony involving fraud, dishonesty or moral turpitude; or (c) willful and continued failure to substantially perform material duties which is not remedied in a reasonable period of time after written notice delivered by the Board; and (2) “Good Reason” means the occurrence of any of the following events without the executive’s consent and which is not cured by Parsons within thirty days of such event’s occurrence: (a) a material reduction in the nature or status of the executive’s authorities, duties and/or responsibilities (viewed in the aggregate) from the level in effect on the day immediately prior to a change in control; (b) a reduction in the executive’s base salary as in effect on the day immediately prior to a change in control; (c) a material reduction of the executive’s aggregate welfare benefits and/or the value of the incentive programs provided under Parsons’ management incentive and/or other short and/or long-term incentive programs, as such benefits and opportunities existed on the day immediately prior to a change in control; (d) relocation of the executive’s principal office by more than fifty miles from the location of the executive’s principal office as of the day immediately prior to a change in control; (e) any purported termination of the executive without satisfying the notice requirements in the CIC Agreement; and (f) Parsons’ failure to obtain agreement from any successor entity to assume and perform its obligations under the CIC Agreement.

The CIC Agreements provide that in the event that any payments would subject the NEO to the excise taxes applicable under Section 4999 of the Code by reason of being a parachute payment under Section 280G of the Code, then if it would cause a better net-after tax result, the amount of such payments will be reduced so that no excise tax would apply.

Additionally, our long-term incentive awards are eligible for accelerated vesting under certain circumstances. For a discussion of the accelerated vested terms of these awards, please see “Compensation Discussion and Analysis – Long-Term Incentive Awards” above.

Potential Payments upon Termination or Change in Control Table

The following table sets forth the estimated payments that would be received by the NEOs in four different scenarios – (1) a termination of employment without cause or following a resignation for good reason (involuntary termination) apart from a change in control, (2) a NEO’s retirement, death or disability, (3) an involuntary termination in connection with a change in control in the circumstances contemplated by the CIC Agreements described above, and (4) a change in control without a corresponding termination of employment. The table below reflects amounts payable to the NEOs assuming their employment was terminated on December 31, 2019 and, if applicable, a change in control of our Company also occurred on that date, and therefore includes only long-term incentive awards outstanding on that date. The separation arrangements with Mr. Taylor in connection with his separation in November 2019 are not included in the table below as his termination occurred prior to the end of 2019 but are discussed below. For purposes of estimating the value of accelerated long-term incentive awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $41.28, which represents the closing market price of our common stock as reported on the NYSE on December 31, 2019 (and that any LTGP, SVP or RAU awards to be settled in cash would be settled based on such value per unit). Each of the NEOs are participants in the deferred compensation plans described above under “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation” and the ESOP. For more information about payments payable to the NEOs under these deferred compensation plans or the ESOP upon a termination of employment or a change in control, please see “—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation” above and “—Employee Stock Ownership Plan” below.

Name	Involuntary Termination without a Change in Control ($)	Retirement, Death or Disability($)(1)	Involuntary Termination in Connection with Change in Control ($)	Change in Control ($)(2)
Charles L. Harrington
Cash Severance	—	—	7,695,000(3)	—
Benefits	—	—	87,598(4)	—
Long-Term Incentive Award Acceleration	—	14,619,847	—	35,219,697
Carey A. Smith
Cash Severance	—	—	2,320,000(3)	—
Benefits	—	—	41,991(4)	—
Long-Term Incentive Award Acceleration	—	2,688,027	—	6,716,873
George L. Ball
Cash Severance	—	—	2,688,004(3)	—
Benefits	—	—	59,772(4)	—
Long-Term Incentive Award Acceleration	—	2,806,900	—	7,734,004
Michael R. Kolloway
Cash Severance	—	—	1,522,493(3)	—
Benefits	—	—	90,793(4)	—
Long-Term Incentive Award Acceleration	—	876,890	—	2,725,099

(1)

Upon a NEO’s retirement, death or disability, each NEO will vest in (a) vest in a prorated portion of all outstanding RAU and RSU awards (although retirement vesting requires Compensation Committee approval), and (b) remain eligible to vest in a prorated portion of all outstanding SVP, LTGP and PSU awards for uncompleted performance cycles based on actual performance for the performance cycle. We have assumed that retirement vesting for the NEOs is approved by the Compensation Committee for purposes of this disclosure. We have also assumed performance at “target” levels for the relevant performance cycle for outstanding LTGP and PSU awards for purposes of calculating the amount set forth in this column. For purposes of this column, the value of the RAU awards that vested on December 31, 2019 that would have vested under such circumstances upon a triggering event occurring on the same date is also included.

(2)

Upon a change in control, each NEO will vest in (a) all outstanding RAU awards, (b) all outstanding RSU awards, (c) a prorated portion of all outstanding LTGP and PSU awards for any uncompleted performance cycle (with vesting at “target” levels assumed for purposes of this disclosure), and (d) a prorated portion of all outstanding SVP awards for any uncompleted performance cycle. For purposes of this column, the value of the RAU awards that vested on December 31, 2019 that would have vested upon a change in control on the same date is also included. As these awards would vest upon a change in control, without regard to any termination of employment, the value of this acceleration is reflected only in the “Change in Control” column and is not reflected in the “Involuntary Termination in Connection with Change in Control” column (as the awards would have vested as a result of the occurrence of the change in control alone as described above prior to any such involuntary termination).

(3)

Represents the sum of (a) the NEO’s base salary plus the NEO’s target annual bonus for 2019 multiplied by (i) three for Mr. Harrington and (ii) two for the other NEOs, and (b) the NEO’s target annual bonus for 2019 (the full amount of which has been included in respect of the pro-rated target bonus component of the NEO’s severance package given the termination is assumed to have occurred on December 31, 2019 for purposes of this table. These amounts are payable in a lump sum.

(4)

Represents the amount payable to the NEO under the CIC Agreements in respect of continued medical, life and supplemental disability coverage for (a) three years for Mr. Harrington, and (b) two years for the other NEOs. This amount is payable in a lump sum and subject to the conditions set forth in the CIC Agreements, as described above.

Taylor Separation Agreement

Adam Taylor, our former Chief Transformation and Administrative Officer, resigned from Parsons effective as of November 11, 2019. Pursuant to the terms of his Separation Agreement and Release of Claims, we agreed to pay Mr. Taylor (1) his bonus under our 2019 AIP based on actual performance, (2) cash severance of $405,000, payable in four installments, with 25% paid in connection with the execution of his Separation Agreement, and 25% paid on each of February 15, July 1 and October 1, 2020, (3) a lump sum payment of $37,000 for continued health benefits, (4) a lump sum payment of $11,000 in lieu of his 401(k) match for 2019, (5) outplacement services for up to 12 months, and (6) continued vesting of his new hire RAU awards and two-thirds of his long term incentive compensation due for the entire performance cycle for the LTGP, SVP and the RAU 2018-2020 performance cycle, in each case based on actual performance and to be paid in accordance with the original terms of the awards. Mr. Taylor remains subject to general non-disparagement and confidentiality covenants as well as 24-month post-termination non-competition and non-solicitation covenants. In order to receive payments under his Separation Agreement, Mr. Taylor executed a general release of claims.

Employee Stock Ownership Plan

Our employees participate in the ESOP, which is a defined contribution stock bonus retirement plan designed to enable eligible employees to obtain an ownership interest in Parsons. The ESOP is funded by contributions made by us which are held in a trust established as part of the ESOP. The contributions are invested in our common stock. Contributions and any earnings or dividends thereon, to the extent such amounts remain in the ESOP, accumulate on a tax deferred basis.

We may make discretionary contributions to the ESOP each year in an amount to be determined by our Board and may be made in cash or in shares of our common stock. We made contributions of 1,790,496 shares in fiscal 2017, 1,874,988 shares in fiscal 2018 and 1,345,198 shares in fiscal 2019 of our common stock to the ESOP and intend to continue to make annual contributions in shares of our common stock to the ESOP after we are a public company. In fiscal 2017, 2018 and 2019, we made annual contributions to the ESOP in shares of our common stock in the amount of 8% of the participants’ cash compensation for the applicable year (net of shares forfeited by participants in the applicable year) and we have agreed with the ESOP Trustee that for fiscal 2020, we will make annual contributions in shares of our common stock to the ESOP in an amount not to be less than 8% of the ESOP participants’ cash compensation for the applicable year. The annual contributions to the ESOP are allocated to participants’ accounts each year, as of the last day of the year, to participants who were eligible employees during the year, and the allocations are made on a basis proportional to compensation. Covered compensation for an eligible employee under the ESOP generally includes base pay, overtime pay, assignment premiums included in base pay and most pre-tax deductions. Bonuses, relocation expenses and most other reimbursements are generally excluded from covered compensation. Prior to 2020, participants vested in their ESOP accounts over a period of six years. Effective January 1, 2020, the vesting schedule was amended to provide for three-year ratable vesting of ESOP accounts.

The value of vested account balances, subject to eligibility, vesting and distribution rules, are distributed to participants, generally only after their retirement from Parsons after attaining age 65 (or 62 with 6 or more years of service). Distributions will generally be in a series of installment payments over a number of years. Based on ESOP participants’ account balances and installment options, we expect distributions in the aggregate will generally be made ratably over three years. The number of installments is based on participant account balances at the time of distribution. Participants with accounts valued over $40,000 may elect three- or five-year installments, accounts between $40,000 and $20,001 are paid in two annual installments, and accounts less than $20,001 are paid in a lump sum. Distributions prior to termination of employment or reaching retirement age (65 or 62 with 6 or more years of service) are generally not permitted, unless the participant dies. Participants who die prior to beginning their installments, and participants who receive conflict of interest distributions following termination of employment, are also paid in a lump sum.

With respect to cash dividends, if the Board declares and pays a cash dividend on shares of our common stock held in the ESOP and allocated to participant accounts, then, at the election of each participant, this dividend may either be paid currently to the participant either directly by us or through the ESOP or reinvested in our common stock and held in such participant’s account in the ESOP. Any such cash dividends to be paid currently to participants will be paid in cash. Dividends on shares of unallocated stock will not be distributed to the participant currently but will either be applied to pay off any ESOP loans or held in the ESOP. The ESOP currently does not have any ESOP loans.

Participants who have attained age 55 and who have completed at least 10 years of participation in the ESOP are permitted to diversify a portion of their respective ESOP accounts over a period of six years. For the first five plan years that a participant is allowed to diversify his or her accounts, the participant is permitted to diversify up to 25% of the value (as of the last day of the preceding plan year) of their vested diversification eligible ESOP account. For the sixth plan year the participant is permitted to diversify up to 50% of the value (as of the last day of the preceding plan year) of their vested ESOP diversification eligible account. This diversification election applies only to shares acquired by the ESOP after 1987, or the Diversification Eligible Shares. Shares acquired by the ESOP prior to 1987 are not eligible for this diversification election. In total, as of December 31, 2019, the ESOP held 17.1 million Diversification Eligible Shares. However, only 0.9 million shares are eligible for diversification in 2020. If a participant elects to diversify his or her accounts, historically, we have repurchased such shares for cash; however, following our initial public offering, these distributions will be made in shares.

ESOP distributions will be made in the form of shares of our common stock (other than distributions in respect of fractional shares, which will be made in cash) and will be available for sale into the public market, subject to compliance with applicable federal securities laws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE

COMPENSATION

The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

THE COMPENSATION COMMITTEE

Tamara L. Lundgren (Chair)

Kenneth C. Dahlberg

Steven F. Leer

Harry T. McMahon

DIRECTOR COMPENSATION

Our directors who are also our employees will not receive any additional compensation for their service on our Board, but we believe that attracting and retaining qualified non-employee directors is critical to our future growth and governance.

Cash Compensation.    Effective October 1, 2018, our non-employee directors are eligible to receive the following cash compensation:

Component	Annual Amount
Annual Board Retainer	$100,000
Annual Lead Independent Director Additional Retainer	$35,000
Audit Committee Chair Additional Retainer	$20,000
Audit Committee Member Additional Retainer	$11,500
Compensation Committee Chair Additional Retainer	$18,000
Compensation Committee Member Additional Retainer	$8,000
Governance Committee Chair Additional Retainer	$15,000
Governance Committee Member Additional Retainer	$6,000
Executive Committee Member Additional Retainer (1)	$11,500
Special Meeting Fees (Per Meeting)	$2,000 (in person) $1,000 (telephonic)

(1)	Applied through the date of our IPO to reflect the additional time required to address issues related to our IPO.

Commencing in 2020, non-employee directors may elect to receive all or a portion of their cash retainers (but not meeting fees) in the form of fully vested shares of our common stock, which shares will be issued on the first day of each calendar quarter, in advance (and, in the case of a newly-elected or appointed director, in the first day of his or her service for the then-current quarter). The number of shares to be issued will be equal to (1) the cash retainer to be paid in the form of shares, divided by (2) the 60 trading day weighted average of our common stock, up to and including last day of the preceding calendar quarter, rounded up to the nearest whole share. These shares will be issued under our 2019 Incentive Plan.

Our non-employee directors are eligible to defer the cash compensation paid to them by us (and any shares issued in satisfaction of cash retainers as described above) under the Fee Deferral Plan for Outside Directors of the Parsons Corporation (the “Fee Deferral Plan”). The Fee Deferral Plan allows a non-employee director to defer his or her annual retainer (excluding meeting fees) (and any shares issued in satisfaction of cash retainers as described above) until his or her termination of service or, if earlier, death. Deferred fees (or shares) will generally be payable in a lump sum or in five or ten installments. In the event of a change in control of the Company, all balances will be paid in a lump sum upon the change in control or as soon as practicable thereafter. Any shares deferred pursuant to such a deferral election will be issued in the form of a deferred fee award consisting of a number of restricted stock units under the 2019 Incentive Plan determined in accordance with the formula above and reflecting the director’s deferral election.

Long-Term Incentive Compensation.    Until the date of the IPO, non-employee directors received grants (similar to phantom equity) under the Share Value Retirement Plan (“SVRP”) with an annual value of $160,000. Following the IPO, the non-employee directors will be granted time-based RSUs under the 2019 Incentive Plan, as follows:

•

On July 15, 2019 and on the first day of each calendar quarter occurring prior to the first annual stockholders’ meeting following the IPO, each non-employee director will be granted such number of RSUs as is equal to (1) $40,000 divided by (2) the 60 trading day weighted average of our common stock, up to and including last day of the preceding calendar quarter, rounded up to the nearest whole share. In the case of the RSUs granted on July 15, 2019, as there was not yet 60 days of trading activity at that date, the value was determined using available trading day weighted average of our common stock from the date of our initial public offering through June 30, 2019.

•

From and after the date of the 2020 annual meeting, on the date of each annual stockholders’ meeting, each non-employee director will be granted such number of RSUs as is equal to (1) $160,000 (plus, with respect to the annual meeting, a prorated quarterly target dollar amount for the portion of the second quarter of 2020 preceding the date of the annual meeting), divided by (2) the 60 trading day weighted average of our common stock, up to and including the last day preceding the grant date, rounded up to the nearest whole share.

The RSUs will vest on the first anniversary of the date of grant (in the case of the RSUs granted on July 15, 2019, they will vest on June 30, 2020). The RSUs will also vest upon a change in control (as defined in the 2019 Incentive Plan), or a non-employee director’s death or disability. Commencing in 2020, the non-employee directors will also be eligible to make deferral elections with respect to such RSUs, with the deferral alternatives generally consistent with those under the SVRP and described above. RSUs granted with respect to 2019 service were automatically deferred on terms consistent with those under the SVRP.

In July 2019, the Compensation Committee reviewed non-employee director pay practices of our peer group that Pearl Meyer and the Compensation Committee determined compete with us for talent and are in the same or related industries with similar revenue size. The Compensation Committee has determined to review non-employee director compensation biennially.

The following table contains information concerning the compensation of our non-employee directors in fiscal 2019.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Kenneth C. Dahlberg	126,500	120,000	—	246,500
Mark K. Holdsworth	129,625	120,000	—	249,625
Steven F. Leer	126,500	120,000	—	246,500
Tamara L. Lundgren	132,625	120,000	—	252,625
James F. McGovern(2)	155,625	120,000	30,564	306,189
Harry T. McMahon	137,125	120,000	—	257,125
M. Christian Mitchell	147,625	120,000	—	267,625
Major General Suzanne M. Vautrinot, USAF (ret)	124,500	120,000	—	244,500

(1)

For 2019, this column represents the (a) grant of $40,000 in SVRP units for the first quarter of 2019, plus (b) the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted to the non-employee directors in 2019 following the IPO. Amounts do not correspond to the actual value that will be realized by the non-employee directors. The grant date fair value as calculated under FASB ASC Topic 718 of the RSUs is determined by multiplying our share price on the date of grant by the number of shares subject to the award. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. The following table sets forth the aggregate number of unvested RSUs held by each non-employee director as of December 31, 2019

Name	Unvested RSUs
Kenneth C. Dahlberg	2,351
Mark K. Holdsworth	2,351
Steven F. Leer	2,351
Tamara L. Lundgren	2,351
James F. McGovern(2)	2,351
Harry T. McMahon	2,351
M. Christian Mitchell	2,351
Major General Suzanne M. Vautrinot, USAF (ret)	2,351

(2)	Mr. McGovern deferred fees earned in fiscal year 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 regarding compensation plans under which our equity securities are authorized for issuance. The ESPP is not included in the table below as it became effective on January 1, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(1)
Equity compensation plans approved by security holders	39,682(2)	—	10,645,549(3)
Equity compensation plans not approved by security holders	466,958(4)	—	—
Totals	506,640		10,645,549

(1)	Consists of the 2019 Incentive Plan.
(2)	Amount represents 39,682 shares of common stock issuable upon the vesting of outstanding RSU awards under the 2019 Incentive Plan.
(3)

Amount represents 10,645,549 shares remaining available for future issuance under the 2019 Incentive Plan. The number of shares of our common stock reserved for issuance under awards granted pursuant to the 2019 Incentive Plan is equal to (1) 11,700,000 shares, less (2) any shares issued pursuant to awards granted during 2019 under the LTGP or the RAU Plan. In no event will more than 11,700,000 shares be issued pursuant to awards under the 2019 Incentive Plan or the LTGP or the RAU Plan. Awards granted in 2019 under the RAU Plan and LTGP will be settled in shares of common stock, and, as of December 31, 2019, the maximum number of shares potentially issuable pursuant to outstanding awards granted in 2019 under the RAU Plan and the LTGP was 1,014,769 shares in the aggregate (assuming settlement of LTGP awards at “maximum” levels). No additional awards will be granted under the RAU Plan and LTGP, and awards granted prior to 2019 are cash-settled only. The number reflected in this column assumes that the maximum number of shares issuable under the awards granted in 2019 under the RAU Plan and the LTGP Plan outstanding at December 31, 2019 will be settled in shares. However, in the event any of such awards are forfeited, they will no longer reduce the share reserve under the 2019 Incentive Plan. Our ESPP became effective on January 1, 2020 and is not included in the amount shown. Awards granted in 2019 under the RAU Plan and LTGP may be settled in shares of common stock, but, as of December 31, 2019, in no event will more than 1,014,769 shares of common stock in the aggregate be issued under such plans. No additional awards will be granted under the RAU Plan and LTGP. For more information about our RAU Plan and LTGP, please see “Compensation Discussion and Analysis – Long-Term Incentives” above.

(4)

Amount represents 149,408 shares of common stock issuable upon the vesting of outstanding RSU awards under our RAU Plan, and (b) 317,550 shares of common stock issuable upon the vesting of outstanding PSU awards at “target” levels granted in 2019 under our LTGP. This amount does not include shares of common stock under outstanding RSU awards granted under our RAU Plan that vested on December 31, 2019. Awards granted in 2019 under the RAU Plan and LTGP may be settled in shares of common stock, but, as of December 31, 2019, the maximum number of shares potentially issuable pursuant to outstanding awards granted in 2019 under the RAU Plan and the LTGP was 1,014,769 shares of common stock in the aggregate (assuming settlement of LTGP awards at “maximum” levels). No additional awards will be granted under the RAU Plan and LTGP and awards granted prior to 2019 are cash-settled only. For more information about our RAU Plan and LTGP, please see “Compensation Discussion and Analysis – Long-Term Incentives” above.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. The Chair of the Audit Committee has been designated by the Board as “audit committee financial experts” under applicable SEC rules. The following us the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2019 and the notes thereto.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.parsons.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, PwC, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by PwC, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company’s internal auditors, and PwC.

Management has the primary responsibility for the Company’s financial statements and accounting and reporting processes, including the systems of internal accounting control. PwC is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management of the Company and PwC, the audited consolidated financial statements of the Company for the year ended December 31, 2019 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by PwC, and those identified by the Company’s internal auditors as well as management’s responses thereto. In addition, the Audit Committee discussed with PwC the matters required to be discussed under PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has also: (i) considered whether non-audit services provided by PwC are compatible with its independence; (ii) received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence; and (iii) discussed with PwC its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

THE AUDIT COMMITTEE

M. Christian Mitchell (Chair)

Kenneth C. Dahlberg

Steven F. Leer

Harry T. McMahon

Major General Suzanne M. “Zan” Vautrinot, USAF (ret.)

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees

The following table presents the Company’s fees for services performed by its principal accounting firm, PwC, during fiscal year 2019.

(Amounts in thousands)	2019	2018

Audit fees(1)	$4,675,768	$3,402,917

Audit-related fees(2)	-	-

Tax fees(3)	$-	$-

All other fees	4,500	4,500

Total	$4,680,268	$9,796,718

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.

(2)

Audit-related fees principally include those for services related to accounting consultations in connection with the Company’s potential implementation and operation of its financial management systems.

(3)	Tax fees principally include domestic and foreign tax compliance and advisory services.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PwC as the independent auditors to perform an integrated audit of the Company for the year ending December 31, 2020. PwC served as our independent auditors for the year ended December 31, 2019. Stockholder approval of the appointment is not required.

The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of PwC, the Audit Committee will reconsider whether to hire the firm and may retain PwC or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of PwC are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2020.

PROPOSAL 3: ADVISORY VOTE ON COMPANY’S EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.

As described in detail under the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2020 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2020 Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis of this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE

ADVISORY VOTES TO APPROVE NAMED EXECUTIVE COMPENSATION

Our Company’s shareholders are asked to cast an advisory vote to approve the compensation of our named executives as described in this proxy statement. At least once every six years, the Dodd-Frank Act enables our shareholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking an advisory, non-binding determination from our shareholders as to the frequency with which shareholders would like to have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of every one, two or three years, or abstaining.

For the reasons described below, we recommend that our shareholders select a frequency of every year.

•

A shorter time period between advisory votes will enhance our Board’s understanding of the reasons for positive or negative vote results. An annual vote will provide near-immediate feedback on compensation decisions and allow the Board to link the results of each advisory vote to specific compensation actions or decisions.

•

Many of our compensation decisions, including salary adjustments and determination of annual cash incentive awards and long-term incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and allows our shareholders a formal opportunity to express their view on each year’s compensation decisions.

•

An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with shareholders. The Board considers frequent solicitation of our shareholders’ views, including on matters of executive compensation, as an important component of corporate governance.

Based on the factors discussed, our Board of Directors recommends that future say-on-pay votes occur every year until the next frequency vote. Shareholders are not being asked to approve or disapprove our Board of Director’s recommendation, but rather to indicate their choice among the following say-on-pay frequency options: every year, every two years or every three years, or to abstain from voting.

The affirmative vote of the holders of a majority in voting power of the shares which are present in person or by proxy and entitled to vote thereon at the Annual Meeting, provided a quorum is present, is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. Abstentions will have the same effect as voting against this proposal. The approval of this proposal is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. Broker non-votes represent votes not entitled to be cast on this matter and thus will have no effect on the outcome of this vote. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by shareholders to be the frequency that has been selected by our shareholders.

This vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Although the vote is non-binding, our Board of Directors values the opinions of our shareholders and will take into account the outcome of the vote when considering how frequently we should conduct a say-on-pay vote going forward. However, because this vote is advisory and not binding on our company or our Board of Directors, our Board of Directors may decide that it is in our company’s and our shareholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote for the option of Every Year for the frequency of future advisory votes to approve executive compensation.

PROPOSAL 5: APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

We are requesting that our stockholders approve the adoption of the Parsons Corporation Employee Stock Purchase Plan (the “Purchase Plan”). In October 2019, our Board approved the adoption of the Purchase Plan, effective January 1, 2020, but subject to stockholder approval of the Purchase Plan. The Purchase Plan is being submitted for stockholder approval in order to ensure that the Section 423 Component of the Purchase Plan (as described below) meets the requirements of Section 423 of the Code. If the Purchase Plan is not approved by our stockholders within 12 months of the date the Board approved the Purchase Plan, the Purchase Plan will terminate, will no longer be effective and all outstanding purchase rights granted under the current offering period will terminate and we will refund any participant contributions.

Overview of Proposed Purchase Plan

Background and Proposed Share Reserve

Our Board has unanimously adopted, subject to stockholder approval, the Purchase Plan for our employees and the employees of our participating subsidiaries and, with respect to the Non-Section 423 Component, our affiliates.

The Purchase Plan authorizes the issuance of 2,000,000 shares of our common stock.

The primary purpose of the Purchase Plan is to provide eligible employees with an opportunity to participate in the ownership of the Company by purchasing common stock of the Company through payroll deductions. The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of common stock at a discounted price.

We believe that our stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of capital provided by participants in the Purchase Plan.

We firmly believe that the Purchase Plan is a necessary and powerful incentive and retention tool that will benefit all of our stockholders. Specifically, the Purchase Plan will enable us to: (1) provide eligible employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, (2) enhance such employees’ sense of participation in the affairs of the Company, and (3) provide an incentive for continued employment. The Purchase Plan will also align the interests of employees with those of stockholders through increased stock ownership, including for those employees who are not currently eligible to participate in the ESOP.

Determination to Approve Purchase Plan

The table below presents information about the number of shares that were subject to outstanding equity awards under our equity incentive plans and the shares remaining available for issuance under those plans, each at February 21, 2020, and the proposed share reserve under the Purchase Plan.

The Purchase Plan and our 2019 Incentive Award Plan, or the 2019 Plan, are the only equity incentive plans we currently have in place pursuant to which new equity awards may be granted.

	Number of Shares (#)	As a % of Shares Outstanding(1)	Dollar Value ($)(2)
Legacy Plans
Outstanding RSUs granted in 2019 under RAU Plan(3)	144,296	0.15%	$6,214,829
Outstanding LTGP awards granted in 2019 under the LTGP (at “target” levels)(3)	306,051	0.31%	$13,181,617

2019 Plan
Share reserve under 2019 Plan(4)	11,700,000	11.78%	$503,919,000
Outstanding RSUs	83,170	0.08%	$3,582,132
Shares remaining available for issuance under 2019 Incentive Plan	10,630,171	10.7%	$457,841,465

Purchase Plan
Proposed share reserve under Purchase Plan	2,000,000	2.01%	$86,140,000

(1)	Based on 99,324,496 shares of our common stock outstanding as of February 21, 2020.
(2)	Based on the closing price of our common stock on February 21, 2020 of $43.07 per share.
(3)

Awards granted in 2019 under our RAU Plan and LTGP will be settled in shares. LTGP awards are reflected at “target” levels, and participants may vest in up to 200% of “target” under such awards based on performance during the three-year performance period.

(4)

The number of shares of our common stock reserved for issuance under the 2019 Incentive Plan is equal to (1) 11,700,000 shares, less (2) any shares issued pursuant to awards granted during 2019 under the LTGP or the RAU Plan. In no event will more than 11,700,000 shares be issued pursuant to awards under the 2019 Incentive Plan or the LTGP or the RAU Plan. Awards granted in 2019 under the RAU Plan and LTGP will be settled in shares of common stock, and, as of February 21, 2020, the maximum number of shares potentially issuable pursuant to outstanding awards granted in 2019 under the RAU Plan and the LTGP was 986,659 shares in the aggregate (assuming settlement of LTGP awards at “maximum” levels). No additional awards will be granted under the RAU Plan and LTGP, and awards granted prior to 2019 are cash-settled only. The number of shares remaining available for issuance under the 2019 Incentive Plan reflected in the table above assumes that the maximum number of shares issuable under the awards granted in 2019 under the RAU Plan and the LTGP Plan outstanding at February 21, 2020 will be settled in shares. However, in the event any of such awards are forfeited, they will no longer reduce the share reserve under the 2019 Incentive Plan.

Our Board approved the Purchase Plan based upon a recommendation of the Compensation Committee. In making its determination, the Compensation Committee and the Board considered various factors in determining the appropriate share reserve under the Purchase Plan, including:

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It is estimated that the shares reserved for issuance under the Purchase Plan (assuming approval of this Proposal 3) will be sufficient for awards for approximately ten years, noting that future circumstances, including employee participation rates and changes in our stock price, may change this. Based on the foregoing, we expect that we would require an increase to the share reserve under the Purchase Plan in approximately ten years (primarily dependent on employee participation levels, the future price of our shares and hiring activity during that time), noting again that the share reserve under the Purchase Plan could last for a longer or shorter period of time, depending on employee participation levels, the future price of our shares and hiring activity, which we cannot predict with any degree of certainty at this time.

•

We did not issue equity awards prior to fiscal year 2019. In fiscal year 2019, the end of year overhang rate was approximately 11.62%. If the Purchase Plan is approved, we expect our overhang at the end of 2020 will be approximately 13.61%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future equity awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

•

In fiscal year 2019, equity awards representing a total of approximately 598,219 shares (with PSUs at “target” levels) were granted under our equity plans, for an annual equity burn rate of 0.59%. Equity burn rate for this purpose is calculated by dividing (1) the number of shares subject to equity awards granted during the fiscal year by (2) the number of shares outstanding at the end of the period.

In light of the factors described above, and the fact that our Board believes that offering an employee stock purchase plan is important to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Purchase Plan is reasonable and appropriate at this time. Our Board will not create a subcommittee to evaluate the risks and benefits for issuing the shares reserved for issuance under the Purchase Plan.

Summary of the Purchase Plan

This section summarizes certain principal features of the Purchase Plan, subject to stockholder approval. The summary is qualified in its entirety by reference to the complete text of the Purchase Plan. Stockholders are urged to read the actual text of the Purchase Plan in its entirety which is set forth in Appendix B to this proxy statement.

General Nature.    The Purchase Plan will provide a means by which employees could be given an opportunity to purchase the Company’s stock and to assist them to provide for their future security and to encourage them to remain employees of the Company and its affiliates. Employees will make such purchases by participation in the regular offering periods under the Purchase Plan.

The Purchase Plan will have two components in order to give the Company increased flexibility in the granting of purchase rights under the Purchase Plan to U.S. and to non-U.S. employees. Specifically, the Purchase Plan authorizes the grant of options that are intended to qualify for favorable U.S. federal tax treatment (the “Section 423 Component”) under Section 423 of the Code. To facilitate participation for employees located outside of the U.S. in light of non-U.S. law and other considerations, the Purchase Plan also provides for the grant of options that are not intended to be tax-qualified under Code Section 423 (the “Non-Section 423 Component”). The plan administrator will designate offerings made under the Non-Section 423 Component and, except as otherwise noted below or provided in the Purchase Plan, the Section 423 Component and the Non-Section 423 Component generally will be operated and administered in the same way.

Authorized Shares. The maximum aggregate number of shares of the Company’s common stock that may be issued under the Purchase Plan is 2,000,000, all of which may be issued under the Section 423 Component or the Non-Section 423 Component, and any such shares issued upon exercise may consist of authorized and unissued shares or of treasury shares.

Plan Administration.    The Purchase Plan will be administered by the Compensation Committee of the Board. Subject to the provisions of the Purchase Plan, the plan administrator determines the terms and conditions of the offerings under the Purchase Plan; provided, however, that all participants granted purchase rights in an offering which are intended to comply with Section 423 of the Code will have the same rights and privileges within the meaning of Section 423 of the Code. For purposes of the Purchase Plan, the plan administrator may designate separate offerings under the Purchase Plan, the terms of which need not be identical, in which eligible employees of one or more participating companies will participate, even if the dates of the applicable offering periods in each such offering are identical, provided that the terms of participation are the same within each separate offering as determined under Section 423 of the Code.

The plan administrator may adopt sub-plans, appendices, rules and procedures relating to the operation and administration of the Purchase Plan to facilitate participation in the Purchase Plan by employees who are foreign nationals or employed outside the U.S. To the extent any sub-plan is inconsistent with the requirements of Section 423 of the Code, it will be considered part of the Non-Section 423 Component. The provisions of the Purchase Plan will govern any sub-plan unless superseded by the terms of such sub-plan.

Eligibility. Only employees may participate in the Purchase Plan. For this purpose, an “employee” is any person who is regularly employed by the Company or any of its subsidiaries or affiliates which have been designated by the Board as participating companies under the Purchase Plan. Only employees of majority-owned subsidiary corporations may participate in the Section 423 Component. No employee will be permitted to subscribe for shares under the Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time. The Compensation Committee may also exclude from participation (1) any employee that is a “highly compensated employee” of the Company or any participating company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act, and/or (2) any employee that has not met a service requirement designated by the Compensation Committee pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), and/or (3) any employee whose customary employment with the Company or any participating company is twenty hours or less per week and/or not more than five months per calendar year (or any lesser number of hours per week or months per calendar year designated by the Compensation Committee.

Participation in the Section 423 Component is further subject to the eligibility requirements of Section 423 of the Code.

If the grant of a purchase right under the Purchase Plan to any employee of a participating company who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Purchase Plan to violate the requirements of Section 423 of the Code, as determined by the Compensation Committee in its sole discretion, such employee will not be permitted to participate in the Section 423 Component of the Purchase Plan.

In addition, with respect to the Non-Section 423 Component, all of the foregoing rules will apply in determining who is an eligible employee, except the plan administrator may limit eligibility further within a participating company so as to only designate some employees of a participating company as eligible employees, and to the extent the foregoing eligibility rules are not consistent with applicable local laws.

As of February 2, 2020, the Company had 12,696 employees who were eligible to participate in the Purchase Plan had the Purchase Plan been in operation at such date and the subsidiaries or affiliates for whom such employees work been designated as participating companies under the Purchase Plan.

Offering Periods.    With the exception of the first offering period under the Purchase Plan, there will generally be one offering period under the Purchase Plan during each six-month period commencing January 1 and July 1 of each year of the Purchase Plan. The first offering period commenced on March 1, 2020 and will end on June 30, 2020 and will be only four months long. The first trading day of an offering period is referred to as the “Grant Date.” The last trading day of an offering period is referred to as the “Exercise Date.”

Purchase Price. The purchase price per share at which shares will be sold in an offering under the Purchase Plan is 95% of the fair market value of a share of the Company’s common stock on the Exercise Date. The Compensation Committee may change the purchase price for future offering periods, but the purchase price per share at which shares will be sold in an offering under the Purchase Plan may not be less than the lower of

(1) 85% of the fair market value of a share of the Company’s common stock on the Exercise Date or (2) 85% of the fair market value of a share of the Company’s common stock on the Grant Date. The fair market value of the Company’s common stock on a given date is the closing price as reported by the New York Stock Exchange. On February 21, 2020, the closing price of the Company’s common stock on the New York Stock Exchange was $43.07 per share.

Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is generally accumulated by payroll deductions over the offering period unless payroll deductions are not permitted in a jurisdiction outside the U.S. Each participant may authorize automatic payroll deductions in any multiple of 1% (up to a maximum of 10%) of his or her eligible compensation during the offering period. All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included with the general funds of the Company, unless the funds for non-U.S. participants must be segregated and held in a separate account. Funds received upon sales of stock under the Purchase Plan are used for general corporate purposes. An employee may purchase up to 3,000 shares during an offering period under the Purchase Plan. Any payroll deductions not applied to the purchase of shares will be refunded to the participant (other than amounts attributable to fractional shares, which amounts will be rolled over to the next offering period).

Withdrawal. A participant may terminate his or her interest in a given offering by signing and delivering (including electronically) a notice of withdrawal from the Purchase Plan within such number of days prior to the Exercise Date of the applicable offering period as is prescribed by the plan administrator for withdrawals.

Termination of Employment.    Termination of a participant’s employment for any reason, including retirement, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the Purchase Plan but may result in the participant participating in a different offering under the Purchase Plan. If the employment of a participant is terminated by the participant’s death, the executor of such participant’s will or the administrator of such participant’s estate may request payment of the balance in the participant’s account, in which event the payroll deductions credited to the participant’s account will be returned without interest to such participant’s heirs. If we do not receive such notice prior to the Exercise Date, the participant’s right to purchase shares under the Purchase Plan will be deemed to have been exercised on the Exercise Date. With respect to the Non-Section 423 Component, interest may apply to participant accounts to the extent required by applicable law and approved by the plan administrator.

Share Proration. Should the total number of shares of the Company’s common stock which are to be purchased under outstanding purchase rights on any Exercise Date exceed (1) the number of shares then available for issuance under the Purchase Plan or (2) the number of shares available for issuance under the Purchase Plan as of the commencement of that offering period, the Compensation Committee may make a pro rata allocation of the available shares in as nearly a uniform manner as possible, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Company’s common stock prorated to such individual, will be refunded to such participant.

Capital Changes. In the event any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Compensation Committee, affects the common stock such that an adjustment is determined by the Compensation Committee to adjust accordingly be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Purchase Plan or with respect to any outstanding purchase rights under the Purchase Plan, the Compensation Committee shall make equitable adjustments, if any, to reflect such change with respect to (1) the number of shares of common stock subject to the Purchase Plan, (2) the maximum number of shares of common stock a participant may purchase during an offering period, and (3) the number and the purchase price of shares of common stock subject to options outstanding under the Purchase Plan to preserve, but not increase, the rights of participants.

Effect of Certain Transactions. In the event of certain significant transactions or a change in control, or of changes in applicable laws, regulations or accounting principles, and whenever the Compensation Committee determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Purchase Plan or with respect to any right under the Purchase Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Compensation Committee may provide for (1) either the replacement or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights. No adjustment or action shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Purchase Plan to fail to satisfy the requirements of Section 423 of the Code.

Amendment and Termination of the Purchase Plan. The Purchase Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board. However, without approval of our stockholders, the Purchase Plan may not be amended to (1) increase the number of shares, or change the type of shares of common stock, reserved for issuance under the Purchase Plan, (2) amend the Purchase Plan in any manner which would cause the Section 423 Component of the Purchase Plan to no longer be an “employee stock purchase plan” within the meaning of the Code, or (3) amend the Purchase Plan in any manner that would require the approval of the Company’s stockholders under applicable law or the rules of the stock exchange on which the common stock is listed.

No purchase rights granted under the Purchase Plan will be exercised, and no shares of the Company’s stock will be issued under the Purchase Plan, until the Purchase Plan has been approved by our stockholders.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee who participates in the Purchase Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary also assumes that the Section 423 Component complies with Section 423 of the Code and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.

As described above, the Purchase Plan has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the Section 423 Component or the Non-Section 423 Component.

Tax Consequences to U.S. Participants in the Section 423 Component. The right of participants to make purchases under the Section 423 Component are intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Tax Consequences to U.S. Participants in the Non-Section 423 Component. A U.S. participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day he or she purchased the common stock less the purchase price.

When a participant sells the common stock he or she purchased under the Non-Section 423 Component of the Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased it. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.

Any compensation income that a participant receives upon the purchase of shares of common stock under the Non-Section 423 Component of the Purchase Plan is subject to withholding for income, Medicare and social security taxes, as applicable. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.

With respect to U.S. participants, we are entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.

New Plan Benefits

Because the number of shares that may be purchased under the Purchase Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of common stock have been issued under the Purchase Plan, and the exercise of any purchase rights under the first offering under the Purchase Plan are subject to approval of the Purchase Plan by stockholders.

The Board of Directors recommends a vote FOR the approval of the Employee Stock Purchase Plan.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,

Charles L. Harrington

McLean, Virginia

March  10, 2020

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND

PROXY PROCEDURES

The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on April 21, 2020, beginning at 8:00 a.m. (EDT) at Hilton McLean Tysons Corner, located at 7920 Jones Branch Dr., McLean, Virginia 22102.

Why am I receiving these proxy materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and describes issues on which we would like you to vote at our Annual Meeting of Stockholders. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the annual meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2019 and the proxy card, or a voting instruction card, for the annual meeting.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.

If you submit a proxy by using the Internet, by calling or by signing and returning the proxy card, you will appoint Charles L. Harrington and Michael R. Kolloway (with full power of substitution) as your representatives at the annual meeting. He or she will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to submit a proxy in advance by using the Internet, by calling or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the “Notice and Access” rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis if you submit your request in writing to our Secretary at 5875 Trinity Parkway #300, Centreville, Virginia 20120. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and the cost of the annual meeting.

Do I need an admission ticket to attend the annual meeting?

No; however, you must present both proof of ownership and valid photo identification to attend the annual meeting.

•

If you hold shares through an account with a bank or broker, contact your bank or broker to request a legal proxy from the owner of record to vote your shares in person. This will serve as proof of ownership.

•	A recent brokerage statement or letter from your broker showing that you owned shares in your account as of the record date, June 3, 2019, also serves as proof of ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted into the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the Company’s common stock are entitled to vote at the annual meeting. The Board has established the record date for the annual meeting as February 21, 2020. Only holders of record of the Company’s common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares must be present to hold the annual meeting?

In order for us to lawfully conduct business at the annual meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. This is referred to as a quorum.

How many shares may I vote?

On February 21, 2020, 146,440,701 shares of our common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.

What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board’s Voting Recommendation	Page Reference
No. 1	Election of three director nominees	FOR each nominee	6
No. 2	Ratification of appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered accounting firm for fiscal year 2020	FOR	64
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis (“CD&A”) of the proxy statement	FOR	65
No. 4	A non-binding advisory vote on the frequency of future advisory votes to approve named executive compensation	EVERY YEAR	66
No. 5	Approval of the Employee Stock Purchase Plan	FOR	67

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we mailed the proxy materials and our annual report to you directly.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the proxy materials and our annual report were forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions included in the mailing.

What is the procedure for voting?

If you are a stockholder of record of common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

Can I change my proxy?

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary of the Company at 5875 Trinity Parkway #300, Centreville, Virginia 20120. or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

Can other matters be decided at the annual meeting?

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

What if I am a stockholder of record and do not provide voting instructions when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees as set forth in this proxy statement;

•	FOR the ratification of the appointment of PwC as the Company’s independent registered accounting firm for fiscal 2020;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	EVERY YEAR for the frequency of future advisory votes to approve executive compensation; and

•	FOR the approval of the approval of the Employee Stock Purchase Plan.

What if I am a beneficial owner and do not give voting instructions to my broker?

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors, advisory vote on executive compensation and approval of the Fourth Amended and Restated Certificate of Incorporation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?

Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors whereby abstentions will not affect the outcome.

Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the non-routine proposals except for the approval of the Fourth Amended and Restated Certificate of Incorporation whereby a broker non-vote would have the effect of a vote “against” the proposal. For the routine proposal, the ratification of an independent registered public accounting firm, discretionary voting by a broker is permitted.

Who will count the votes?

A representative from Broadridge Financial Services will tabulate the votes and act as the inspector of election for the annual meeting.

Who will bear the costs of soliciting votes for the annual meeting?

We will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

When will the Company announce the voting results?

The preliminary voting results will be announced at the annual meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Can I receive a copy of the Annual Report?

The annual report of the Company on Form 10-K for the year ended December 31, 2019 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of February 21, 2020, the record date for the annual meeting.

What is “householding” and how does it affect me?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, if you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact Broadridge Householding Department, by writing Broadridge Householding Department at 51 Mercedes Way, Edgewood, NY 11717 or calling their toll free number, (866) 540-7095.

How do I submit a proposal for action at the annual of meeting of stockholders in 2021?

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by November 10, 2020. Proposals should be sent to the Secretary of the Company at 5875 Trinity Parkway #300, Centreville, Virginia 20120.

Pursuant to our amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2021 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 5875 Trinity Parkway #300, Centreville, Virginia 20120 containing certain information specified in the amended and restated bylaws and who was a stockholder of record at the time such notice was given.

Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than December 22, 2020 and no later than January 21, 2021, except that if the date of the 2021 Annual Meeting of Stockholders is more than thirty days before or more than sixty days after the one-year anniversary of the 2020 Annual Meeting, such notice must be delivered at the address no later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

APPENDIX A

RECONCILIATION OF NON-GAAP METRICS

A reconciliation of net income (loss) attributable to Parsons Corporation to adjusted EBITDA is set forth below (in thousands).

	December 29, 2017	December 31, 2018	December 31, 2019
Net income attributable to Parsons Corporation	$97,326	$222,337	$120,534
Interest expense, net	13,333	18,132	22,429
Income tax expense (benefit)	21,464	20,367	(69,886)
Depreciation and amortization	35,198	69,869	125,700
Net income attributable to noncontrolling interests	14,211	17,099	16,594
Litigation-related expenses (income) (a)	10,026	(129,674)	—
Amortization of deferred gain resulting from sale-leaseback transactions (b)	(7,283)	(7,253)	—
Equity-based compensation	19,016	16,487	65,744
Transaction-related costs (c)	1,190	12,942	34,353
Restructuring (d)	—	—	3,424
Other (e)	5,166	5,938	6,155

Adjusted EBITDA	$209,647	$246,244	$325,047

(a)

Fiscal 2017 reflects post-judgment interest expense recorded in “(Interest and other expenses) gain associated with claim on long-term contract” in our results of operations related to a judgment entered against the Company in 2014 in connection with a lawsuit against a joint venture in which the Company is the managing partner. Fiscal 2018 reflects a reversal of an accrued liability, with $55.1 million recorded to revenue and $74.6 million recorded to other income (“gain associated with claim on long-term contract”) in our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for a description of this matter, which was resolved in favor of the Company on June 13, 2018.

(b)

Reflects recognized deferred gains related to sales-leaseback transactions described in “Note 10-Sale-Leasebacks” in the notes to our consolidated financial statements included elsewhere in the Annual Report on Form 10-K.

(c)	Reflects costs incurred in connection with acquisitions, IPO, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

Adjusted EBITDA is a supplemental measure of our operating performance included in the Annual Report on Form 10-K because it is used by management and our board of directors to assess our financial performance both on a segment and on a consolidated basis. We discuss adjusted EBITDA because our management uses this measure for business planning purposes, including to manage the business against internal projected results of operations and to measure the performance of the business generally. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA is not a U.S. GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with U.S. GAAP. We define adjusted EBITDA as net income attributable to Parsons Corporation, adjusted to include net income attributable to noncontrolling interests and to exclude interest expense (net of interest income), provision for income taxes, depreciation and amortization and certain other items that we do not consider in our evaluation of ongoing operating performance. These other items include, among other things, impairment of goodwill, intangible and other assets, interest and other expenses recognized on litigation matters, amortization of deferred gain resulting from sale-leaseback transactions, expenses incurred in connection with acquisitions and other non-recurring transaction costs, equity-based compensation, and expenses related to our corporate restructuring initiatives. Adjusted EBITDA should not be construed as an inference that our future results will be unaffected

A-1

by unusual or non-recurring items. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our U.S. GAAP results in addition to using adjusted EBITDA supplementally. Our measure of adjusted EBITDA is not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

The following table shows adjusted EBITDA attributable to Parsons Corporation for each of our reportable segments and adjusted EBITDA attributable to noncontrolling interests:

	Fiscal Year Ended
(U.S. dollars in thousands)	December 29, 2017	December 31, 2018	December 31, 2019
Federal Solutions adjusted EBITDA attributable to Parsons Corporation	$95,354	$121,986	$169,100
Critical Infrastructure adjusted EBITDA attributable to Parsons Corporation	99,402	106,851	$138,851
Adjusted EBITDA attributable to noncontrolling interests	14,891	17,407	$17,096

Total adjusted EBITDA	$209,647	$246,244	$325,047

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results,” and “Note 21—Segments Information” in the notes to our consolidated financial statements included elsewhere in the Annual Report on Form 10-K for further discussion regarding our segment adjusted EBITDA attributable to Parsons Corporation.

(2)	Net Income Margin is calculated as net income including noncontrolling interest divided by revenue in the applicable period.
(3)	Adjusted EBITDA Margin is calculated as adjusted EBITDA divided by revenue in the applicable period.

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APPENDIX B

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Parsons Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), hereby adopts the Parsons Corporation Employee Stock Purchase Plan (the “Plan”). The purposes of the Plan are as follows:

(1)    To assist Employees of the Participating Companies in acquiring a stock ownership interest in the Company.

(2)    To help Employees provide for their future security and to encourage them to remain in the employment of the Participating Companies.

This Plan includes two components: a Code Section 423 Component (the “Section 423 Component”) and a non-Code Section 423 Component (the “Non-Section 423 Component”). It is the intention of the Company to have the Section 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Section 423 Component, accordingly, shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Committee and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Participating Companies in locations outside of the U.S. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Committee at or prior to the time of such Offering.

For purposes of this Plan, the Committee may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees of one or more Participating Companies will participate, even if the dates of the applicable Offering Period(s) in each such Offerings are identical, provided that the terms of participation are the same within each separate Offering as determined under Section 423 of the Code.

1.	DEFINITIONS

Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a)    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing (which, for avoidance of doubt, shall include any Subsidiary Corporation).

(b)    “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

(c)    “Board of Directors” or “Board” means the Board of Directors of the Company.

(d)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations thereunder.

(e)    “Committee” means the committee appointed to administer the Plan pursuant to Section 12 hereof.

(f)    “Company” means Parsons Corporation, a Delaware corporation.

(g)    “Effective Date” has the meaning assigned to that term in Section 14 hereof.

(h)    “Election Form” has the meaning assigned to that term in Section 3(c) hereof.

(i)    “Eligible Compensation” means, with respect to any Offering Period, an Eligible Employee’s base pay, including overtime payments and shift differentials, but excluding sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments, or, for Participants in non-U.S. jurisdictions, equivalent amounts as determined by the Committee. The Committee, in its discretion, may establish a different definition of Eligible Compensation on a prospective basis, which definition must be implemented on a uniform and nondiscriminatory basis for each Offering in the Section 423 Component,.

(j)    “Eligible Employee” means:

(i)    an Employee who does not, immediately after the Option is granted, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation.

(ii)    For purposes of this paragraph (j), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

(iii)    Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering as an Eligible Employee:

(A)    any Employee that is a “highly compensated employee” of the Company or any Participating Company (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (1) with compensation above a specified level, (2) who is an officer and/or (3) is subject to the disclosure requirements of Section 16(a) of the Exchange Act, and/or

(B)    any Employee that has not met a service requirement designated by the Committee pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years),

(C)    any Employee whose customary employment with the Company or any Participating Company is twenty hours or less per week and/or not more than five months per calendar year (or any lesser number of hours per week or months per calendar year designated by the Committee), and/or

(D)    any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a U.S. citizen or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (1) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (2) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering or the Option to violate the requirements of Section 423 of the Code;

provided that any exclusion in clauses (A), and/or (B) and/or (C) and/or (D) shall be applied in an identical manner under each Offering to all Employees of the Participating Companies in such Offering, in accordance with Treasury Regulation Section 1.423-2(e).

(iv)    With respect to the Non-Section 423 Component, all of the foregoing rules shall apply in determining who is an “Eligible Employee,” except (A) the Committee may limit eligibility further within a Participating Company so as to only designate some Employees of a Participating Company as Eligible Employees, and (B) to the extent the foregoing eligibility rules are not consistent with applicable local laws.

(k)    “Employee” means an individual who renders services to a Participating Company in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of the Section 423 Component, “Employee” shall not include any independent contractor or director of the Company or a Participating Company who does not render services to the Company or a Participating Company in the status of an employee within the meaning of Section 3401(c) of the Code. A Participant shall be deemed to have ceased to be an Employee either upon the Participant ceasing to provide services as an employee or upon the Subsidiary Corporation or Affiliate employing the Participant ceasing to be a Participating Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s attainment or termination of such status. For purposes of an individual’s participation in, or other rights under the Plan, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence (which, for purposes of the Section 423 Component, must meet the requirements of Treasury Regulation Section 1.421-1(h)(2)). For purposes of the Section 423 Component, where the period of an approved leave of absence exceeds three months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not provided either by statute or contract, the employment relationship shall be deemed to have terminated for purposes of the Plan on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(l)    “Enrollment Date” means the first day of each Offering Period.

(m)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(m)    “Exercise Date” means, with respect to any Option, the last Trading Day of the Offering Period for which the Option was granted.

(n)    “Fair Market Value” of a share of Stock as of a given date means the closing price of a share of Stock on the principal exchange on which the Stock is then trading, including, without limitation, The New York Stock Exchange, if any, on such date, or, if shares were not traded on such date, then on the most recent trading day during which a sale occurred.

(o)    “Grant Date” means, with respect to any Option, the first Trading Day of the Offering Period on which the Option is granted, as set forth in Section 3(b) hereof.

(p)    “Non-Section 423 Component” means the sub-plans, appendices, rules or procedures, if any, adopted by the Committee as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted pursuant to Offerings to non-U.S. Eligible Employees.

(q)    “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Sections 3 and 4. Unless otherwise specified by the Committee, each Offering to the Eligible Employees of the Company or a Participating Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(r)    “Offering Period” means, with the exception of the initial Offering Period under the Plan, the six-month periods commencing January 1 and July 1 of each Plan Year as specified in Section 3(b) hereof or such other dates which are six months apart as determined by the Committee. The initial Offering Period under the Plan shall be the four-month period commencing March 1, 2020 and ending on June 30, 2020. Options shall be granted on the Grant Date and exercised on the Exercise Date as provided in Sections 3(a) and 4(a) hereof. The Committee may establish a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding 27 months.

(s)    “Option” means an option granted under the Plan to an Eligible Employee to purchase shares of the Company’s Stock.

(t)    “Option Price” has the meaning set forth in Section 4(b) hereof.

(u)    “Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v)    “Participant” means an Eligible Employee who has complied with the provisions of Section 3(c) hereof.

(w)    “Participating Company” means the Company and such present or future Subsidiary Corporations or Affiliates of the Company as the Board of Directors or the Committee shall from time to time designate; provided, however, that at any given time, a Subsidiary Corporation that is a Participating Company in the Section 423 Component will not be a Participating Company in the Non-Section 423 Component. The designation by the Committee of Participating Companies and changes in such designations by the Committee shall not require stockholder approval. Only Subsidiary Corporations may be designated as Participating Companies for purposes of the Section 423 Component, and if an entity does not so qualify, it shall automatically be deemed to be a Participating Company in the Non-Section 423 Component.

(x)    “Participating Company Group” means, at any point in time, the Company and all other Subsidiary Corporations or Affiliates which are then Participating Companies.

(y)    “Payday” means the regular and recurring established day for payment of cash compensation to Employees of the Company or any Participating Company.

(z)    “Plan” means the Parsons Corporation Employee Stock Purchase Plan, including both the Section 423 Component and the Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

(aa)    “Plan Year” means the calendar year.

(bb)    “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements set forth in Section 423(b) of the Code.

(cc)    “Stock” means the Company’s common stock.

(dd)    “Subsidiary Corporation” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code.

(ee)    “Termination Date” means the date a Participant ceases to be an Eligible Employee.

(ff)    “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.

2.	STOCK SUBJECT TO THE PLAN

Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 2,000,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component. If an outstanding purchase right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that purchase right shall again be available for issuance under the Plan.

3.	GRANT OF OPTIONS

(a)    Eligibility. Any Eligible Employee who shall be employed by the Company or a Participating Company and meet the eligibility requirements hereunder on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Section 3 and the limitations imposed by Section 423(b) of the Code.

(b)    Grant of Options. The Company shall offer Options under the Plan to all Eligible Employees in successive Offering Periods. Each Option shall be granted on the Grant Date of an Offering Period and shall expire on the Exercise Date immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with Section 3(c) hereof for the Offering Period (or, if applicable, the contributions by each Participant in accordance with Section 3(f) or Section 3(g) hereof), divided by the Option Price, except with respect to fractional shares as provided in Section 4(a); provided, however, that the maximum number of shares subject to any Option shall not exceed 3,000. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on an Exercise Date, the Company shall pay to the Participant such amount in cash in one lump sum as soon as reasonably practicable following such Exercise Date, without any interest thereon, unless otherwise required by local law for Participants in non-U.S. jurisdictions. Further, the Committee may limit the number or value of the shares of Stock made available for purchase in a qualified period (e.g., 12 month period) by Participants in specified countries or working for specified Participating Companies, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular non-U.S. jurisdictions, provided that any such limitation is imposed under the Non-Section 423 Component or, with respect to any Offering under the Section 423 Component, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423 of the Code.

(c)    Election to Participate; Payroll Deduction Authorization. Except as provided in Section 3(f) or Section 3(g) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding an Enrollment Date (or such shorter or longer period as may be determined by the Committee) a completed and executed written or electronic payroll deduction authorization form in a form prepared by the Company (an “Election Form”). An Eligible Employee’s Election Form shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate such Participant’s payroll deduction election. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday during an Offering Period through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Election Form payable on such Payday, and such amount shall be credited to the Participant’s account under the Plan. Any Election Form shall remain in effect for each subsequent Offering Period on the terms contained therein until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to Section 6.

The Committee may adopt rules and procedures for the implementation and administration of payroll deduction elections and the grant and exercise of Options under the Plan, including the following:

(i)    whether a Participant’s payroll deduction election may be stated in terms of a dollar amount on each Payday, a percentage of Eligible Compensation on each Payday or in any other manner; provided that, in the absence of any determination by the Committee, a Participant’s payroll deduction election shall be stated in terms of a percentage of such Participant’s Eligible Compensation on each Payday;

(ii)    any minimum or maximum dollar or percentage limitations that apply to a Participant’s payroll deduction election; provided that, in the absence of any determination by the Committee, the minimum payroll deduction to be made by a Participant per Payday is 1% of Eligible Compensation (or $10.00, if a dollar amount is specified); provided, further, that in the absence of any determination by the Committee, the maximum payroll deduction to be made by a Participant per Payday is 10% of Eligible Compensation;

(iii)    whether a Participant may increase or decrease the rate of, or suspend, his or her payroll deductions during an Offering Period, which shall be accomplished by the Participant completing or filing with the Company a new Election Form authorizing a change in payroll deduction rate; provided that, in the absence of any determination by the Committee, a Participant may decrease or suspend, but not increase, the rate of his or her payroll deductions once during an Offering Period. The change in rate shall be effective with the first full payroll period following the Company’s receipt of the new Election Form (or such shorter or longer period as may be determined by the Committee, in its sole discretion). Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d) hereof, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period;

(iv)    determination of the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; and

(v)    determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

All such actions by the Company with respect to the Section 423 Component shall be consistent with the requirement under Section 423(b)(5) of the Code that all Participants shall have equal rights and privileges within the meaning of such section, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code.

(d)    $25,000 Limitation. No Eligible Employee shall be granted an Option under the Plan which permits his or her rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 to accrue at a rate which exceeds the $25,000 limit set forth in Section 423(b)(8) of the Code. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on an Exercise Date, the Company shall pay to the Participant such amount in cash in one lump sum as soon as reasonably practicable following such Exercise Date.

(e)    Decrease or Suspension of Payroll Deductions or Contributions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d) or the other limitations set forth in this Plan, a Participant’s payroll deductions or contributions may be suspended or discontinued by the Committee at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of shares of Stock by reason of Section 423(b)(8) of the Code, Section 3(d) or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date.

(f)    Leaves of Absence. During an approved leave of absence meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant may continue to participate in the Plan by means of payroll deduction for so long as such Participant continues to be an Eligible Employee, or, if such leave is unpaid and to the extent permitted by the Company, by making cash payments to the Company on each Payday equal to the amount of the Participant’s payroll deductions under the Plan for the Payday immediately preceding the first day of such Participant’s leave of absence.

(g)    Foreign Employees. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Committee may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Committee must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

4.	EXERCISE OF OPTIONS; OPTION PRICE

(a)    General Statement. Each Participant automatically and without any act on such Participant’s part shall be deemed to have exercised such Participant’s Option on the Exercise Date to the extent that the balance then in the Participant’s account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. Any cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of Stock upon exercise of an Option will be credited to such Participant’s account and carried forward and applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such Participant for the next following Offering Period. Fractional shares will not be issued.

(b)    Option Price Defined. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, the option price per share of Stock (the “Option Price”) to be paid by a Participant upon the exercise of the Participant’s Option during an Offering Period shall be equal to 95% of the Fair Market Value of a share of Stock on the Exercise Date; provided, however, that in no event shall the Option Price to be paid by a Participant upon the exercise of a Participant’s Option during an Offering Period be less than 85% of the Fair Market Value of a share of Stock on the Grant Date or on the Exercise Date, whichever is lower.

(c)    Delivery of Shares. As soon as practicable after the exercise of any Option, the Company will deliver to the Participant or his or her nominee the whole shares of Stock purchased by the Participant from funds credited to the Participant’s account under the Plan. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine and may be issued in certificated form or issued pursuant to book-entry procedures. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time, and/or may establish procedures to permit tracking of dispositions of shares. In the event the Company is required to obtain authority from any commission or agency to issue any such shares, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant’s account in cash in one lump sum.

(d)    Pro Rata Allocations. If the total number of shares of Stock for which Options are to be exercised on any Exercise Date exceeds the lesser of (i) the number of shares of Stock that were available for sale under the Plan on the Grant Date of the applicable Offering Period or (ii) the number of shares remaining unsold under the Plan (after deduction of all shares for which Options have theretofore been exercised) on such Exercise Date, the Committee may make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Participants which have not been applied to the purchase of shares of Stock shall be paid to such Participants in cash in one lump sum as soon as reasonably practicable after the Exercise Date. The Company may make pro rata allocation of the shares available on the Grant Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Grant Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date.

5.	WITHDRAWAL FROM THE PLAN

(a)    General Statement. Any Participant may withdraw from participation under the Plan at any time except the Company may create an administrative rule that prohibits a Participant from withdrawing during the last ten days of any Offering Period (or such shorter or longer period as may be determined by the Committee). A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a written or electronic form prepared by the Company (the “Withdrawal Election”) prior to the Exercise Date and within the deadline established by the Company. Upon receipt of a Participant’s Withdrawal Election, the Company shall pay to the Participant the amount of the balance in the Participant’s account under the Plan in cash in one lump sum as soon as reasonably practicable following the date of withdrawal. Upon receipt of a Participant’s Withdrawal Election by the Company, the Participant shall cease to participate in the Plan and the Participant’s Option shall terminate.

(b)    Eligibility Following Withdrawal. A Participant who withdraws from the Plan and who is still an Eligible Employee shall be eligible to participate again in the Plan as of any subsequent Grant Date by delivering to the Company an Election Form pursuant to Section 3(c) hereof.

6.	TERMINATION OR TRANSFER OF EMPLOYMENT

(a)    Termination of Employment Other than by Death. If a Participant ceases to be an Eligible Employee other than due to death, the Participant’s participation in the Plan automatically and without any act on the Participant’s part shall terminate as of the Termination Date. The Company will pay to the Participant the amount of the balance in the Participant’s account under the Plan as soon as reasonably practicable following the Termination Date. Upon a Participant’s termination of employment covered by this Section 6(a), the Participant’s Election Form, interest in the Plan and Option under the Plan shall terminate.

(b)    Termination By Death. If a Participant ceases to be a Eligible Employee due to death, the executor of the Participant’s will or the administrator of the Participant’s estate by written notice to the Company may request payment of the balance in the Participant’s account under the Plan, in which event the Company shall make such payment as soon as practicable after receiving such notice; upon receipt of such notice the Participant’s Election Form, in the Plan and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Exercise Date, the Participant’s Option shall be deemed to have been exercised on such Exercise Date and any cash remaining in such Participant’s account thereafter shall be distributed in cash pursuant to Section 5(a) hereof.

(c)    Transfer of Employment. A transfer of employment from one Participating Company to another shall not be treated as a termination of employment. If a Participant transfers employment from the Company or any Participating Company participating in the Section 423 Component to a Participating Company participating in the Non-Section 423 Component, he or she shall immediately cease to participate in the Section 423 Component; however, any Contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for his or her participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from a Participating Company participating in the Non-Section 423 Component to the Company or any Participating Company participating in the Section 423 Component shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which he or she is eligible to participate following such transfer. Notwithstanding the foregoing, the Committee may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

7.	RESTRICTION UPON ASSIGNMENT

An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s Option or any rights under the Participant’s Option.

8.	NO RIGHTS OF STOCKHOLDERS UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

9.	CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION

(a)    Changes in Capitalization. Subject to Section 9(c), in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Committee, affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Committee shall make equitable adjustments, if any, to reflect such change with respect to (i) the number of shares of Stock subject to the Plan pursuant to Section 2 above, and to preserve, but not increase, the rights of Participants hereunder, (ii) the maximum number of shares of Stock a Participant may purchase during an Offering Period pursuant to Section 3(b) above, and (iii) the number and the Option Price of shares of Stock subject to the Options outstanding under the Plan.

(b)    Other Adjustments. Subject to Section 9(c), in the event of any transaction or event described in Section 9(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate or Subsidiary Corporation of the Company, or the financial statements of the Company or any Affiliate or Subsidiary Corporation of the Company (including without limitation any change in control), or of changes in Applicable Laws, regulations or accounting principles, and whenever the Committee determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions:

(i)    To provide for either (A) termination of any outstanding Option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such Option had such right been currently exercisable or (B) the replacement of such outstanding Option with other rights or property selected by the Committee in its sole discretion;

(ii)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(iii)    To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Options under the Plan and/or in the terms and conditions of outstanding Options and Options which may be granted in the future;

(iv)    To provide that Participants’ accumulated payroll deductions may be used to purchase Stock prior to the next occurring Exercise Date on such date as the Committee determines in its sole discretion and the Participants’ rights under the ongoing Offering Period terminated; and

(v)    To provide that all outstanding Options shall terminate without being exercised.

(c)    No Adjustment Under Certain Circumstances. No adjustment or action described in this Section 9 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

(d)    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Option or the Option Price of any Option.

10.	USE OF FUNDS; NO INTEREST PAID

All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose, except for funds contributed under Offerings in which the local law of a non-U.S. jurisdiction requires that contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. No interest will be paid to any Participant or credited to any Participant’s account under the Plan with respect to such funds, except as may be required by local law in a non-U.S. jurisdiction. If the segregation of funds and/or payment of interest on any Participant’s account is so required, such provisions shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f). With respect to any Offering under the Non-Section 423 Component, the payment of interest shall apply as determined by the Committee (but absent any such determination, no interest shall apply).

11.	AMENDMENT OF THE PLAN

(a)    Amendment, Modification and Termination. The Board of Directors or the Committee may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval of the Company’s stockholders shall be required to amend the Plan (i) to increase the number of shares of Stock, or change the type of securities, reserved for sale pursuant to Options under the Plan pursuant to Section 2 above, or (ii) in any manner that would cause the Section 423 Component to no longer constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, or (iii) in any manner that would require the approval of the Company’s stockholders under Applicable Law or the rules of the stock exchange on which the shares of Stock are listed.

(b)    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Committee shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Eligible Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Eligible Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable that are consistent with the Plan.

(c)    Actions in the Event of Unfavorable Financial Accounting Consequences. In the event the Board of Directors or the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board of Directors or the Committee may, to the extent permitted under Section 423 of the Code with respect to Offerings under the Section 423 Component, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    subject to Section 4(b), altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board of Directors or Committee action; and

(iii)    amending the maximum percentage of Eligible Compensation a Participant may elect to contribute pursuant to Section 3(c); and

(iv)    reducing the maximum number of shares of Stock a Participant may purchase during any Offering Period pursuant to Section 2(a).

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

12.	ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

(a)    Appointment of Committee. The Plan shall be administered by the Committee, which shall be composed of two or more members of the Board of Directors, each of whom is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act, and which is otherwise constituted to comply with Applicable Law. Each member of the Committee shall serve for a term commencing on a date specified by the Board of Directors and continuing until the member dies or resigns or is removed from office by the Board of Directors. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. For the avoidance of doubt, the Committee shall also have the authority to determine which Participating Companies shall participate in the Non-Section 423 Component and which shall participate in the Section 423 Component.

(c)    Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

(d)    Compensation; Professional Assistance; Good Faith Actions. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

(e)    Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election or has been delegated such authority by the Committee.

13.	NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or an Affiliate or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation or Affiliate to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

14.	TERM; APPROVAL BY STOCKHOLDERS

This Plan shall be effective on January 1, 2020 (the “Effective Date”). The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted under this Plan prior to such stockholder approval, but no Options granted under this Plan shall be exercised, and no shares of Stock shall be issued hereunder, until this Plan shall have been approved by the stockholders of the Company. In the event this Plan shall not have been approved by the stockholders of the Company prior to the end of said 12-month period, all Options granted under this Plan shall be canceled and become null and void without being exercised.

The Plan shall terminate upon such date as is determined by the Company in its sole discretion. The Plan shall automatically be suspended on the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan pending approval of an increase in the number of shares available for issuance under the Plan. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

15.	EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation (a) to establish any other forms of incentives or compensation for Employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

16.	CONDITIONS TO ISSUANCE OF SHARES.

The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a)    The admission of such shares to listing on all stock exchanges, if any, on which the Stock is then listed;

(b)    The completion of any registration or other qualification or exemption of such shares under any federal, state, local or foreign law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any federal, state, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The payment to the Company of all amounts which it or the employer is required to withhold under federal, state, local or foreign law upon grant, exercise of the Option or sale of shares of Stock; and

(e)    The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

17.	TAX WITHHOLDING

At the time a Participant’s Option is granted or exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign income, social insurance and other payroll tax, payment on account, withholding obligations and employer social contribution liability due from a Participant, if any, of the Participating Company Group which arise upon the grant or exercise of the Option or upon such disposition of shares, respectively. The Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by an Employee, or a sale of a portion of the Stock purchased under the Plan, which sale may be required and initiated by the Company.

18.	CONFORMITY TO SECURITIES LAWS

Notwithstanding any other provision of this Plan, the participation in this Plan and all elections thereunder shall be subject to, and may be limited by, such rules and restrictions as the Committee may prescribe in order to comply with all applicable federal, state, local and foreign securities or exchange control laws. Without limiting the generality of the foregoing, this Plan and participation in this Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

19.	NOTIFICATION OF DISPOSITION

Each Participant who is a participant in the Section 423 Component shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made (a) within two years from the Grant Date of the Option or (b) within one year after the transfer of such shares to such Participant upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

20.	NOTICES

Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary at the Company’s principal executive offices and any notice to be given to any Eligible Employee or Participant shall be addressed to such Employee at such Employee’s last physical address as reflected in the Company’s records or to such Employee’s Company-provided e-mail address. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Eligible Employee or a Participant shall, if the Eligible Employee or Participant is then deceased, be given to the Eligible Employee’s or Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section. Any notice shall have been deemed duly given if personally delivered, sent by e-mail to an Employee as provided above or if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or other applicable governmental postal service in a non-U.S. jurisdiction.

21.	HEADINGS

Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

22.	EQUAL RIGHTS AND PRIVILEGES

All Eligible Employees granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges so that the Section 423 Component of the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code, except for differences approved by the Committee pursuant to Section 24 that are consistent with Section 423(b)(5) of the Code. Any provision of the Section 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board of Directors or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Participants participating in the Non-Section 423 Component need not have the same rights and privileges as Employees participating in the Section 423 Component.

23.	RULES FOR FOREIGN JURISDICTIONS

Notwithstanding any provision to the contrary in the Plan, the Committee may adopt such sub-plans or appendices relating to the operation and administration of the Plan as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed in non-U.S. jurisdictions, which sub-plans or appendices may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Committee. The rules of such appendices or sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 2, 11 and 14, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan shall govern the operation of such sub-plans or appendices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Eligible Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Committee also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an Option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of Options granted under the Plan or the same Offering to Employees resident solely in the U.S. To the extent any sub-plan or appendix or other changes approved by the Committee are inconsistent with the requirements of Section 423 of the Code or would jeopardize the tax-qualified status of the Section 423 Component, the change shall cause the Participating Companies affected thereby to be considered Participating Companies in a separate Offerings under the Non-Section 423 Component instead of the Section 423 Component. To the extent any Employee of a Participating Company in the Section 423 Component is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a U.S. citizen or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) and compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering or the Option to violate the requirements of Section 423 of the Code, such Employee shall be considered a Participant in a separate Offering under the Non-Section 423 Component. The Committee shall not be required to obtain the approval of the stockholders of the Company prior to the adoption, amendment or termination of any such sub-plan, appendix, rules or procedures.

24.	SECTION 409A OF THE CODE

The Section 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-Section 423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the

Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

25.	TAX-QUALIFICATION

Although the Company may endeavor to (a) qualify an Option for favorable tax treatment under the laws of the United States or non-U.S. jurisdictions or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 24. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

26.	REPORTS

Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of contributions, the Option Price, the number of shares of Stock purchased and the remaining cash balance, if any.

27.	DATES AND TIMES

All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Pacific Time. Business days for purposes of the Plan are U.S. business days.

28.	LANGUAGE

If a Participant has received this Plan or any document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

29.	INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS

Each Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country, if different, which may affect such Participant’s ability to directly or indirectly, for him- or herself or for a third party, acquire or sell, or attempt to sell, shares of Stock or rights to shares of Stock (e.g., the Options) under the Plan during such times as such Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction) or the trade in shares of Stock or the trade in rights to shares of Stock under the Plan. Any restrictions under these laws or regulations may be separate and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It shall be each Participant’s responsibility to comply with any applicable restrictions, and each Participant should speak with a personal advisor on this matter.

30.	FOREIGN ASSET/ACCOUNT REPORTING; EXCHANGE CONTROLS

Each country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect a Participant’s ability to purchase or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside such Participant’s country. A Participant may be required to report such accounts, assets or transactions to the tax or other authorities in such Participant’s country. A Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to such Participant’s country through a designated bank or broker and/or within a certain time after receipt. It shall be each Participant’s responsibility to be compliant with such regulations, and each Participant should consult a personal legal advisor for any details.

31.	ELECTRONIC FORMS

To the extent permitted by Applicable Law and in the discretion of the Committee, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator.

32.	GOVERNING LAW

Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Election Form shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

33.	NO REPRESENTATIONS WITH RESPECT TO TAX QUALIFICATION

Although the Company may endeavor to (a) qualify Options for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., options granted under Section 423 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

1.	APPLICATION

This Sub-Plan for International Participants in the Parsons Corporation Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to the rights granted to, and the shares of Stock purchased by, Eligible Employees in the countries set forth below.

The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.

2.	GLOBAL PROVISIONS

(a)    Data Protection. It shall be a term and condition for participation in the Plan that a Participant explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of a Participant’s personal “Data” (as defined below) by and among, as applicable, the Company, any Parent Corporation, Subsidiary Corporation or Affiliate and a Participant’s employing entity (the “Employer”), if different, and their affiliates (collectively, the “Company Group”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company Group holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, employee identification number, NRIC or passport number or equivalent, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data will be transferred to such stock plan service providers, as may be prudently selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States of America or elsewhere (and, if the Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. Each Participant hereby authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Company will also make the Data available to public authorities where required under locally Applicable Law. A Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing the Participant’s local human resources representative. A Participant’s refusal to provide consent or withdrawal of consent may affect the Participant’s ability to participate in the Plan. This section applies to information held, used or disclosed in any medium.

If Participant resides in the UK or the European Union, the Company Group will hold, collect and otherwise process certain Data as set out in the applicable Company’s GDPR-compliant data privacy notice, which will be or has been provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

(b)    Acknowledgment of Nature of Plan and Rights. In participating in the Plan, each Participant acknowledges that:

(i)    for employment and labor law purposes, the rights granted and the shares of Stock purchased under the Plan are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company, any Parent Corporation, Subsidiary Corporation or Affiliate or the Employer, and the award of rights is outside the scope of Participant’s service contract, if any;

(ii)    for employment and labor law purposes, the rights granted and the Shares purchased under the Plan are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its Parent Corporation, or any Subsidiary Corporation or Affiliate of the Company;

(iii)    the rights and the shares of Stock purchased under the Plan are not intended to be an integral component of compensation or to replace any pension rights or compensation;

(iv)    neither the rights nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any Participant any right with respect to service or continuation of current service and shall not be interpreted to form a service contract or relationship with the Company or any Subsidiary Corporation or Affiliate;

(v)    the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(vi)    if the underlying shares of Stock do not increase in value, the right may have no value; and

(vii)    if a Participant acquires shares of Stock, the value of the shares of Stock acquired upon purchase may increase or decrease in value, even below the Option Price.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

BAHRAIN

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Bahrain for the purpose of payment of taxes or who exercise all of their employment duties in Bahrain and forms an integral part of the Plan and Sub-Plan.

2.	ACCOUNTS AND PARTICIPATION

Each Participant’s accumulated payroll deductions under the Plan will be held in a segregated or trust account separate from the general funds of the Company. The Committee may establish procedures under the Plan and this Sub-Plan to ensure participation and administration of the Plan and Sub-Plan are in compliance with applicable laws, rules and regulations in Bahrain.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

CANADA

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Canada for the purpose of payment of taxes or who exercise all of their employment duties in Canada and forms an integral part of the Plan and Sub-Plan.

2.	LANGUAGE CONSENT

The parties acknowledge that it is their express wish that the Plan, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

3.	TERMINATION OF EMPLOYMENT

The following provision replaces Section 6(a) of the Plan:

In the event of termination of an Eligible Employee’s employment, the Eligible Employee’s right to purchase Shares under the Plan, if any, will terminate, and he or she shall be deemed to have elected to withdraw from the Plan, effective as of the Eligible Employee’s Termination Date.

“Termination Date” means in respect of an Eligible Employee whose employment, term or office with a Participating Company terminates for any reason, including by reason of retirement, resignation, death, disability, termination without cause, termination for cause (being the unilateral termination of an Eligible Employee’s employment by a Participating Company for a reason or reasons that are recognized under applicable law as justifying such termination of employment without the requirement to give any notice of the termination of employment to the Eligible Employee or provide pay in lieu of such notice), the last day of the Eligible Employee’s employment or term of office with a Participating Company, which in the event of a termination without cause shall include any statutory period of notice of termination or pay in lieu but shall exclude any additional notice or severance periods or pay in lieu in respect of which the Eligible Employee is in receipt of or may be eligible to receive at common law, pursuant to a contract, or otherwise. For greater certainty, (a) a Termination Date shall be determined without reference to any statutory severance or any contractual or common law notice of termination or pay in lieu that the Participant is entitled to or in receipt of; and (b) in no event will the Eligible Employee receive less than that required by applicable minimum employment standards legislation. The Committee shall have the exclusive discretion to determine when the Eligible Employee is no longer employed for purposes of the Plan in accordance with the Plan documents and applicable law.

The payroll deductions credited to such Eligible Employee’s account during the Offering Period shall be paid to such Eligible Employee or, in the case of his or her death, to the person or persons entitled thereto under Section 6(b) of the Plan, as soon as reasonably practicable and such Eligible Employee’s rights for the Offering Period shall be automatically terminated on the effective date described in the previous paragraph.

4.	APPROVED LEAVES OF ABSENCE

An Eligible Employee who is on an Approved Leave (as defined below) may, by written election, elect to suspend participation in the Plan, or, as applicable: (i) have payroll deductions in respect of the Plan continue; or (ii) where payroll deductions are not possible because the Approved Leave is unpaid, make cash payments to the Company, in the time and manner prescribed by the Company, with such payments to be equal to the amount of payroll deduction in effect in respect of the Plan for the pay period immediately prior to the Approved Leave.

“Approved Leave” means: (i) a paid leave of absence, approved by a Participating Company and paid through a Participating Company’s payroll, including, for greater certainty, a leave during which the Eligible Employee is in receipt of short-term disability benefits; or (ii) an unpaid leave of absence taken in accordance with applicable employment standards legislation during which the applicable legislation requires that the Eligible Employee be permitted to elect to continue participation in the Plan during the leave.

For greater certainty, a leave during which the Eligible Employee is in receipt of long-term disability benefits will not be considered an “Approved Leave.” To the extent a full Offering Period lapses without an Eligible Employee actively contributing to the Plan for such Offering Period, such Eligible Employee shall be considered to have reached his or her Termination Date, for purposes of the Plan, as of the last day of such Offering Period in accordance with Section 3 above.

5.	DATA PROTECTION

The Company collects and processes various types of information that is used to administer or support the Plan. “Personal Information” means information that can be used to identify or authenticate an individual but does not include business contact information and publicly available information.

In addition to the global provisions of the Sub-Plan, each Eligible Employee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant Personal Information from all personnel, professional or not, involved in the administration and operation of the Plan, where necessary or inadvertent, including personal biographical information (including an Eligible Employee’s name, address, gender and date of birth), tax reporting information (including a Social Insurance Number and citizenship information), as well as contact information. Each Eligible Employee further authorizes the Company Group and the Committee to disclose and discuss the Plan with their advisors, to the extent reasonably necessary to administer the Plan, including in relation to audits and communication of the Plan. Each Eligible Employee further authorizes the Company Group and the Committee to record Personal Information and Plan information, and to keep such information in the Eligible Employee’s employee file.

The Company affirms its commitment to ensure that all Personal Information of Eligible Employees collected, maintained and used, is kept confidential and used only for the purposes for which it is intended, and assumes responsibility for safeguarding such Personal Information in accordance with the Plan requirements and all applicable laws.

In the event of a security breach, the Company will take reasonable steps to comply with all applicable breach notification processes in accordance with applicable law. A security breach occurs when the security or confidentiality of Personal Information is comprised, and includes the unauthorized collection, use, or disclosure of Personal Information.

The measures that the Company will undertake to safeguard the security of Personal Information collected include, but are not necessarily limited to, taking the following steps commensurate with industry standards, as applicable: (i) limiting employee and contractor access to Personal Information; (ii) securing business facilities, data centers, paper files, services back-up systems and computing equipment; (iii) implementing network, device, database, and platform security in accordance with industry standards; (iv) securing information transmission, storage and disposal; (v) implementing appropriate personnel security and integrity procedures sand practices; and (vi) providing appropriate privacy and information security training to employees.

The administration of the Plan might entail storage of Personal Information outside of Canada, including in the following countries: United States of America. Eligible Employees will be clearly informed of such storage outside Canada and any changes thereto, and be provided with the contact information of an individual who can answer questions regarding the collection and use of Personal Information.

6.	NOTIFICATIONS

(a)    Securities Law Information. Each Eligible Employee understands that the Eligible Employee is permitted to sell Shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of Shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed.

(b)    Foreign Asset/Account Reporting Information. If a Participant is a Canadian resident, such Participant may be required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds a certain threshold at any time in the year. Foreign property includes Shares acquired under the Plan. The Shares must be reported, generally at a nil cost, if the cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if a Participant owns other Shares, this ACB may have to be leveraged with the ACB of the other Shares. The form T1135 generally must be filed by April 30 of the following year.

A Participant should note that this information is provided as a summary of applicable requirements and does not constitute tax advice. The tax consequences and tax reporting requirements related to participation in the Plan are subject to change. A Participant should further consult with his or her personal advisor to ensure compliance with the applicable reporting requirements.

7.	TAX CONSEQUENCES

The following provision supplements Section 17 of the Plan:

Regardless of any action the Company or the Employer takes with respect to satisfying its obligations to withhold any or all statutorily prescribed amounts, including income tax (including foreign, federal, provincial, and local tax), Canada Pension Plan (“CPP”) contributions, any payroll tax, payment on account, or other items or amounts related to a Participant’s participation in the Plan and legally applicable to a Participant (“Withholding Taxes”), the ultimate liability for all Withholding Taxes legally due by a Participant is and remains such Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Neither the Company and/or the Employer (i) make any representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of rights under the Plan, including but not limited to, the grant, vesting, exercise of the right, the issuance of Shares upon exercise, the subsequent sale of Shares acquired pursuant to the exercise of the right and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the rights under the Plan to reduce or eliminate a Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if a Participant has become subject to tax in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction. Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, a Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Withholding Taxes. In this regard, the Company and/or the Employer or their respective agents are authorized, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (A) accept a cash payment in USD in the amount of Withholding Taxes, (B) withhold whole Shares which would otherwise be delivered to a Participant having an aggregate fair market value, determined as of the Tax Date, or withhold an amount of cash from the Participant’s wages or other cash compensation which would otherwise be payable to the Participant by the Company and/or the Employer, equal to the amount necessary to satisfy any such obligations, (C) withhold from proceeds of the sale of Shares acquired upon exercise of the right either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), or (D) a cash payment to the Company by a broker-dealer acceptable to the Company to whom a Participant has submitted an irrevocable notice of exercise. To avoid negative accounting treatment, the Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding rates. If the obligation for Withholding Taxes is satisfied by withholding in Shares, for tax purposes, a Participant is deemed to have been issued the full number of Shares subject to the right, notwithstanding that a number of Shares are held back solely for the purpose of paying the Withholding Taxes. Finally, a Participant shall pay to the Company or the Employer any amount of Withholding Taxes that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company shall have sole discretion to deliver the Shares if a Participant fails to comply with such Participant’s obligations in connection with the Withholding Taxes as described in this section and each Participant unconditionally consents to and approves any such action taken by the Company. A Participant (or any beneficiary or person entitled to act on a Participant’s behalf) shall provide the Company with any forms, documents or other information reasonably required by the Company.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

FRANCE

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in France for the purpose of payment of taxes or who exercise all of their employment duties in France and forms an integral part of the Plan and Sub-Plan. Eligible Employees in France are advised that part-time and temporary Employees may be excluded from participation in the Plan.

2.	SECURITIES LAWS

The Plan does not require a prospectus to be submitted for approval to the French Financial Market Authority (the “Autorité des marchés financiers”). Persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the French Monetary and Financial Code may take part in the Plan solely for their own account, as provided in Articles D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Monetary and Financial Code. The financial instruments purchased under the Plan cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Monetary and Financial Code.

3.	TAX CONSEQUENCES

Any tax consequences arising from the vesting or distribution or otherwise pursuant to an Option or the Plan shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s individual income tax and the Eligible Employee’s social security contributions, if applicable). The Company Group shall be entitled to (a) withhold Eligible Employee’s social security contributions and individual income tax (if required) according to the requirements under Applicable Laws, rules and regulations, including withholding taxes at source and (b) report the income and requested details in respect of any Option and the Plan to the competent tax and social security authorities. Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

GERMANY

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Germany for the purpose of payment of taxes or who exercise all of their employment duties in Germany and forms an integral part of the Plan and Sub-Plan.

2.	DEFINITION OF EMPLOYEE

The definition of Employee shall, for the avoidance of doubt, include the directors of any German Participating Company who perform paid work for such German Participating Company under a director’s contract. Eligible Employees in Germany are advised that part-time and temporary Employees may be excluded from participation in the Plan.

3.	LEAVES OF ABSENCES

The Company’s discretion to grant Options under the Plan and Sub-Plan shall be exercised in a manner complying with German law, in particular with the labor law principle of equal treatment (arbeitsrechtlicher Gleichbehandlungsgrundsatz) and with the prohibition of discrimination (Diskriminierungsverbot). For the avoidance of doubt, any sick leave or other leave of absence as used in the Plan shall be interpreted and applied as compliant with German law.

4.	ACCOUNTS AND PARTICIPATION

Each Participant’s accumulated payroll deductions under the Plan will be held in an account owned and managed by the Participant. The Committee may establish procedures under the Plan and this Sub-Plan to ensure participation and administration of the Plan and Sub-Plan are in compliance with applicable German laws, rules and regulations.

5.	USE OF FUNDS

For the purposes of this Sub-Plan, Section 10 of the Plan does not apply.

6.	NO LEGAL CLAIM

The Participant acknowledges and agrees that any Option under the Plan and Sub-Plan is a voluntary one-time benefit, and that the Participant in the Plan and Sub-Plan does not have a legal claim for further Options.

7.	BOARD, ADMINISTRATOR AND COMMITTEE DISCRETION AND DECISIONS

The discretion of the Board, Committee and any committee under the Plan and the Sub-Plan, including their interpretation and any decisions taken thereunder, shall be exercised reasonably (nach billigem Ermessen) in accordance with German law.

8.	CONSENT TO PERSONAL DATA PROCESSING AND TRANSFER

The following provisions shall apply in lieu of Section 2(a) of the global provisions of the Sub-Plan:

It shall be a term and condition of each award under the Plan that an Eligible Employee acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, Parsons Corporation and its subsidiaries, all of which are collectively referred to in the alternative as “Parsons” or “our” or “we” (all together, the “Company Entities”), hold certain personal information, including the Eligible Employee’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants awarded, cancelled, purchased, vested, unvested or outstanding in the Eligible Employee’s favor, for the only purpose of managing and administering the Plan (“Data”). The Company Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Company Entities may also make the Data available to public authorities where required under locally Applicable Law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Eligible Employee separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Groh & Randel Steuerberater PartG mbB, Berliner Allee 62-66, DE-13088 Berlin for Germany payroll processing, Morgan Stanley Smith Barney LLC 1 New York Plaza, 38th Floor, New York, New York 10004 for stock administration, and CompIntelligence Inc 56 Driftway Lane, New Canaan, CT 06840 for ESPP administration. However, from time to time, the Company Entities may retain additional or different third parties for any of the purposes mentioned on which the Company will inform the Eligible Employee and seek additional consent of the Eligible Employee. The Eligible Employee hereby authorizes the Company Entities to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Eligible Employee to a third party with whom the Eligible Employee may have elected to have payment made pursuant to the Plan. A Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local Human Resources Director; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits under the Election Form. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

9.	TAXES AND OTHER WITHHOLDING

For the avoidance of doubt, any withholding and payment obligations under the Plan and the Sub-Plan shall be made by the relevant Participating Company employing the Eligible Employee when due and any taxes should always include German social security contributions (including the Eligible Employee’s portion) as well as any other mandatory withholding and pay obligations in accordance with German law.

10.	TAX CONSEQUENCES

Any tax consequences arising from the vesting or distribution or otherwise pursuant to an Option or the Plan shall be borne solely by the Eligible Employee (including, without limitation, the Eligible Employee’s individual income tax and the Eligible Employee’s social security contributions, if applicable). The Company

Group shall be entitled to (i) withhold an Eligible Employee’s social security contributions and individual income tax (if required) according to the requirements under Applicable Laws, rules and regulations, including withholding taxes at source and (ii) report the income and requested details in respect of any Option or the Plan to the competent tax and social security authorities. Furthermore, the Eligible Employee shall agree to indemnify the Company Group and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Employee.

11.	EXCHANGE CONTROL INFORMATION

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If a Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, a Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, a Participant must report on an annual basis if the Participant holds Shares that exceed 10% of the total voting capital of the Company.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

HONG KONG

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Hong Kong for the purpose of payment of taxes or who exercise all of their employment duties in Hong Kong and forms an integral part of the Plan and Sub-Plan.

2.	SECURITIES WARNING

The grant of the purchase rights and the issuance of shares upon purchase do not constitute a public offer of securities under Hong Kong law and are available only to employees. The Plan, this Sub-Plan, any enrollment forms and other incidental communication materials that the Eligible Employee may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. Each Eligible Employee is advised to exercise caution in relation to the offer. If a Eligible Employee is in any doubt about any of the contents of the Plan, this Sub-Plan, any enrollment forms and other communication materials, the Eligible Employee should obtain independent professional advice.

3.	NATURE OF SCHEME

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

KUWAIT

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Kuwait for the purpose of payment of taxes or who exercise all of their employment duties in Kuwait and forms an integral part of the Plan and Sub-Plan.

2.	ELIGIBLE COMPENSATION; PAYROLL DEDUCTIONS

To the extent necessary to ensure compliance with Private Sector Labor Law (Law No. 6 of 2010) (“Labor Law”), in no event shall more than 10% of an Eligible Employee’s compensation (as defined in the Labor Law) be deducted from any pay check.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

QATAR

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Qatar for the purpose of payment of taxes or who exercise all of their employment duties in Qatar and forms an integral part of the Plan and Sub-Plan.

2.	ELIGIBLE COMPENSATION; PAYROLL DEDUCTIONS

To the extent necessary to ensure compliance with Article 70 of the Labor Law No. 14 of 2014, in no event shall more than 10% of an Eligible Employee’s basic salary be deducted from any pay check.

Eligible Compensation shall mean an Eligible Employee’s basic salary only, and shall not include overtime and shift differentials.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

SINGAPORE

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the Shares purchased by, Eligible Employees who are (or are deemed to be) resident in Singapore for the purpose of payment of taxes or who exercise all of their employment duties in Singapore and forms an integral part of the Plan and Sub-Plan.

2.	SECURITIES LAW INFORMATION

The award of the Option to purchase shares of the Company’s Stock pursuant to the Plan is being made in reliance of Section 273(1)(f) of the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”) for which it is exempt from the prospectus requirements under the SFA.

3.	DIRECTOR / CEO NOTIFICATION OBLIGATION

If the Eligible Employee is a director or chief executive officer (as applicable) of a company incorporated in Singapore which is related to the Company (“Singapore Company”), the Eligible Employee is subject to certain disclosure / notification requirements under the Companies Act (Cap. 50) of Singapore. Among these requirements is an obligation to notify the Singapore Company in writing when the Eligible Employee acquires an interest (such as shares, debentures, participatory interests, rights, options and contracts) in the Company (e.g., the Option, the shares in the Company’s Stock or any other award). In addition, the Eligible Employee must notify the Singapore Company when the Eligible Employee disposes of such interest in the Company (including when the Eligible Employee sells shares in the Company’s Stock issued upon vesting and settlement of the Option). These notifications must be made within two days of acquiring or disposing of any such interest in the Company. In addition, a notification of the Eligible Employee’s interests in the Company must be made within two business days of becoming a director or chief executive officer (as applicable).

In this regard:

(a)    A “director” includes any person occupying the position of a director of a corporation by whatever name called and includes a person in accordance with whose directions or instructions the directors or the majority of the directors of a corporation are accustomed to act and an alternate or substitute director.

(b)    A “chief executive officer”, in relation to a company, means any one or more persons, by whatever name described, who:

(i)    is in direct employment of, or acting for or by arrangement with, the company; and

(ii)    is principally responsible for the management and conduct of the business of the company, or part of the business of the company, as the case may be.

(c)    The Singapore Company will be deemed to be related to the Company if the Singapore Company is:

(i)    the holding company of the Company;

(ii)    a subsidiary of the Company; or

(iii)    a subsidiary of the holding company of the Company.

(d)    “Business day” means any day other than a Saturday, Sunday or public holiday in Singapore.

4.	TAX CONSEQUENCES

(e)    The Eligible Employee agrees to indemnify and keep indemnified the Company Group and the Employer from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of an Option; (ii) the acquisition by the Eligible Employee of the shares on exercise of the option; or (iii) the disposal of any shares of Stock (a “Tax Liability”).

(f)    Without prejudice to the terms of the Plan, an Option cannot be exercised, and no shares of Stock may be purchased with respect thereto, until the Eligible Employee has made such arrangements as the Company or the Employer may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the shares of Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company, the Company Group or the Employer may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)    deduction from salary or other payments due to the Eligible Employee; or

(ii)    withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Stock (otherwise to be acquired by the Eligible Employee on the exercise of the Option) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares, where the company intends to sell the shares to meet the Tax Liability); or

(iii)    withholding the issue, allotment or transfer to the Eligible Employee of the shares of Stock otherwise to be acquired by the Eligible Employee pursuant to the Option until the Eligible Employee has demonstrated to the satisfaction of the Company Group or the Employer that he or she has given irrevocable instructions to a third party (for example a broker) satisfactory to the Company Group or the Employer to sell sufficient of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv)    where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the Option, a deduction from the payment made to him or her as consideration for such release or assignment.

(g)    Paragraph (b) will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the Option, paid to the Company Group or the Employer, in cleared funds, a sum equal to the applicable Tax Liability.

(h)    In the event that the Eligible Employee should be granted an Option in connection with the Eligible Employee’s employment in Singapore, any gains or profits enjoyed by the Eligible Employee arising from the vesting of such Option will be taxable in Singapore as part of the Eligible Employee’s employment remuneration regardless of when the Option vests or where the Eligible Employee is at the time the Option vests. The Eligible Employee may, however, be eligible to enjoy deferment of such taxes under incentive schemes operated by the Inland Revenue Authority of Singapore if the qualifying criteria relating thereto are met. The Eligible Employee is advised to seek professional tax advice as to the Eligible Employee’s tax liabilities including, to the extent the Eligible Employee is a foreigner, how such gains or profits aforesaid will be taxed at the time the Eligible Employee ceases to work in Singapore.

(i)    All taxes (including income tax) arising from the award of any Option or the vesting of any Option thereon shall be borne by the Eligible Employee.

(j)    Where the Eligible Employee is a non-citizen of Singapore and about to leave employment with the Employing Entity (as defined below), the Employing Entity may be required under the Income Tax Act (Cap. 134) of Singapore to deduct or withhold taxes arising from the vesting of the option from the Eligible Employee’s emoluments. An amount equal to the tax amount required to be deducted or withheld will have to be so deducted or withheld by the Employing Entity and paid to the Singapore tax authorities. Emoluments include income from gains or profits from any employment, which includes any wages, salary, leave pay, fee, commission, bonus, gratuity, perquisite or allowance (other than certain types of allowance) paid or granted in respect of the employment whether in money or otherwise, and any gains or profits, directly or indirectly, derived by any person from a right or benefit to acquire shares in any company where such right or benefit is obtained by reason of any office or employment held by him or her. “Employing Entity” shall mean the Company, a Singapore subsidiary of the Company, other affiliated company or any other person paying such emoluments, whether on his or her account or on behalf of another person.

PARSONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SUB-PLAN FOR

INTERNATIONAL PARTICIPANTS

UNITED KINGDOM

1.	APPLICATION

This section sets forth additional terms and conditions applicable to the rights granted to, and the shares of Stock purchased by, Eligible Employees who are (or are deemed to be) resident in the United Kingdom for the purpose of payment of taxes or who exercise all of their employment duties in the United Kingdom and forms an integral part of the Plan and Sub-Plan.

2.	TAX CONSEQUENCES

(a)    The Eligible Employee agrees to indemnify and keep indemnified the Company Group from and against any liability for or obligation to pay any tax liability that is attributable to: (i) the grant or exercise of a right under the Plan; (ii) the acquisition by the Eligible Employee of Shares on exercise of the right; or (iii) the disposal of any shares of Stock (each, a “Tax Liability”).

(b)    At the discretion of the Committee, Options granted under the Plan cannot be exercised until the Eligible Employee has entered into an election with the Company or the Employer as appropriate (in a form approved by the Employer and HMRC) (a “joint election”) under which any liability of the Company Group for Employer’s National Insurance Contributions arising in respect of the grant, exercise of or other dealing in the rights granted under the Plan, or the acquisition of shares of Stock on exercise of the right, is transferred to and met by the Eligible Employee.

(c)    Without prejudice to the terms of the Plan, rights cannot be exercised until the Eligible Employee has made such arrangements as the Company Group may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the right and/or the acquisition of the shares of Stock by the Eligible Employee. Where any Tax Liability is likely to arise, the Company Group may recover from the Eligible Employee an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i)    deduction from salary or other payments due to the Eligible Employee;

(ii)    withholding the issue, allotment or transfer to the Eligible Employee of that number of shares of Stock (otherwise to be acquired by the Eligible Employee on the exercise of the right) whose aggregate market value on date of exercise is, so far as possible, equal to, but not less than, the amount of Tax Liability (together with the fees and expenses incurred in the sale of the shares of Stock, where the Company intends to sell the shares to meet the Tax Liability);

(iii)    withholding the issue, allotment or transfer to the Eligible Employee of the shares of Stock otherwise to be acquired by the Eligible Employee pursuant to the right until the Eligible Employee has demonstrated to the satisfaction of the Company Group that he has given irrevocable instructions to a third party (for example, a broker) satisfactory to the Company Group to sell a sufficient number of those shares to ensure the net proceeds are so far as possible, equal to but not less than, the amount of the Tax Liability; or

(iv)    where the Tax Liability arises as a result of a release or assignment by the Eligible Employee of the right, a deduction from the payment made to him as consideration for such release or assignment.

(d)    Section 2(c) of this Sub-Plan will not apply where the Eligible Employee has, before the allotment, issuance or transfer of the shares of Stock to be issued or transferred to the Eligible Employee as a result of the exercise of the right, paid to the Company Group, in cleared funds a sum equal to the Tax Liability arising on the exercise of the right.

PARSONS CORPORATION 5875 TRINITY PARKWAY, SUITE 300 CENTREVILLE, VA 20120 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PSN2020 The Company reserves the right to cancel the in-person option and conduct the annual meeting exclusively via Internet. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E99279-P32117 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PARSONS CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote "FOR" the following: 1. Election of Directors Nominees: 01) Letitia A. Long 02) James McGovern 03) Harry T. McMahon The Board of Directors recommends you vote "FOR" proposals 2 and 3. For Against Abstain 2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for fiscal year 2020. 3. To approve, by non-binding advisory vote, the compensation program for the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis of the proxy statement. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Year 3 Year Abstain 4. To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote "FOR" the following proposal: 5. To approve the Employee Stock Purchase Plan. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 5, FOR 1 year on item 4. If any other matters properly come before the meeting or if cumulative voting is required, the person named in this proxy will vote in their discretion. Signature (Joint Owners) DatePARSONS CORPORATION 5875 TRINITY PARKWAY, SUITE 300 CENTREVILLE, VA 20120 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PSN2020 The Company reserves the right to cancel the in-person option and conduct the annual meeting exclusively via Internet. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E99279-P32117 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PARSONS CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote "FOR" the following: 1. Election of Directors Nominees: 01) Letitia A. Long 02) James McGovern 03) Harry T. McMahon The Board of Directors recommends you vote "FOR" proposals 2 and 3. For Against Abstain 2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company's independent registered accounting firm for fiscal year 2020. 3. To approve, by non-binding advisory vote, the compensation program for the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis of the proxy statement. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote 1 year on the following proposal: 1 Year 2 Year 3 Year Abstain 4. To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote "FOR" the following proposal: For Against Abstain 5. To approve the Employee Stock Purchase Plan. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 5, FOR 1 year on item 4. If any other matters properly come before the meeting or if cumulative voting is required, the person named in this proxy will vote in their discretion. Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com. E99280-P32117 PARSONS CORPORATION Annual Meeting of Stockholders April 21, 2020 This proxy is solicited by the Board of Directors The undersigned hereby appoints Charles L. Harrington and Michael R. Kolloway, or either of them, as proxies, each with the power to appoint to substitute each, and hereby authorizes them to represent and to vote, as designated on the reverse side of the this ballot, all of the shares of Common Stock of Parsons Corporation that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Eastern Time on April 21, 2020, at the Hilton McLean Tysons Corner, located at 7290 Jones Branch Drive, McLean, Virginia 22102, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 5 AND FOR 1 YEAR ON PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side